Form 10-K, Exhibit 13
period 1995-10-28
WALKER B B CO
filed 1996-02-09
CIK 104218

                                                                    Exhibit 13
                                                                    ----------






                       B.B. WALKER COMPANY AND SUBSIDIARY


                   FORTY-EIGHTH ANNUAL REPORT TO SHAREHOLDERS


                                OCTOBER 28, 1995

                              1995 ANNUAL REPORT

                         B.B. WALKER COMPANY PROFILE

B.B. WALKER COMPANY is a publicly held manufacturer and distributor of men's and women's footwear, whose common stock is registered with the Securities and Exchange Commission and is traded in the Over The Counter Securities Market.
A substantial portion of the Company's common stock is owned by employees through participation in the Employee Stock Ownership Plan and Trust and by many employees individually.

Founded in 1947 in Asheboro, North Carolina and incorporated in 1952 in the State of North Carolina, the Company presently markets high quality, medium-priced western and work/outdoor boots and shoes. A majority of the Company's sales are under B.B. Walker trademarked brands. The Company's marketing efforts are organized into three divisions: Western Boot, Work/Outdoor, and Private Label. The Company also operates three retail stores.

THE WORK/OUTDOOR DIVISION, markets quality boots and shoes for work, outdoor and safety use under the WALKER FOOTWEAR THAT WORKS brand. The mainstays of this line are all-leather lace-up and pull-on utility boots. Through its GOLDEN RETRIEVER brand, this division offers over 100 styles of work/outdoor boots, including pull-on, lace-up, lined, insulated and waterproof, in a variety of heights, soles and constructions. B.B. Walker's work/outdoor lines are manufactured at the Company's Asheboro facilities.

THE WESTERN BOOT DIVISION, through its ABILENE brand, offers high quality all-leather boots for the traditional boot wearer. The SAGE brand, also marketed by this division, is offered at a lower price point and features bright colors and accents. The ABILENE and SAGE lines are manufactured at the Company's facility in Somerset, Pennsylvania.

THE PRIVATE LABEL DIVISION, has historically made shoes for large retailers and other manufacturers. Most of the Company's private label products consist of work/outdoor footwear.

                                   ---------

B.B. WALKER COMPANY and its subsidiary are equal opportunity employers. All matters regarding recruiting, hiring, training, compensation, benefits, promotion, transfers and other personnel policies will continue to be free from all discriminatory practices.

The Company and its subsidiary employ 637 people at October 28, 1995.

     Contents

       Financial Highlights
       Message to Shareholders
       Consolidated Financial Statments and Notes
       Report of Independent Accountants
       Selected Financial Data
       Mangement's Discussion and Analysis of Results
         of Operations and Financial Condition
       Stock Prices
       Officers and Directors

                      B.B. WALKER COMPANY AND SUBSIDIARY
                             FINANCIAL HIGHLIGHTS

                                                  Fiscal Year Ended
                                       ---------------------------------------
                                       October 28,   October 29,   October 30,
                                          1995          1994          1993
                                       -----------   -----------   -----------
(In thousands, except per share data)
OPERATIONS
  Net sales                             $  43,453     $  51,148     $  55,777
                                         ========      ========      ========
  Income (loss) before income taxes
    and minority interest                  (1,868)          812         3,055

  Provision for (benefit from)
    income taxes                             (626)          336         1,160
  Minority interest                            (2)           (2)           (2)
                                         --------      --------      --------
  Net income (loss)                     $  (1,244)    $     474     $   1,893
                                         ========      ========      ========

  EARNINGS (LOSS) PER SHARE OF COMMON
    STOCK AND COMMON STOCK EQUIVALENTS  $    (.72)    $     .26     $    1.14
                                         ========      ========      ========
  Average number of shares outstanding      1,744         1,783         1,650
                                         ========      ========      ========

  EARNINGS (LOSS) PER SHARE OF COMMON
    STOCK AND COMMON STOCK EQUIVALENTS
    -ASSUMING FULL DILUTION             $    (.72)    $     .26     $    1.12
                                         ========      ========      ========
  Average number of shares outstanding      1,744         1,783         1,679
                                         ========      ========      ========

FINANCIAL CONDITION
  Current assets                        $  30,898     $  30,264     $  27,672
  Current liabilities                      21,533        20,510        17,357
  Working capital                           9,365         9,754        10,315
  Current ratio                         1.43 to 1     1.48 to 1     1.59 to 1
  Long-term obligations,
    non-current portion                     4,257         3,692         3,189
  Shareholders' equity                      8,553         9,780         9,447
  Book value per common share (1)            4.91          5.56          5.47


(1) Information adjusted for three-for-two stock split paid on March 24, 1994.

                                B.B. WALKER COMPANY
                                CHAIRMAN'S MESSAGE

TO OUR SHAREHOLDERS

Fiscal 1995 was a very difficult year for our Company, a year which saw much of the footwear industry reporting poorer results than prior years. Lower sales at the retail level have resulted in overstocked inventories which retailers have to manage and reduce to a workable level. As a Company, we have had to market and price our products in response to this tough retail environment which had an impact on our operating results.

Revenues for the fiscal year ended October 28, 1995 were $43,533,000 compared to $51,264,000 for the fiscal year ended October 29, 1994. The Company reported a net loss for 1995 of $1,244,000 and net income of $474,000 for 1994.

Revenues for the fourth quarter of fiscal 1995 were $12,239,000 compared to $14,430,000 in the fourth quarter of fiscal 1994. The net loss for the fourth quarter of 1995 was $53,000. In 1994, the fourth quarter reflected income of $454,000.

The Company has taken several positive steps to address our situation and return to profitability in 1996. For several months now, management has reviewed the Company's cost structure in relation to its level of operations and identified cost savings opportunities. Plans have been implemented to cut operating costs where possible and reduce staffing levels to match our level of operations. This process will continue into fiscal 1996.

In December 1995, the Company announced a reorganization of its internal structure. The Company is focusing on serving two markets for footwear, western boots and work/outdoor boots. Each of these markets have distinctive characteristics that distinguishes one from the other. The reorganization will create two separate divisions that will operate independently and be supported by a small corporate staff. The new divisions will focus on serving western boot customers and work/outdoor boot customers, respectively, which will include both instock and private label accounts. Each division will be vertically integrated and will be led by a general manager who will assume responsibility for all phases of manufacturing, marketing and distribution of the respective division's products. By eliminating functional lines, each division will be more responsive in serving our customers and providing products to the market on a more timely basis.

Finally, the Company is aggressively pursuing new markets for its products that have not traditionally been served in the past. There are many opportunities available to the Company to gain sales volume and better utilize existing capacity in our two plants. As we begin to capitalize on these efforts, we will see an improvement in our operating results.

We appreciate the support and loyalty of our customers, shareholders and employees.

                                             Sincerely,

                                             KENT T. ANDERSON
                                             -------------------------------
                                             Kent T. Anderson
                                             Chairman of the Board, Chief
                                             Executive Officer and President

                       B.B. WALKER COMPANY AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 28,  October 29,  October 30,
                                            1995         1994          1993
                                         -----------  -----------  -----------
(In thousands, except per share data)
Revenues:
 Net sales (Note 11)                       $ 43,453     $ 51,148     $ 55,777
 Interest and other income                       80          116          102
                                            -------      -------      -------
                                             43,533       51,264       55,879
                                            -------      -------      -------
Costs and expenses:
 Cost of products sold                       32,781       37,506       39,921
 Selling and administrative expenses         10,359       11,040       11,226
 Depreciation and amortization                  667          610          544
 Interest expense                             1,594        1,156        1,133
 Costs of uncompleted securities
  offering (Note 13)                            -            140          -
                                            -------      -------      -------
                                             45,401       50,452       52,824
                                            -------      -------      -------
    Income (loss) before income taxes
      and minority interest                  (1,868)         812        3,055

 Provision for (benefit from)
  income taxes (Note 7)                        (626)         336        1,160
 Minority interest                               (2)          (2)          (2)
                                            -------      -------      -------
    Net income (loss)                      $ (1,244)    $    474     $  1,893
                                            =======      =======      =======
Earnings (loss) per share of common stock
 and common stock equivalents (Note 1)     $   (.72)    $    .26     $   1.14
                                            =======      =======      =======
Earnings (loss) per share of common stock
 and common stock equivalents - assuming
 full dilution (Note 1)                    $   (.72)    $    .26     $   1.12
                                            =======      =======      =======


The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B.B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                     October 28,  October 29,
                                                        1995         1994
                                                     -----------  -----------
(In thousands, except share data)
CURRENT ASSETS:
  Cash                                                $       1    $       1
  Accounts receivable, less allowance for doubtful
    accounts of $521 in 1995 and $778 in 1994 (Note 4)   13,467       13,736
  Inventories (Notes 2 and 4)                            15,828       15,403
  Prepaid expenses                                          311          240
  Income tax recovery receivable (Note 7)                   613         -
  Deferred income tax benefit, current (Note 7)             678          884
                                                        -------      -------
    Total current assets                                 30,898       30,264

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
depreciation and amortization (Notes 3, 5 and 6)          2,968        3,593

DEFERRED INCOME TAX BENEFIT, LONG-TERM (Note 7)              92           80

OTHER ASSETS                                                419           79
                                                        -------      -------


                                                      $  34,377    $  34,016
                                                        =======      =======



The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B.B. WALKER COMPANY AND SUBSIDIARY
                    CONSOLIDATED BALANCE SHEETS, CONTINUED

                     LIABILITIES AND SHAREHOLDERS' EQUITY

                                                     October 28,  October 29,
                                                        1995         1994
                                                     -----------  -----------
CURRENT LIABILITIES:
  Borrowings under finance agreement (Note 4)         $  14,012    $  12,890
  Portion of long-term obligations payable
    within one year (Note 5)                              1,088          500
  Accounts payable, trade                                 5,210        5,489
  Accrued salaries, wages and bonuses                       591          678
  Other accounts payable and accrued liabilities            632          916
  Income taxes payable (Note 7)                            -              37
                                                        -------      -------
    Total current liabilities                            21,533       20,510
                                                        -------      -------

LONG-TERM OBLIGATIONS (Note 5)                            4,257        2,996

SHORT TERM DEBT TO BE REFINANCED (Note 6)                  -             696

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARY                34           34

SHAREHOLDERS' EQUITY (Notes 10 and 12):
  7% cumulative preferred stock, $100 par value,
    1,150 shares authorized, 828 shares issued
    and outstanding in 1995 and 1994                         83           83
  Common stock, $1 par value, 6,000,000 shares
    authorized, 1,726,535 shares in 1995 and
    1,743,520 shares in 1994 issued and outstanding       1,727        1,744
  Capital in excess of par value                          2,724        2,842
  Retained earnings                                       4,158        5,408
  Equity loans collateralized by Company
    common stock                                           (139)        (297)
                                                        -------      -------
    Total shareholders' equity                            8,553        9,780
                                                        -------      -------

COMMITMENTS AND CONTINGENCIES (Note 9)

                                                      $  34,377    $  34,016
                                                        =======      =======



The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B.B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 28,  October 29,  October 30,
                                            1995         1994          1993
                                         -----------  -----------  -----------

(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                          $ (1,244)    $    474     $  1,893
Adjustments to reconcile net income (loss)
  to net cash provided by (used for)
  operating activities:
Depreciation and amortization                   667          610          544
Gain on sale of fixed assets                   -              (3)         (15)
Deferred income taxes                           194           66         (206)
(Increase) decrease in:
  Accounts receivable, trade (net)              269          620       (1,829)
  Inventories                                  (425)      (3,181)        (582)
  Prepaid expenses                              (71)        (122)         (11)
  Other assets                                   (8)          74           (3)
Increase (decrease) in:
  Accounts payable, trade                      (279)       1,308          303
  Accrued salaries, wages and bonuses           (87)         (12)         (42)
  Other accounts payable and
    accrued liabilities                        (284)        (612)         625
  Income taxes payable                         (650)        (588)          61
                                            -------      -------      -------
Net cash provided by (used for)
  operating activities                       (1,918)      (1,366)         738
                                            -------      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                            (43)      (2,045)        (545)
Proceeds from disposal of property, plant
  and equipment                                   1            3           24
                                            -------      -------      -------
Net cash used for investing activities          (42)      (2,042)        (521)
                                            -------      -------      -------

                                                                  (Continued)

                       B.B. WALKER COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 28,  October 29,  October 30,
                                            1995         1994          1993
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

Net borrowing under finance agreement         1,122        3,201          310
Proceeds from issuance of
  long-term obligations                       4,232          919        2,347
Payment on long-term obligations             (3,079)        (570)      (2,772)
Payment of debt issue costs                    (332)        -            -
Purchase of subsidiary common stock
  from minority interest                       -              (1)          (7)
Repurchase of Company common stock             -              (3)         (21)
Proceeds from issuance of common stock         -              75          256
Loans to shareholders, net of
  cash repayments                                23           59         (221)
Advance to Employee Stock Ownership
  Plan Trust                                   -            (135)        -
Dividends paid on common stock                 -            (131)        (103)
Dividends paid on 7% cumulative
  preferred stock                                (6)          (6)          (6)
                                            -------      -------      -------
Net cash provided by (used for)
  financing activities                        1,960        3,408         (217)
                                            -------      -------      -------

Net change in cash                             -            -            -

Cash at beginning of year                         1            1            1
                                            -------      -------      -------
Cash at end of year                        $      1     $      1     $      1
                                            =======      =======      =======


Supplemental Disclosure of Noncash Investing and Financing Activities:

Capital lease obligations incurred were $10 in 1994 and $171 in 1993. No capital lease obligations were incurred in 1995.

During 1995, the Company accepted 16,875 shares of its common stock as repayment of an advance of $135,000 to the Employee Stock Ownership Plan Trust.



The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                                B.B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Equity Loans
(In thousands,                 7% Cumulative                     Capital in             Collateralized      Total
except number                 Preferred Stock    Common Stock     Excess of   Retained     By Common    Shareholders'
 of shares)                   Shares   Amount  Shares    Amount   Par Value   Earnings       Stock        Equity
                              ------   ------ ---------  ------   ---------   --------  -------------  -------------
Balance at October 31, 1992    828    $   83  1,545,145 $ 1,545   $   2,734   $  3,287      $   -         $    7,649

Retirement of common stock
  repurchased                  -          -      (3,968)     (4)        (17)      -             -                (21)
Issuance of common stock       -          -     172,500     173          83       -             -                256
Loans to shareholders          -          -        -       -           -          -             (231)           (231)
Repayment of shareholder
  loans                        -          -        -       -           -          -               10              10
Net income                     -          -        -       -           -         1,893          -              1,893
Dividends on common stock at
  $.067 per share              -          -        -       -           -          (103)         -               (103)
Dividends on 7% preferred
  stock                        -          -        -       -           -            (6)         -                 (6)
                              ----      ----  ---------  ------     -------     ------        ------        --------
Balance at October 30, 1993    828        83  1,713,677   1,714       2,800      5,071          (221)          9,447

Retirement of common stock
  repurchased                  -          -        (400)   -             (3)      -             -                 (3)
Issuance of common stock       -          -      30,243      30          45       -             -                 75
Equity loans collateralized
  by common stock              -          -        -       -           -          -             (163)           (163)
Repayment of equity loans col-
  lateralized by common stock  -          -        -       -           -          -               87              87
Net income                     -          -        -       -           -           474          -                474
Dividends on common stock at
  $.073 per share              -          -        -       -           -          (131)         -               (131)
Dividends on 7% preferred
  stock                        -          -        -       -           -            (6)         -                 (6)
                              ----      ----  ---------  ------     -------     ------        ------        --------
Balance at October 29, 1994    828        83  1,743,520   1,744       2,842      5,408          (297)          9,780

Retirement of common stock
  repurchased                  -          -        (110)   -           -          -             -               -
Repayment of equity loans col-
  lateralized by common stock  -          -        -       -           -          -               23              23
Repayment of equity loans by
  retirement of common stock   -          -     (16,875)    (17)       (118)      -              135            -
Net loss                       -          -        -       -           -        (1,244)         -             (1,244)
Dividends on 7% preferred
  stock                        -          -        -       -           -            (6)         -                 (6)
                              ----      ----  ---------  ------     -------     ------        ------        --------
Balance at October 28, 1995    828    $   83  1,726,535 $ 1,727   $   2,724   $  4,158      $   (139)     $    8,553
                              ====      ====  =========  ======     =======     ======        ======        ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B.B. WALKER COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ACCOUNTING POLICIES

Business
--------
B.B. Walker Company and Subsidiary (the "Company") is engaged in the design, manufacture, marketing and distribution of western and work/outdoor footwear. The significant accounting policies followed by the Company in preparing the accompanying consolidated financial statements are as follows:

Principles of consolidation
---------------------------
The consolidated financial statements include the accounts of B.B. Walker Company and its subsidiary. All significant intercompany balances and transactions are eliminated in consolidation.

Inventories
-----------
Inventories are valued at the lower of cost or market with cost being determined on the first-in, first-out basis.

Property, plant and equipment
-----------------------------
All property, plant and equipment, except assets under capital leases, are reported at cost. Assets under capital leases are reported at the present value of the minimum lease payments. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred. Any gain or loss on the disposal of assets is recorded as other income or expense.

Earnings per share
------------------
Earnings per common share is computed by deducting preferred dividends from net earnings to determine net earnings attributable to common shareholders. This amount is divided by the weighted average number of common shares outstanding during the year plus any common stock equivalents arising from stock options. For primary earnings per share, the common stock equivalents are calculated using the average common stock price for the year. For fully diluted earnings per share, the common stock equivalents are calculated using the common stock price at the end of the year if it is greater than the average price for the year. The weighted average number of shares, including common stock equivalents, used in earnings per share computations were:

                                      1995          1994         1993
                                    ---------     ---------    ---------
                  Primary           1,744,000     1,783,000    1,650,000
                  Fully diluted     1,744,000     1,783,000    1,679,000


Revenue recognition
-------------------
The Company recognizes a sale when the goods are shipped or ownership and risk of loss is otherwise assumed by the customer.

Advertising costs
-----------------
The Company expenses advertising costs, other than direct response advertising, as incurred. Direct response advertising is expensed the first time the advertising appears. Advertising expense for 1995, 1994 and 1993 is $1,118,000, $1,367,000 and $1,590,000, respectively.

Fiscal year
-----------
The Company's operations are based on a fifty-two, fifty-three week fiscal year that ends on the Saturday closest to October 31. The 1995, 1994 and 1993 fiscal years consisted of fifty-two weeks each.

New accounting standards
------------------------
In December 1991, the Financial Accounting Standards Board (the "FASB") adopted Statement of Financial Accounting Standards No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, which requires disclosure about the fair value of certain financial instruments.

In March 1995, the FASB adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires that companies assess potential impairments of long-lived assets and certain identifiable intangibles when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely, and recognize an impairment loss when the sum of expected future net cash flows is less than the carrying amount.

In October 1995, the FASB adopted Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, which provides that companies adopt a method of accounting for stock compensation awards based on the estimated fair value at the date the awards are granted using an accepted pricing model. The resulting charge to income is recognized over the period during which the options or awards vest. The FASB encourages recognition of such expense in the statement of income but does not require it. If expense is not recorded in the financial statements, pro forma disclosures are required regarding the effects on net income and earnings per share had expense been recognized.

Adoption of FAS No. 107 is required for fiscal 1996. Adoption of FAS No. 121 and FAS No. 123 are required for fiscal 1997. Management is evaluating the potential effects on the Company's financial statements of adoption of these statements. While such evaluation is not complete, management currently does not expect adoption of the statements will have a material effect on its financial condition or results of operations.


NOTE 2 - INVENTORIES

Inventories on hand at October 28, 1995 and October 29, 1994 consisted of the following:

                                                  (In thousands)
                                            October 28,     October 29,
                                               1995            1994
                                            -----------     -----------
        Finished goods                      $     9,574     $     8,688
        Work in process                             807             738
        Raw materials and supplies                5,447           5,977
                                              ---------       ---------
                                            $    15,828     $    15,403
                                              =========       =========


NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, by major class, at October 28, 1995 and October 29, 1994 was as follows:

                                                  (In thousands)
                                            October 28,     October 29,
                                               1995            1994
                                            -----------     -----------
        Land                                   $    425        $    425
        Buildings                                 2,285           2,276
        Leasehold improvements                      489             493
        Machinery and equipment:
          Owned                                   3,770           4,075
          Capital leases                          1,143           1,184
        Transportation equipment:
          Owned                                     245             212
          Capital leases                              9              43
        Construction in process                      14            -
                                                 ------          ------
                                                  8,380           8,708
        Less accumulated depreciation
          and amortization                        5,412           5,115
                                                 ------          ------
                                               $  2,968        $  3,593
                                                 ======          ======

Included in accumulated depreciation at October 28, 1995 and October 29, 1994 is $908,000 and $813,000, respectively, related to capital leases.


NOTE 4 - BORROWINGS UNDER FINANCE AGREEMENT

On August 15, 1995, the Company entered into a new revolving finance agreement with a bank which replaced the existing revolving finance agreement. The new financing provides daily requirements for working capital and refinanced the existing mortgage note payable on the Asheboro facility. The new agreement has two primary components, a revolving credit commitment and a term loan.
The revolving credit commitment permits borrowings up to certain percentages of eligible accounts receivable and inventories, not to exceed $20,000,000 in aggregate ($11,000,000 for accounts receivable and $6,500,000 to $9,000,000 for inventory which is adjusted seasonally). Interest at the bank's prime rate plus one-half percent (9.25% at October 28, 1995) is accrued on all outstanding amounts. The Company pays a commitment fee on a monthly basis equal to .25% of the unused availability under the agreement. The Company also incurs other miscellaneous fees related to the operation of the credit facility.

As discussed more fully in Note 5, the second portion of the agreement provided a term loan of $3,000,000 with a variable interest rate. Proceeds from this loan were used to repay the existing mortgage note on the Asheboro facility with the remainder applied against the outstanding amount under the revolving finance agreement.

Borrowings under the agreement are secured by all accounts receivable, inventories, machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities. The Company has granted the bank a subordinated security interest in the Somerset facility with the approval of the other lenders on the Somerset facility.

The agreement contains various restrictive covenants, as amended effective October 28, 1995, which include, among other things, maintenance of certain financial ratios, limits on capital expenditures, minimum net worth requirements and net income requirements. The agreement also restricts payment of dividends on common stock to payments made with shares of common stock. At October 28, 1995, the Company was in compliance with its amended covenants.

The previous financing agreement with a bank permitted borrowings up to certain percentages of eligible accounts receivable and inventories, not to exceed $15,000,000 in aggregate ($7,000,000 for accounts receivable and $8,000,000 for inventory). Interest accrued on outstanding amounts at one-half percent above the bank's prime rate.


                                               (In thousands)
                                                 Fiscal year
                                          -------------------------
                                           1995      1994      1993
                                          ------    ------    ------
      Average short-term borrowings     $ 12,633  $ 10,384  $  7,906
      Maximum short-term borrowings     $ 14,717  $ 12,927  $ 10,195
      Weighted average interest rate        9.6%      7.9%      7.5%
      Interest rate at year-end            9.25%     8.25%      7.5%

The weighted average interest rate is computed by dividing interest expense on the short-term borrowings by the average borrowings during the fiscal year.


NOTE 5 - LONG TERM OBLIGATIONS

Long-term debt and other non-current obligations consist of the following:

                                                  (In thousands)
                                            October 28,     October 29,
                                               1995            1994
                                            -----------     -----------
  Note payable to a bank, due in 84
   monthly installments, which include
   accrued interest, ranging from $36,000
   to $59,000 through July 2002, variable
   interest at the bank's prime rate plus
   1/2% (9.25% at October 28, 1995),
   secured by accounts receivable,
   inventories and substantially all
   fixed assets                              $    2,929       $    -
  Note payable to a bank, due in monthly
   installments of principal plus accrued
   interest of $2,550 through September 2009,
   variable interest at the bank's prime
   rate plus .75% (9.5% at October 28, 1995),
   secured by the Company's land and
   building in Somerset, PA                         236            -
  Note payable to the Pennsylvania Industrial
   Development Authority, due in monthly
   installments of principal plus accrued
   interest of $3,089 through April 2010,
   fixed interest at 2% per annum, secured
   by the Company's land and building in
   Somerset, PA                                     466            -
  Note payable to the Pennsylvania Economic
   Revitalization Fund, due in monthly
   installments of principal plus accrued
   interest of $1,544 through August 2010,
   fixed interest at 2% per annum, secured
   by the Company's land and buildings in
   Somerset, PA                                     238            -
  Mortgage note payable to a bank, due in
   monthly installments including interest
   of $20,000, interest at 7.75%, paid in 1995     -              2,118
  Promissory notes payable to shareholders,
   due in varying amounts through 1998,
   variable interest based on prime rate          1,233             965
  Capital lease obligations, due in monthly
   installments through 1998, interest
   ranging from 12% to 12.75%                       243             413
                                                -------         -------
                                                  5,345           3,496
  Less amounts payable within one year            1,088             500
                                                -------         -------
                                             $    4,257      $    2,996
                                                =======         =======

The effective interest rate on the promissory notes payable to shareholders averaged 9.9% in 1995 and 9.7% in 1994. Cash paid for interest was $1,574,000 in 1995, $1,153,000 in 1994 and $1,134,000 in 1993.

Principal maturities on long-term obligations are as follows:

                      Fiscal Year       (In thousands)
                        Ending             Amounts
                      -----------        ------------
                         1996             $   1,088
                         1997                 1,012
                         1998                   820
                         1999                   484
                         2000                   486
                      Thereafter              1,455
                                             ------
                                          $   5,345
                                             ======


NOTE 6 - SHORT TERM DEBT TO BE REFINANCED

In July 1994, the Company purchased a larger manufacturing facility in Somerset, Pennsylvania to replace the existing facility also located in Somerset. During 1994, the Company obtained commitments for permanent financing on a portion of the purchase cost of the facility. During the period between the closing date of the purchase and the date the permanent financing was finalized, the Company temporarily borrowed $696,000 from a bank on a short-term note to provide the funds for closing. The note carried interest at prime plus .75%. The Company retired the short-term bank note with the long-term financing in fiscal 1995.


NOTE 7 - INCOME TAXES (In Thousands)

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Pursuant to the deferred method under APB Opinion 11, which was applied in 1993 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

On October 31, 1993, the Company adopted FAS 109 without restating prior years' financial statements. The cumulative effect of the change in the method of accounting for income taxes was deemed immaterial to the Company's financial statements and therefore is not disclosed separately in the financial statements.

The components of the provision for (benefit from) income taxes are as follows:

                                        October 28,  October 29,  October 30,
                                           1995         1994         1993
                                        -----------  -----------  -----------
          Current:
            Federal                      $   (820)    $    240     $  1,141
            State                             -             30          225
                                           ------       ------       ------
                                             (820)         270        1,366
                                           ------       ------       ------
          Deferred:
            Federal                           194           58         (169)
            State                             -              8          (37)
                                           ------       ------       ------
                                              194           66         (206)
                                           ------       ------       ------

                                         $   (626)    $    336     $  1,160
                                           ======       ======       ======

The Company has state net economic loss carryforwards of $115,000 which expire in 2000. Cash paid for income taxes, net of refunds, was ($141,000) in 1995, $853,000 in 1994, and $1,304,000 in 1993.

The provision for (benefit from) income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes for the three years ended October 28, 1995, October 29, 1994 and October 30, 1993 as follows:

                                        October 28,  October 29,  October 30,
                                           1995         1994         1993
                                        -----------  -----------  -----------
    Computed expected income tax
      expense (benefit)                  $   (636)    $    275     $  1,039
    State income taxes (benefit), net
      of federal income tax benefit          (115)          24          124
    Change in the valuation allowance         115          -            -
    Other, net                                 10           37           (3)
                                           ------       ------       ------
                                         $   (626)    $    336     $  1,160
                                           ======       ======       ======

The significant components of deferred income tax expense for the years ended October 28, 1995 and October 29, 1994 are as follows:

                                               October 28,     October 29,
                                                  1995            1994
                                               -----------     -----------
   Deferred tax expense (exclusive of the
     effect of other components listed below)    $    194        $     66
   State deferred tax benefit                        (115)             -
   Change in the valuation allowance                  115              -
                                                    -----           -----
                                                 $    194        $     66
                                                    =====           =====


For the year ended October 30, 1993, deferred income tax expense of $206,000 resulted from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below:

                                              October 30,
                                                 1993
                                              -----------
     Provision for doubtful accounts            $    (92)
     Reserve for sales discounts                     (19)
     Additional inventory costs                       50
     Self insurance accrual                          (35)
     Difference in income tax and financial
       statement depreciation rates                  (47)
     Change in inventory reserve                     (83)
     Other, net                                       20
                                                   -----
                                                $   (206)
                                                   =====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at October 28, 1995 and October 29, 1994 are as follows:

                                               October 28,     October 29,
                                                  1995            1994
                                               -----------     -----------
 Deferred tax assets:
   Current portion:
     Provision for doubtful accounts              $   193         $   289
     Reserve for sales discounts                       89             104
     Self insurance accrual for claims incurred
       but not reported at year-end                    84              82
     Inventories, principally due to additional
       costs inventoried for tax purposes             347             385
     Accruals for certain employee benefits            24              24
                                                    -----           -----
       Total current                                  737             884
                                                    -----           -----
   Long-term portion:
     Accruals for certain employee benefits            29              45
     State economic loss carryforward                 115             -
     Other                                             62              35
                                                    -----           -----
       Total long-term                                206              80
                                                    -----           -----
         Total gross deferred tax assets              943             964
         Valuation allowance                         (115)            -
                                                    -----           -----
                                                      828             964
                                                    -----           -----
 Deferred tax liabilities:
   Current portion:
     Prepaid employee benefits                        (58)            -
                                                    -----           -----
         Net deferred tax asset                   $   770         $   964
                                                    =====           =====



NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS

The Company and its subsidiary sponsor retirement plans which provide benefits to all qualified employees. Administrative and trustee expenses associated with these plans are paid by the Company.

The Company provides a non-contributory, defined contribution plan for all eligible employees that invests in the common stock of the Company. Contributions to the Employee Stock Ownership Plan of B.B. Walker Company, which are determined by the Board of Directors, were $65,000 in 1995, $65,000 in 1994 and $120,000 in 1993.

The Retirement Savings Plan of B.B. Walker Company, a Section 401-K plan, is available to all eligible employees meeting certain age and service requirements. The plan is not available to employees of the Company's subsidiary who are covered by a defined benefit pension plan. Employee contributions are limited to a percentage of their base compensation, as defined in the plan. The plan does provide for matching contributions by the Company, but such contributions are made at the discretion of the Company. Contributions to the plan were $30,000 in 1995, $30,000 in 1994 and $60,000 in 1993.

The Company sponsors a non-contributory, defined benefit pension plan which covers employees of its subsidiary. The plan provides benefits based on years of service. The Company's funding policy is to contribute annually the minimum required contribution. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

Net annual pension expense for 1995, 1994 and 1993 included the following components (in thousands):
                                              1995     1994     1993
                                              ----     ----     ----
  Service cost - benefits earned
    during the period                        $  69    $  65    $  57
  Interest on projected benefit obligation      46       39       31
  Actual return on plan assets                 (47)     (42)     (40)
  Net amortization and deferral                (20)     (17)     (10)
                                               ---      ---      ---
  Net annual pension expense                 $  48    $  45    $  38
                                               ===      ===      ===

The following table sets forth the plan's funded status at October 28, 1995 and October 29, 1994 (in thousands):
                                                   October 28,   October 29,
                                                      1995          1994
                                                   -----------   -----------
  Actuarial present value of benefit obligations:
    Vested benefit obligations                        $   648       $   594
                                                        =====         =====
    Accumulated benefit obligations                   $   713       $   641
                                                        =====         =====
  Projected benefit obligation                        $  (713)      $  (641)
  Plan assets at fair value                               863           759
                                                        -----         -----
  Plan assets in excess of projected benefit
    obligation                                            150           118
  Unrecognized net loss                                    78            66
  Unrecognized net asset at transition                    (74)          (82)
                                                        -----         -----
    Prepaid pension cost                              $   154       $   102
                                                        =====         =====


The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 7.5% for 1995, 1994 and 1993.

The Company also has an incentive bonus plan for employees which allows the Company to pay bonuses based upon certain percentages of operating profit. Expenses associated with this plan were $86,000 in 1994 and $534,000 in 1993. No incentive bonuses were accrued for 1995.

In March 1995, the Board of Directors approved, and the shareholders ratified, the 1995 Incentive Stock Option Plan and Automatic Stock Option Grant Program for Key Employees and Non-Employee Directors. Under the Incentive Stock Option Plan for Key Employees, a maximum of 300,000 shares of the Company's authorized but unissued common stock has been reserved for issuance to key employees. For employees owning less than 10% of the Company's common stock, the options are granted at not less than 100% of the fair market value at the date of grant and expire ten years from the date of grant. For employees owning 10% or more of the Company's stock, options are granted at not less than 110% of the fair market value and expire five years from the date of grant. One-half of the options granted are exercisable at the date of grant; one-half are exercisable after twelve months.

Under the Automatic Stock Option Grant Program of the 1995 Incentive Stock Option Plan, a maximum of 50,000 shares of the Company's authorized but unissued common stock has been reserved for issuance to non-employee directors of the Company. Non-employee directors will be granted an option to purchase 1,000 shares of common stock on the first business day after the annual meeting of shareholders where the director is elected or remains a member of the Board of Directors. The option price for each option granted is 100% of the fair market value at the date of grant. The options will expire 10 years from the date of grant. One-half of the options granted are exercisable at the date of grant; one-half are exercisable after twelve months.

The Company's 1987 Incentive Stock Option Plan, which covered 300,000 shares of the Company's common stock is still active. All available options under this plan have been granted. The terms of this plan were substantially the same as the 1995 Incentive Stock Option Plan described above. A summary of the activity in the plans is as follows:

                                       Year of     Number of     Options Price
                                        Grant        Shares        Per Share
                                       -------     ---------     -------------
       Options outstanding at
         October 31, 1992                            199,500     $ 1.33 - 2.00
           Granted                       1993         92,250       4.00 - 5.83
           Exercised                  1989-1992     (172,500)      1.33 - 2.00
                                                    --------
       Options outstanding at
         October 30, 1993                            119,250       1.33 - 5.83
           Exercised                  1989-1993      (29,700)      1.33 - 4.40
                                                    --------
       Options outstanding at
         October 29, 1994                             89,550       1.33 - 5.83
           Granted                                    93,000          3.50
           Forfeited                     1993        (15,600)      4.00 - 4.40
                                                    --------
       Options outstanding at
         October 28, 1995                            166,950     $ 1.33 - 5.83
                                                    ========

  Options available for future grant - 1987 plan        -
                                                    ========
  Options available for future grant - 1995 plan     288,350
                                                    ========

Outstanding options exercisable at October 28, 1995, October 29, 1994 and October 30, 1993 were 120,450, 89,550, and 73,125, respectively.


NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS
-----------------
The Company has entered into various capital and operating leases for certain buildings and machinery and equipment. The agreements expire at various dates through 2000. The future minimum lease payments under capital leases and noncancelable operating leases with initial terms of one year or more are as follows:

                                                  (In thousands)
                                               Capital     Operating
         Fiscal year ending                    Leases       Leases
         ------------------                   ---------    ---------
                1996                            $  183       $  480
                1997                                82          347
                1998                                10          214
                1999                               -            132
                2000                               -             40
                                                 -----       ------
     Total minimum lease payments                  275      $ 1,213
     Amounts representing interest                  32       ======
                                                 -----
     Present value of minimum lease payments
       (includes current portion of $159)       $  243
                                                 =====

Rental expense amounted to $578,000 in 1995, $606,000 in 1994 and $624,000 in
1993.


LITIGATION
----------
From time to time, the Company is a defendant in legal actions involving claims arising in the normal course of business. In management's opinion, after consultation with counsel and a review of the facts, the liabilities, if any, resulting from such legal proceedings will not have a material effect on the Company's financial position or results of operations.


NOTE 10 - SHAREHOLDERS' EQUITY

The 7% cumulative preferred stock is callable at the option of the Company at $103 per share plus any unpaid dividends. Preferred shareholders are entitled to seventy voting rights per share if dividends on preferred stock are not paid within ninety days after the scheduled due date. At October 28, 1995, there are no preferred dividends in arrears.

The Company is authorized to issue up to 200,000 shares of Class A preferred stock having no par value. The Class A preferred stock may be issued in one or more series with terms, preferences, limitations and relative rights being established by the Board of Directors. At October 28, 1995, no Class A preferred stock has been issued.

The Company has made loans to certain key employees for the purchase of the Company's common stock as stipulated in the 1987 Incentive Stock Option Plan. The loans are secured by the common stock purchased and shares are released from collateral as the loan principal is paid down. The loans bear interest at 4% annually.


NOTE 11 - CREDIT CONCENTRATIONS AND SALES TO MAJOR CUSTOMERS

The Company's trade receivables do not represent significant concentrations of credit risk because a large number of geographically diverse customers comprise the customer base. However, a substantial portion of the customer base is retailers and the Company derived approximately 12% and 10% of its net sales from one major customer in 1994 and 1993, respectively. In 1995, no customers comprised more than 10% of sales.


NOTE 12 - CHANGES IN CAPITAL STRUCTURE

In February 1994, the Company's Board of Directors approved a three-for-two stock split of the Company's common stock. Accordingly, the per share amounts in the financial statements and related notes thereto have been retroactively restated to reflect this stock split.

Also in January 1994, the Board of Directors approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 2.5 million shares to 6 million shares. The amendment was ratified by shareholders in March 1994.


NOTE 13 - COSTS OF UNCOMPLETED SECURITIES OFFERING

During 1994, the Company filed a Form S-2 registration statement with the Securities and Exchange Commission covering 911,500 shares of its common stock to be offered to the public. The public offering was not completed in 1994. The expenses incurred in preparing and filing the registration statement of $140,000 were expensed in 1994 by the Company.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of B.B. Walker Company


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of B.B. Walker Company and its subsidiary at October 28, 1995 and October 29, 1994, and the results of their operations and their cash flows for each of the three years in the period ended October 28, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Winston-Salem, North Carolina
December 1, 1995

                                         B.B. WALKER COMPANY AND SUBSIDIARY
                                               SELECTED FINANCIAL DATA

(In thousands, except for
 items denoted by (1) below)

                                                  1995          1994          1993          1992          1991
                                                 ------        ------        ------        ------        ------
RESULTS OF OPERATIONS:
Net sales                                      $ 43,453      $ 51,148      $ 55,777      $ 47,817      $ 40,239
                                                =======       =======       =======       =======       =======
Income (loss) from continuing operations
 before income taxes, minority interests
 and extraordinary item                        $ (1,868)     $    812      $  3,055      $  1,783      $    445
Provision for (benefit from) income taxes          (626)          336         1,160           579           164
Minority interests in continuing operations          (2)           (2)           (2)           (2)           (2)
                                                -------       -------       -------       -------       -------
Income (loss) before  extraordinary item         (1,244)          474         1,893         1,202           279
Extraordinary item-realization of tax
 operating loss carryforwards                       -             -             -             477           156
                                                -------       -------       -------       -------       -------
Net income (loss)                              $ (1,244)     $    474      $  1,893      $  1,679      $    435
                                                =======       =======       =======       =======       =======

FINANCIAL CONDITION:
Current assets                                 $ 30,898      $ 30,264      $ 27,672      $ 25,099      $ 25,338
Current liabilities                              21,533        20,510        17,357        16,253        18,107
Working capital                                   9,365         9,754        10,315         8,846         7,231
Current ratio (1)                             1.43 to 1     1.48 to 1     1.59 to 1     1.54 to 1     1.40 to 1
Total assets                                     34,377        34,016        30,028        27,234        27,265
Long-term obligations                             4,257         3,692         3,189         3,290         3,110
Minority interests in consolidated subsidiary        34            34            35            42            42
Total liabilities                                25,824        24,236        20,581        19,585        21,259
Shareholders' equity                              8,553         9,780         9,447         7,649         6,006

PER SHARE INFORMATION (1) (2):
Shareholders' equity (book value)             $    4.91     $    5.56     $    5.47     $    4.89     $    3.80
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent:
  Income (loss) from continuing
   operations before extraordinary item	      $    (.72)    $     .26     $    1.14     $     .75     $     .17
  Extraordinary item-realization of tax
   operating loss carryforwards                      -            -             -             .30           .10
                                                -------       -------       -------       -------       -------
  Net income (loss)                           $    (.72)    $     .26     $    1.14     $    1.05     $     .27
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent-assuming full dilution:
Income (loss) from continuing
   operations before extraordinary item	      $    (.72)    $     .26     $    1.12     $     .73     $     .17
  Extraordinary item-realization of tax
   operating loss carryforwards                      -            -             -             .29           .09
                                                -------       -------       -------       -------       -------
  Net income (loss)                           $    (.72)    $     .26     $    1.12     $    1.02     $     .26
                                                =======       =======       =======       =======       =======

Cash dividends on preferred stock             $    7.00     $    7.00     $    7.00     $    7.00     $    7.00
Cash dividends on common stock (2)                 -             .073          .067          -             -

OTHER INFORMATION:
Property, plant and equipment, net             $  2,968      $  3,593      $  2,148      $  1,985      $  1,728
Depreciation and amortization                       667           610           544           366           292
Capital additions                                    43         2,055           716           670           335
Space occupied (square feet)                        358           363           325           329           332
Average number of common shares outstanding(2)    1,731         1,737         1,625         1,548         1,589
Number of shareholders (1)	                       1,229         1,142         1,185         1,370         1,405
Number of employees (1)                             637           658           642           599           528

(2) Information adjusted for three-for-two stock split paid on March 24, 1994.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS
---------------------
The following summarizes the results of operations for the Company for the years ended October 28, 1995, October 29, 1994 and October 30, 1993:

                                        October 28,  October 29,  October 30,
                                           1995         1994         1993
                                        -----------  -----------  -----------
   Net sales                                100.0%       100.0%       100.0%
   Cost of products sold                     75.4%        73.3%        71.6%
                                           -------      -------      -------
     Gross margin                            24.6%        26.7%        28.4%

   Selling and administrative expenses       23.9%        21.6%        20.1%
   Depreciation and amortization              1.5%         1.2%         1.0%
   Interest expense                           3.7%         2.2%         2.0%
   Costs of uncompleted securities offering    -            .3%          -
   Interest and other income                  (.2%)        (.2%)        (.2%)
                                           -------      -------      -------
     Income (loss) before income taxes
       and minority interest                 (4.3%)        1.6%         5.5%

   Provision for (benefit from)
     income taxes                            (1.4%)         .7%         2.1%
   Minority interest                           -            -            -
                                           -------      -------      -------

     Net income (loss)                       (2.9%)         .9%         3.4%
                                           =======      =======      =======

FISCAL 1995 COMPARED TO FISCAL 1994

Net Sales
---------
Net sales for 1995 were $43,453,000 which was 15.0% lower than net sales of $51,148,000 in 1994. Sales of branded footwear accounted for 73.8% and 62.3% of net sales in 1995 and 1994, respectively. Private label sales in 1995 and 1994 were 19.1% and 26.1% of net sales, respectively. The remaining 7.1% and 11.6% of net sales in 1995 and 1994, respectively, were primarily composed of sales from the Company's retail outlets and footwear imported for customers.

Sales of branded footwear in the Work/Outdoor Division were essentially flat for the year compared to 1994, showing a decrease of .5%. Domestic sales in the Work/Outdoor Division were down $500,000, or 3.8% in 1995. A mild winter in 1995 impacted sales early in the year for this division. In addition, the popularity of this type of footwear with customers, has led to significant competition for shelf space. Export sales for this division were up $400,000, or 19.6%, for 1995. Stronger sales in Europe and additional efforts made to service new markets overseas led to the growth. Pairs sold in this division in 1995 were down .4% while the average price per pair rose 1.7%.

Branded footwear sales in the Western Boot Division improved for the year as compared to 1994. Sales in this division were higher than the prior year by $1,000,000 or 6.6%. Retail sales of western footwear were sluggish during most of 1994 which resulted in retailers overstocking inventories. As a result, orders to replace inventory were slow as retailers worked to turn their on-hand inventory. During 1995, retailers have worked their inventories to a more manageable level which has resulted in stronger orders in 1995 than in 1994. In addition, the Company has more aggressively marketed its footwear in response to the slower sales of 1994. This has led to greater competition for market share and more pressure on pricing of its product. For the year, pairs shipped were up 11.3%, however, the average price per pair fell 8.0%.

Sales in the Private Label Division were down $6,500,000, or 44.1%, in 1995 from 1994 levels. Many of the customers that are part of this division carried high inventories into the current year and did not achieve expected sales levels, therefore, orders were significantly lower than the prior year. Most private label customers only filled in existing lines as needed. The Company is actively pursuing new private label markets that have not previously been served in order to secure more shelf space with these retailers. Pairs shipped in this division were down 47.7% from 1994.

Finally, other sales of the Company, which are primarily retail sales and sales from shoes imported for customers, were down $2,100,000. Substantially all of the decrease is a result of the Company no longer importing shoes for major customers. This service was phased out during the first quarter of 1995. In addition, the Company closed one retail outlet in the third quarter which impacted sales for the retail division.


Gross Margin
------------
The Company's gross profit was $10,672,000 in 1995 and $13,642,000 in 1994.
As a percentage of sales, 1995's gross margin was 24.6% and 1994's gross margin was 26.7%. The gross margin percentage was impacted by heavy discounting and other promotional programs in both branded divisions. Significant competition has led to aggressive pricing and dating terms in order to induce orders and increase market share. In addition, manufacturing variances, primarily from fixed expenses, have had an unfavorable impact on the gross margin. For 1995, the Company's plants produced 13.3% fewer pairs than 1994. Most of the reduction can be attributed to the reduction in orders from private label customers.


Selling and Administrative Expenses
-----------------------------------
Selling and administrative expenses were $10,359,000 for 1995 as compared to $11,040,000 for 1994, a decrease of $681,000, or 6.2%. Expenses in most areas were lower in 1995 than in 1994. The Company reviewed its expense structure and aggressively moved to reduce operating expenses in 1995. Many of the reductions were implemented in the latter half of the second quarter and their full impact has not been fully realized. Salary and benefits were down approximately $383,000 for 1995 as compared to 1994. Several personnel positions, which are vacant, have not been filled with their work being redistributed. In addition, lower sales have resulted in lower commissions expense. Computer costs for the year were down $221,000. During 1994, the Company implemented an extensive new manufacturing package which required significant support from the software developer. Much of this package was operational by the end of 1994 and required less for support expenses in 1995. In addition, the Company has postponed some new computer-related projects in 1995 in order to reduce expenses. For 1995, advertising and sample expenses were $249,000 lower than in 1994. The Company has reduced expenditures on its advertising programs in order to reduce expenses in 1995. In addition, during 1994, the Company was completing the development of its consumer/retailing advertising program. These programs have been in place during much of 1995, resulting in lower consumer advertising outlays. These reductions in expenses were partially offset by higher freight costs and bad debt expenses. Freight costs were $198,000 higher in 1995 than in 1994 because of special promotional programs offered by the branded divisions to customers. The increase in bad debt expense for 1995 is attributed to the economy and retailers having difficulty in turning their inventories quickly.


Interest Expense
----------------
Interest expense incurred in 1995 was $1,594,000, or $438,000 more than interest expense of $1,156,000 for 1994. The increase for 1995 can be attributed to the higher average balances on outstanding debt and higher average interest rates than in the comparable period a year ago. Average outstanding advances under the revolving finance agreement were approximately $2,200,000 higher in 1995 than in 1994. Interest rates for this agreement ranged from 8.25% to 9.5% in 1995 and from 6.75% to 8.25% in 1994. The other major factor was outstanding amounts for promissory notes to shareholders. For 1995, the average amount outstanding was $1,150,000 compared to $860,000 for 1994. Interest rates on these notes payable range from 8% to 10%.

The Company anticipates that interest expense from fixed rate debt will increase due to changes in the Company's debt structure in 1995. The Company financed the acquisition of a larger facility in Somerset, PA with $960,000 in financing from two agencies of the Commonwealth of Pennsylvania and a bank note. The financing from the governmental agencies amounted to $720,000 and accrues interest at a rate of 2%. The bank note was for $240,000 and bears interest at the bank's prime rate plus .75% (9.25% at October 28, 1995). In addition, as part of a new financing agreement with a bank signed on August 15, 1995, the Company replaced the existing mortgage note payable which amounted to $2,060,000 and carried interest at the bank's prime rate plus .75% with a cap of 7.75% with a $3,000,000 term loan bearing interest at the new bank's prime rate plus .5% (9.25% at October 28, 1995).


Depreciation and Amortization
-----------------------------
Depreciation and amortization rose $57,000 to $667,000 in 1995 from $610,000 in 1994. The increase is the result of a full year of depreciation being taken in 1995 on assets acquired in 1994 versus only a half year of depreciation being taken in 1994. Capital expenditures made in 1994 were $2,055,000. Capital expenditures for 1995 were $43,000.


Provision for Income Taxes
--------------------------
The Company posted a net loss before income taxes for 1995 of $1,868,000 and, therefore, recorded a net benefit from income taxes of $626,000. The provision for income taxes in 1994 was $336,000. The largest part of the change in the Company's effective income tax rate from 1995 to 1994 was due to the Company recording a valuation allowance of $115,000 to establish a reserve against its deferred tax assets.


Net Income
----------
For the year ended October 28, 1995, the Company reported a net loss of $1,244,000, or 2.9% of net sales. For the year ended October 29, 1994, the Company had net income of $474,000, or .9% of net sales. The change of $1,718,000 can be attributed primarily to lower sales volume in 1995 compared to 1994. Retailers were slow to turn their inventories as the market was soft, and therefore orders to restock inventory were not as strong as the prior years. In addition, the reduction in demand impacted the ability of the Company to operate its plants efficiently resulting in unfavorable manufacturing variances. Another factor that eroded the Company's margins was significant competition which led to aggressive pricing and dating terms. Finally, rising interest rates, larger average outstanding balances and additional long-term debt resulted in significant increases in interest expense. These higher expenses were partially offset by lower selling and administrative expenses.



FISCAL 1994 COMPARED TO FISCAL 1993

Net Sales
---------
Net sales for the 1994 were $51,148,000 which was 8% lower than net sales of $55,777,000 in 1993. Sales of branded footwear accounted for 62.3% and 66.8% of net sales in 1994 and 1993, respectively. Private label sales in 1994 and 1993 were 26.1% and 20.5% of net sales, respectively. The remaining 11.6% and 12.7% of net sales in 1994 and 1993, respectively, are primarily composed of sales from retail outlets and footwear imported for customers.

Sales of branded footwear in the Work/Outdoor Division were down 1% for the year due primarily to a decrease in export sales from the prior year. Export sales of the Work/Outdoor Division were off $2,000,000, or 40%, from 1993. In 1993, export sales jumped significantly when the Company added several new export accounts with large initial shipments and increased volume with existing customers. However, development of new international accounts in 1994 was slower. Also, economic recessions in many countries, particularly some European countries, impacted sales of several of the Company's largest export customers. Domestic sales in the Work/Outdoor Division rose $1,700,000, or 16%, in 1994. Growth in domestic branded sales benefited from a restructuring of the sales force which provided more salesmen and allowed for more aggressive pursuit of retail accounts. As a result, the Company added numerous new accounts to this division in 1994. In addition, sales have reflected the growing popularity of this type of footwear with customers. The Company has adjusted its styles in order to take advantage of this demand. Finally, the Company has devoted more resources to developing a coordinated marketing approach for promoting the brands offered in this line.

Branded footwear sales in the Western Boot Division remained down for the year. Sales in this division were lower than the prior year by $5,100,000, a 24% decrease. The primary reason for the decrease was a softer market for western footwear in 1994 than 1993. Flat retail sales of western footwear during 1994 resulted in retailers overstocking inventories. As a result, orders to replace inventory were delayed as retailers worked to turn their on-hand inventory. The Company anticipates good showings at the spring marketing shows and increasing market share in 1995.

Sales in private label lines increased $2,000,000, or 17%, during the year. Growth in this division came primarily from volume increases to existing customers. Growth in this division reflects the growing popularity of work/outdoor styles of footwear, which comprise a significant portion of the sales in this division.


Gross Margin
------------
The Company's gross margin fell to $13,642,000 in 1994 as compared to $15,856,000 in 1993. As a percentage of sales, 1994's gross margin was 26.7% and 1993's gross margin was 28.4%. In 1994, net sales of branded products, which compose the Company's most profitable lines, made up 62.3% of total net sales compared to 66.8% in 1993. The percentage of net sales from private label lines, which contribute lower margins than branded lines, grew to 26.1% in 1994 from 20.5% in 1993. Gross margins were also negatively impacted by an increase in discounting programs offered to customers, particularly in the Western Division, to induce an increase in orders. Finally, operating variances in the manufacturing division were more significant in 1994 than in 1993 as the Company produced 9% fewer pairs in its plants than in 1993.
Delays associated with implementation of new processes and improvements at both manufacturing facilities resulted in reduced production. In Asheboro, the Company invested in modern equipment to improve the flow of production through the plant. In addition, a more sophisticated cost accounting and production system was brought on line in 1994. Both additions provide a more flexible production system which position the Company for growth in the future. At Somerset, a larger production facility was acquired in August, 1994. With the purchase of the larger building and new equipment, the Company has provided more efficient manufacturing facilities for its Western Division. Also, operating variances were unfavorably impacted by rising health insurance costs. Health insurance for manufacturing operations in 1994 was $191,000 higher than 1993 and significantly higher than amounts budgeted.


Selling and Administrative Expenses
-----------------------------------
Selling and administrative expenses were $11,040,000 for 1994 as compared to $11,226,000 for 1993, a decrease of $186,000 (1.7%). Expenses incurred in 1994 were consistent with expenses incurred in 1993 except for the following. For the year ended October 29, 1994, advertising expense was $223,000 lower than the same period in 1993. The Company spent heavily during all of 1993 and part of 1994 to develop and refine its consumer/retailing advertising programs. Many of these programs were in place for the latter part of 1994 resulting in lower advertising outlays. Travel and showroom expenses for 1994 ran $136,000 higher than the comparable period for 1993 as the Company devoted more resources towards establishing consumer awareness of its branded products in the market by more brand recognition at trade shows and pursuing new retail accounts. Bad debt expense in 1994 was $272,000 lower than 1993. The change from the prior year reflects significant accruals made in 1992 and 1993 in response to anticipated losses for several large accounts. With these accruals, adequate reserves were established and maintained in 1994. Finally, insurance costs in 1994 were up $288,000 over the prior year. Group insurance costs made up $170,000 of the increase as claims during the year ran significantly higher than claims in 1993.


Interest Expense
----------------
Interest expense incurred in 1994 was $1,156,000, or $23,000 more than interest expense of $1,133,000 for 1993. Several factors impacted interest expense in 1994 and served to offset one another, resulting in only a nominal increase in the expense of 2% for the year. First, the average outstanding balance of the financing agreement with the bank was approximately $2,500,000 higher in 1994 than 1993. In addition, the prime rate, to which the interest on the financing agreement is tied, increased 1.75% during the second half of the fiscal year. However, in March 1994, the Company renegotiated the financing agreement which lowered the interest rate paid one percentage point to the bank's prime rate plus .5%. In addition, in October 1993, the Company refinanced its mortgage note payable which initially lowered the interest rate on this debt to 6.75% from 10% in 1993. With the increases in the prime rate, the interest rate on the mortgage note payable eventually reached its cap of 7.75% late in 1994. Finally, lower average balances on the promissory note and capital leases led to lower interest expense for this debt.

The impact of increases in the prime rate by 1.75%, to which the interest rate on the finance agreement is tied, did not significantly impact the Company in 1994. Renegotiation of the agreement in March 1994, reduced the interest rate one percentage point to .5% above the prime rate from 1.5% above prime rate. Therefore the net effect for the year was a .75% increase in the rate. However, additional increases in the bank's prime rate could lead to significantly higher interest expense in 1995.


Depreciation and Amortization
-----------------------------
Depreciation and amortization rose $66,000 to $610,000 in 1994 from $544,000 in 1993. This is the result of the Company continuing to upgrade its facilities and equipment to provide more efficient, flexible manufacturing facilities. Capital expenditures made in 1994 were $2,055,000 compared to $716,000 in 1993.


Provision for Income Taxes
--------------------------
The provision for income taxes in 1994 was $336,000 as compared to the provision for income taxes in 1993 of $1,160,000, a reduction of $824,000. Lower tax expense was the result of lower pretax earnings of $2,243,000 in 1994. In addition, the Company changed its method of accounting for income taxes in 1994 which impacted its effective income tax rate.

During 1993, Congress enacted the Omnibus Budget Reconciliation Act of 1993. The Act adjusted marginal corporate tax rates and changed the deductibility of certain expenses among other things. The changes did not materially impact the Company.


Net Income
----------
For the year ended October 29, 1994, the Company reported net income of $474,000, or .9% of net sales. For the year ended October 30, 1993, the Company had net income of $1,893,000, or 3.4% of net sales. The decrease of $1,419,000 can be attributed to lower sales volume in 1994 compared to 1993, particularly in branded western footwear. Retailers have been slow to turn their inventories as the market is soft, and therefore orders to restock inventory have not been as strong as the prior year. Further, a reduction in the gross margin percentage as a result of heavier discounting in marketing products and unfavorable manufacturing variances incurred as a result of introduction of new production equipment and relocation of a manufacturing facility, impacted the Company's net income.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------
Historically, the Company has funded substantially all of its working capital and capital expenditure requirements through borrowings under its finance agreement and other indebtedness. The Company continues to rely on debt to provide working capital for its day-to-day operations. With its revolving finance agreement, the Company finances its accounts receivable and inventories, paying interest at a variable rate. This arrangement provides adequate working capital to carry on operations as the availability of funds fluctuates with the seasonal needs of the Company. Generally, the Company's working capital needs are highest in the fourth fiscal quarter and lowest in the first fiscal quarter.

On August 15, 1995, the Company entered into a new financing agreement with a bank which expanded its credit facility and provided additional liquidity for daily working capital requirements. The new agreement provides a $20,000,000 revolving credit facility which replaces the existing revolving finance agreement which had a maximum availability of $15,000,000. Under the new agreement, the amount available to be drawn is determined by a formula based on certain percentages of eligible accounts receivable and inventories. Advances up to $11,000,000 are available against eligible accounts receivable. The Company may also draw advances against eligible inventory amounts. Depending on the season of the year, from $6,500,000 to $9,000,0000 may be borrowed against the eligible inventory base. The new agreement computes interest at a rate based on the bank's prime rate plus .5% (9.25% at October 28, 1995) which is consistent with the facility the Company operated under during 1993 and 1994. At October 28, 1995, the Company had outstanding advances of $14,012,000 and an additional $1,549,000 available under the agreement. The Company believes that its revolving finance agreement will continue to provide the necessary liquidity and working capital to fund its current level of operations.

In addition to expanding the revolving credit facility, the new agreement also provided a $3,000,000 term loan that was used to repay the existing mortgage note payable to a bank which carried a balance of approximately $2,060,000. Per the terms of the note, the Company will pay 84 monthly installments of principal and interest ranging from $36,000 to $59,000. The term loan bears interest at the bank's prime rate plus .5% whereas the mortgage note payable bore interest at prime plus .75%, not to exceed 7.75%.

All advances under the revolving credit facility and the term loan are secured by all accounts receivable, inventories, machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities. The Company has granted the bank a security interest in the Somerset facility with the approval of the other lenders on the Somerset facility. This security interest is subordinated to the other lenders.

As a condition to providing the financing, the bank requires that the Company meet various restrictive covenants. These covenants included, among other things, restrictions on dividend payments, maintenance of certain financial ratios, limits on capital expenditures, and minimum net worth and net income requirements.

In July 1994, the Company purchased a larger manufacturing facility in Somerset, Pennsylvania to replace the existing facility also located in Somerset. As discussed below, the Company had obtained commitments for permanent financing on a portion of the purchase cost of the facility. During the period between the closing date of the purchase and the date the permanent financing was finalized, the Company temporarily borrowed $696,000 from a bank on a short term note to provide the funds for closing. The Company refinanced the note on March 7, 1995 with long-term financing from two sources. The first source of financing was from the Pennsylvania Industrial Development Authority ("PIDA"), a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. The loan was for $480,000 and bears interest at 2% annually. Monthly installments of $3,089, which includes principal and interest, will be paid over 15 years. The second source of financing came from a bank note for $240,000. This loan bears interest at .75% above the bank's prime rate (9.25% at October 28, 1995) and will be repaid in monthly installments of principal and interest, currently $2,055, for 15 years.

On July 27, 1995, the Company finalized the long-term financing for this project with a loan from a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. This financing, which was provided under the Economic Development Partnership Program, was for $240,000. This note bears interest at 2% annually with monthly payments of principal and interest amounting to $1,544 for 15 years.

All notes are secured by the manufacturing facility. Capitalized in fixed assets at October 28, 1995 are land and buildings with a cost of approximately $1,052,000 related to the facility. The remainder of the expenditures made for the facility were paid with borrowings under the revolving finance agreement.

The level of other capital expenditures in 1995 has been significantly lower than in prior two years. Capital expenditures for 1995 were $43,000 compared to $2,055,000 in 1994. The Company made significant upgrades to its equipment and facilities in 1994, while no such outlays have been made in 1995. The Company is focusing on improving operations in 1995, making capital expenditures only to maintain current levels of operations Funding for capital expenditures other than the building acquisition has primarily come from the available balance on the finance agreement.

Cash flows generated from operations in 1995 was a net outflow of $1,918,000 compared to a net cash outflow of $1,366,000 in 1994. The increase in the outflow is attributed to the Company's net loss for the year.

In 1994, the Company used long-term debt and advances under the financing agreement to fund outlays for capital expenditures. For 1995, the Company significantly reduced capital outlays, instead only making expenditures that were necessary to fund the current level of operations. The Company relied on the revolving finance agreement primarily to fund current losses.


NEW ACCOUNTING STANDARDS
------------------------
In December 1991, the Financial Accounting Standards Board (the "FASB") adopted Statement of Financial Accounting Standards No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, which requires disclosure about the fair value of certain financial instruments.

In March 1995, the FASB adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires that companies assess potential impairments of long-lived assets and certain identifiable intangibles when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely, and recognize an impairment loss when the sum of expected future net cash flows is less than the carrying amount.

In October 1995, the FASB adopted Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, which provides that companies adopt a method of accounting for stock compensation awards based on the estimated fair value at the date the awards are granted using an accepted pricing model. The resulting charge to income is recognized over the period during which the options or awards vest. The FASB encourages recognition of such expense in the statement of income but does not require it. If expense is not recorded in the financial statements, pro forma disclosures are required regarding the effects on net income and earnings per share had expense been recognized.

Adoption of FAS No. 107 is required for fiscal 1996. Adoption of FAS No. 121 and FAS No. 123 is required for fiscal 1997. Management is evaluating the potential effects on the Company's financial statements of adoption of these statements. While such evaluation is not complete, management currently does not expect adoption of the statements will have a material effect on its financial condition or results of operations.

                      B.B. WALKER COMPANY AND SUBSIDIARY
                                 STOCK PRICES

B.B. Walker company common stock is publicly traded; however, during fiscal 1992, the Company removed its stock from the National Association of Security Dealers Automated Quotation (NASDAQ) System. Markets in B.B. Walker Company common stock are maintained by Scott & Stringfellow of Winston-Salem, NC and Interstate Securities of Charlotte, NC.

Approximately 1,229 shareholders own common stock in B.B. Walker Company, some shares of which are held by banks, brokers, investment trusts or nominees.
The largest shareholder is the Employee Stock Ownership Plan and Trust of B.B. Walker Company, which holds approximately 25.74% of the total shares issued and outstanding. At the last Annual Meeting of the Shareholders held on March 20, 1995, 81.74% of the shares outstanding were represented in person or by proxy at the meeting. The Company paid a special cash dividend of $.073 per share on January 4, 1994, on its common stock.

On March 24, 1994, the Company completed a three-for-two split of its common stock outstanding for shareholders of record as of March 4, 1994. All fractional shares were paid in cash.

The following are the Bid and Ask quotations for the last two fiscal years. The amounts are adjusted for a three-for-two stock split paid on March 24, 1994:

                                       Bid Prices         Ask Prices
                                    High        Low    High        Low
                                    ---------------    ---------------
      1995:
        First Quarter               $ 6         $ 3    $ 7         $ 4
        Second Quarter                4 1/4       3      5 1/4       4
        Third Quarter                 2 3/4       2      3 3/4       3
        Fourth Quarter                2           1      3           2

      1994:
        First Quarter               $ 9         $ 8    $ 9 1/3     $ -
        Second Quarter               10           9     11           9 2/3
        Third Quarter                10           7     11           8
        Fourth Quarter                7           6      8           7


These Over-the-Counter market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

B.B. WALKER COMPANY

OFFICERS
--------
KENT T. ANDERSON
Chairman and Chief Executive Officer

FRENCH P. HUMPHRIES
Executive Vice President

WILLIAM C. MASSIE
Executive Vice President

DOROTHY W. CRAVEN
Secretary

REBECCA S. RICH
Assistant Secretary

DIRECTORS
---------
KENT T. ANDERSON
Chairman and Chief Executive Officer

ROBERT L. DONNELL, JR.
Retired

JAMES P. McDERMOTT
Retired

EDNA A. WALKER
President of B.B. Walker Foundation

MICHAEL C. MILLER
President
First National Bank and Trust Company

GEORGE M. BALL
Chairman of the Board
Philpott, Ball & Company

TRANSFER AGENT AND REGISTRAR
The Company acts as its own Transfer Agent and Registrar, handling all securities transfers at its Executive Offices.

INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP
Suite 1800
200 West Second Street
Winston-Salem, NC 27101

FORM NO. 10-K
Each year, B.B. Walker Company files a Form No. 10-K report with the Securities and Exchange Commission in Washington, DC which contains more detailed information. If you would like to receive a copy, please send your request to Corporate Secretary, B.B. Walker Company, Drawer 1167, Asheboro, North Carolina 27204.

NOTICE OF ANNUAL MEETING
The Annual Meeting of the Company's Shareholders will be held in the executive offices of B.B. Walker Company at 414 East Dixie Drive, Highway 64 East, Asheboro, North Carolina, at 7:00 p.m. EST on Monday night, March 18, 1996. A formal notice of the meeting, together with a proxy statement and proxy, will be mailed prior to the meeting. Shareholders who cannot attend are urged to exercise their right to vote by signing and promptly returning the proxy.