Form 10-K, Exhibit 13
period 1996-11-02
WALKER B B CO
filed 1997-02-14
CIK 104218

Exhibit 13
                                                                    ----------






                       B.B. WALKER COMPANY AND SUBSIDIARY


                   FORTY-NINTH ANNUAL REPORT TO SHAREHOLDERS


                               NOVEMBER 2, 1996

                              1996 ANNUAL REPORT
                         B.B. WALKER COMPANY PROFILE

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

Founded in 1947 in Asheboro, North Carolina and incorporated in 1952 in the State of North Carolina, the Company presently markets high quality, medium-priced western and work/outdoor boots and shoes. A majority of the Company's sales are under B.B. Walker trademarked brands. In addition, the Company manufactures footwear under major retailers' private labels and on contract for other footwear manufacturers. The Company also operates three retail stores.

For western boot customers, the Company offers quality western boots through two proprietary brands. Through its ABILENE brand, the Company manufactures and markets high quality all-leather boots for the traditional boot wearer. The SAGE brand is offered at a lower price point and features bright colors and accents. The ABILENE and SAGE lines are manufactured at the Company's facility in Somerset, Pennsylvania.

For work/outdoor footwear customers, the Company markets quality boots and shoes for work, outdoor and safety use under the WALKER FOOTWEAR THAT WORKS brand. The mainstays of this line are all-leather lace-up and pull-on utility boots. Through its GOLDEN RETRIEVER brand, the Company offers many styles of work/outdoor boots, including pull-on, lace-up, lined, insulated and waterproof, in a variety of heights, soles and constructions. B.B. Walker's work/outdoor lines are manufactured at the Company's Asheboro facilities.

The Company has historically served the private label market, manufacturing footwear for large retailers and other footwear manufacturers on a contract basis. Most of the Company's private label products consist of work/outdoor footwear.

B.B. WALKER COMPANY and its subsidiary are equal opportunity employers. All matters regarding recruiting, hiring, training, compensation, benefits, promotion, transfers and other personnel policies will continue to be free from all discriminatory practices.

The Company and its subsidiary employ 521 people at November 2, 1996.

     Contents                                                 Page
     --------                                                 ----
       Financial Highlights                                     1
       Message to Shareholders                                  2
       Consolidated Financial Statments and Notes               4
       Report of Independent Accountants                       25
       Selected Financial Data                                 26
       Mangement's Discussion and Analysis of Results
         of Operations and Financial Condition                 27
       Stock Prices                                            39
       Officers and Directors                          Back Cover

                              Inside Front Cover

                      B.B. WALKER COMPANY AND SUBSIDIARY
                             FINANCIAL HIGHLIGHTS

                                                  Fiscal Year Ended
                                       ---------------------------------------
                                       November 2,   October 28,   October 29,
                                          1996          1995          1994
                                       -----------   -----------   -----------
(In thousands, except per share data)
OPERATIONS
  Net sales                             $  37,506     $  43,453     $  51,148
                                         ========      ========      ========
  Income (loss) before income taxes
    and minority interest                  (4,659)       (1,868)          812

  Provision for (benefit from)
    income taxes                             (620)         (626)          336
  Minority interest                            (2)           (2)           (2)
                                         --------      --------      --------
  Net income (loss)                     $  (4,041)    $  (1,244)    $     474
                                         ========      ========      ========

  EARNINGS (LOSS) PER SHARE OF COMMON
    STOCK AND COMMON STOCK EQUIVALENTS  $   (2.34)    $    (.72)    $     .26
                                         ========      ========      ========
  Average number of shares outstanding      1,727         1,744         1,783
                                         ========      ========      ========

  EARNINGS (LOSS) PER SHARE OF COMMON
    STOCK AND COMMON STOCK EQUIVALENTS
    -ASSUMING FULL DILUTION             $   (2.34)    $    (.72)    $     .26
                                         ========      ========      ========
  Average number of shares outstanding      1,728         1,744         1,783
                                         ========      ========      ========

FINANCIAL CONDITION
  Current assets                        $  24,953     $  30,898     $  30,264
  Current liabilities                      19,534        21,533        20,510
  Working capital                           5,419         9,365         9,754
  Current ratio                         1.28 to 1     1.43 to 1     1.48 to 1
  Long-term obligations,
    non-current portion                     3,286         4,257         3,692
  Shareholders' equity                      4,522         8,553         9,780
  Book value per common share (1)            2.57          4.91          5.56


(1) Information adjusted for three-for-two stock split paid on March 24, 1994.

                        CHAIRMAN'S MESSAGE TO SHAREHOLDERS

TO OUR SHAREHOLDERS

B.B. Walker Company's fiscal year ended on November 2, 1996. During 1996, our Company experienced a year of weak sales as our customers struggled to generate sales volume with consumers. Slow consumer spending at the retail level has impacted our customers' operations and their ability to turn their inventories at profitable rates. With smaller orders for new footwear being placed, we have not been able to operate our plants efficiently. In addition, to be competitive in the marketplace, we have had to offer discounting and other promotional programs to customers. These factors have adversely impacted the Company's gross margins.

Revenues for the fiscal year ended November 2, 1996 were $37,549,000 compared to $43,533,000 for the fiscal year ended October 28, 1995. The Company reported net losses for 1996 and 1995 of $4,041,000 and $1,244,000, respectively.

In the fourth quarter of 1996, the Company recorded revenues of $9,906,000 and a net loss of $2,382,000, which included adjustments to recognize expenses to be incurred as the Company repositions its product lines and implements other changes to improve operations. For the same period in 1995, revenues were $12,239,000 with a net loss of $53,000.

During the year, management reduced operating expenses at all levels within the Company in an effort to match expenses with sales and operations.
However, sales continued their negative trend and we were unable to return to profitability in 1996. In the fourth quarter, management made a critical assessment of our situation and the best way to address the retail environment we are facing currently. Management felt our Company needed to refocus on our strengths and concentrate on serving our niche markets better than our competition. Basically, our Company has traditionally been a strong competitor in western boots and work boots. In recent years, efforts have been made to broaden our markets to include other products such as outdoor boots, but these efforts have met with mixed success. Therefore, management has decided to devote our valuable resources towards being the best western boot and work boot company possible. In order to accomplish this in an efficient manner, changes were made to consolidate some operations and services and reduce other parts of our business. Going forward, B.B. Walker Company will be a smaller company but will be focused on earning profits in those lines where we know we can be competitive.

During the fourth quarter, we carefully reviewed the existing styles in our product lines and eliminated those styles that we felt would not generate minimum acceptable returns. Most of the styles eliminated were part of our outdoor line. We wrote down inventories by $511,000 to the lower of cost or market to recognize losses to be incurred in disposal of these styles. We will continue to offer styles within all of our existing branded lines; however, we will be more selective about new styles that are developed. With fewer styles, less investment should be required in finished goods and raw material inventories.

At the same time these changes were being made in our product lines, the separate sales forces which previously served the Work/Outdoor Division and the Western Division were merged into a single sales force under the supervision of one national sales manager. Several new sales territories were established to concentrate efforts in larger metropolitan areas. With additional training, the new sales force will market both western and work/outdoor footwear to customers in their established territories, thereby eliminating overlap that existed with separate sales forces.


We anticipate making other operational changes to support our new direction for the Company. The efficient use of manufacturing capacity is one area that holds strong promise for improving our operating results. We are carefully examining options related to current manufacturing operations. In addition, reviews of corporate and administrative operations have identified areas for further cost reductions. Accruals related to personnel and benefit costs to be incurred as changes to these operations are implemented amounted to approximately $571,000.

Another significant impact on our financial results came from a reserve for deferred income tax assets as required by generally accepted accounting principles. Because of this reserve, we had to reduce our reported benefit from income taxes by approximately $1,075,000 which lowered our effective tax rate for 1996 to 13.3%.

We appreciate the support and loyalty of our customers, shareholders and employees.

                                        Sincerely,

                                        KENT T. ANDERSON

                                        Kent T. Anderson
                                        Chairman of the Board, Chief
                                        Executive Officer and President

                      B. B. WALKER COMPANY AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         November 2,  October 28,  October 29,
                                            1996         1995          1994
                                         -----------  -----------  -----------
(In thousands, except per share data)
Revenues:
 Net sales (Note 12)                       $ 37,506     $ 43,453     $ 51,148
 Interest and other income                       43           80          116
                                            -------      -------      -------
                                             37,549       43,533       51,264
                                            -------      -------      -------
Costs and expenses:
 Cost of products sold (Note 1)              29,702       32,781       37,506
 Selling and administrative
  expenses (Notes 1 and 13)                  10,377       10,359       11,040
 Depreciation and amortization                  637          667          610
 Interest expense                             1,492        1,594        1,156
 Costs of uncompleted securities
  offering (Note 14)                            -            -            140
                                            -------      -------      -------
                                             42,208       45,401       50,452
                                            -------      -------      -------
    Income (loss) before income taxes
      and minority interest                  (4,659)      (1,868)         812

 Provision for (benefit from)
  income taxes (Note 8)                        (620)        (626)         336
 Minority interest                               (2)          (2)          (2)
                                            -------      -------      -------
    Net income (loss)                      $ (4,041)    $ (1,244)    $    474
                                            =======      =======      =======
Earnings (loss) per share of common stock
 and common stock equivalents (Note 2)     $  (2.34)    $   (.72)    $    .26
                                            =======      =======      =======
Earnings (loss) per share of common stock
 and common stock equivalents - assuming
 full dilution (Note 2)                    $  (2.34)    $   (.72)    $    .26
                                            =======      =======      =======




The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B. B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                     November 2,  October 28,
                                                        1996         1995
                                                     -----------  -----------
(In thousands, except share data)

CURRENT ASSETS:
  Cash                                                $       1    $       1
  Accounts receivable, less allowance for doubtful
    accounts of $742 in 1996 and $521 in 1995 (Note 5)   10,808       13,467
  Inventories (Notes 3 and 5)                            12,511       15,828
  Prepaid expenses                                          441          311
  Income tax recovery receivable (Note 8)                 1,042          613
  Deferred income tax benefit, current (Note 8)             150          678
                                                        -------      -------
    Total current assets                                 24,953       30,898

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
depreciation and amortization (Notes 4,5 and 6)           2,208        2,968

DEFERRED INCOME TAX BENEFIT, LONG-TERM (Note 8)             -             92

OTHER ASSETS                                                214          419
                                                        -------      -------


                                                      $  27,375    $  34,377
                                                        =======      =======









The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS, Continued

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                     November 2,  October 28,
                                                        1996         1995
                                                     -----------  -----------

CURRENT LIABILITIES:
  Borrowings under finance agreement (Note 5)         $  11,464    $  14,012
  Portion of long-term obligations payable
    within one year (Note 6)                              1,304        1,088
  Accounts payable, trade                                 4,984        5,210
  Accrued salaries, wages and bonuses                     1,102          591
  Other accounts payable and accrued liabilities            680          632
  Income taxes payable (Note 8)                            -             -
                                                        -------      -------
    Total current liabilities                            19,534       21,533
                                                        -------      -------

LONG-TERM OBLIGATIONS (Note 6)                            3,286        4,257

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARY                33           34

SHAREHOLDERS' EQUITY (Notes 11):
  7% cumulative preferred stock, $100 par value,
    1,150 shares authorized, 828 shares issued
    and outstanding in 1996 and 1995                         83           83
  Common stock, $1 par value, 6,000,000 shares
    authorized, 1,726,534 shares in 1996 and
    1,726,535 shares in 1995 issued and outstanding       1,727        1,727
  Capital in excess of par value                          2,724        2,724
  Retained earnings                                         111        4,158
  Equity loans collateralized by Company
    common stock                                           (123)        (139)
                                                        -------      -------
    Total shareholders' equity                            4,522        8,553
                                                        -------      -------

COMMITMENTS AND CONTINGENCIES (Note 1 and 10)

                                                      $  27,375    $  34,377
                                                        =======      =======

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         November 2,  October 28,  October 29,
                                            1996         1995          1994
                                         -----------  -----------  -----------

(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                          $ (4,041)    $ (1,244)    $    474
Adjustments to reconcile net income (loss)
  to net cash provided by (used for)
  operating activities:
Depreciation and amortization                   637          667          610
(Gain) loss on sale of fixed assets             138          -             (3)
Deferred income taxes                           620          194           66
(Increase) decrease in:
  Accounts receivable, trade (net)            2,659          269          620
  Inventories                                 3,317         (425)      (3,181)
  Prepaid expenses                             (130)         (71)        (122)
  Other assets                                  205           (8)          74
Increase (decrease) in:
  Accounts payable, trade                      (226)        (279)       1,308
  Accrued salaries, wages and bonuses           511          (87)         (12)
  Other accounts payable and
    accrued liabilities                          48         (284)        (612)
  Income taxes payable                         (429)        (650)        (588)
                                            -------      -------      -------
Net cash provided by (used for)
  operating activities                        3,309       (1,918)      (1,366)
                                            -------      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                            (21)         (43)      (2,045)
Proceeds from disposal of property, plant
  and equipment                                   6            1            3
                                            -------      -------      -------
Net cash used for investing activities          (15)         (42)      (2,042)
                                            -------      -------      -------

                                                                   (Continued)

                      B. B. WALKER COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         November 2,  October 28,  October 29,
                                            1996         1995          1994
                                         -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing under finance agreement     $  (2,548)   $   1,122    $   3,201
Proceeds from issuance of
  long-term obligations                          45        4,232          919
Payment on long-term obligations               (800)      (3,079)        (570)
Payment of debt issue costs                     -           (332)         -
Purchase of subsidiary common stock
  from minority interest                         (1)         -             (1)
Repurchase of Company common stock              -            -             (3)
Proceeds from issuance of common stock          -            -             75
Loans to shareholders, net of
  cash repayments                                16           23           59
Advance to Employee Stock Ownership
  Plan Trust                                    -            -           (135)
Dividends paid on common stock                  -            -           (131)
Dividends paid on 7% cumulative
  preferred stock                                (6)          (6)          (6)
                                            -------      -------      -------
Net cash provided by (used for)
  financing activities                       (3,294)       1,960        3,408
                                            -------      -------      -------

Net change in cash                              -            -            -

Cash at beginning of year                         1            1            1
                                            -------      -------      -------
Cash at end of year                        $      1     $      1     $      1
                                            =======      =======      =======


Supplemental Disclosure of Noncash Investing and Financing Activities:

Capital lease obligations incurred were $10 in 1994. No capital lease obligations were incurred in 1996 and 1995.

During 1995, the Company accepted 16,875 shares of its common stock as repayment of an advance of $135 to the Employee Stock Ownership Plan Trust.

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                                          B.B. WALKER COMPANY AND SUBSIDIARY
                                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Equity Loans
(In thousands,                 7% Cumulative                     Capital in             Collateralized      Total
except number                 Preferred Stock    Common Stock     Excess of   Retained     By Common    Shareholders'
 of shares)                   Shares   Amount  Shares    Amount   Par Value   Earnings       Stock        Equity
                              ------   ------ ---------  ------   ---------   --------  -------------  -------------
Balance at October 30, 1993    828    $   83  1,713,677 $ 1,714   $   2,800   $  5,071      $   (221)     $    9,447

Retirement of common stock
  repurchased                  -          -        (400)   -             (3)      -             -                 (3)
Issuance of common stock       -          -      30,243      30          45       -             -                 75
Equity loans collateralized
  by common stock              -          -        -       -           -          -             (163)           (163)
Repayment of equity loans col-
  lateralized by common stock  -          -        -       -           -          -               87              87
Net income                     -          -        -       -           -           474          -                474
Dividends on common stock at
  $.073 per share              -          -        -       -           -          (131)         -               (131)
Dividends on 7% preferred
  stock                        -          -        -       -           -            (6)         -                 (6)
                              ----      ----  ---------  ------     -------     ------        ------        --------
Balance at October 29, 1994    828        83  1,743,520   1,744       2,842      5,408          (297)          9,780

Retirement of common stock
  repurchased                  -          -        (110)   -           -          -             -               -
Repayment of equity loans col-
  lateralized by common stock  -          -        -       -           -          -               23              23
Repayment of equity loans by
  retirement of common stock   -          -     (16,875)    (17)       (118)      -              135            -
Net loss                       -          -        -       -           -        (1,244)         -             (1,244)
Dividends on 7% preferred
  stock                        -          -        -       -           -            (6)         -                 (6)
                              ----      ----  ---------  ------     -------     ------        ------        --------
Balance at October 28, 1995    828        83  1,726,535   1,727       2,724      4,158          (139)          8,553

Retirement of common stock
  repurchased                  -          -          (1)   -           -          -             -               -
Repayment of equity loans col-
  lateralized by common stock  -          -        -       -           -          -               16              16
Net loss                       -          -        -       -           -        (4,041)         -             (4,041)
Dividends on 7% preferred
  stock                        -          -        -       -           -            (6)         -                 (6)
                              ----      ----  ---------  ------     -------     ------        ------        --------
                               828    $   83  1,726,534 $ 1,727   $   2,724   $    111      $   (123)     $    4,522
                              ====      ====  =========  ======     =======     ======        ======        ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B. B. WALKER COMPANY AND SUBSIDARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - MATERIAL UNCERTAINTY AND UNUSUAL CHARGES

For the years ended November 2, 1996 and October 28, 1995, the Company has reported net losses of $4.041 million and $1.244 million, respectively. These losses have resulted in the depletion of retained earnings such that retained earnings are $111,000 at November 2, 1996. With reduced orders for new footwear being placed each year, the Company has not been able to operate its plants at efficient levels and has had to offer discounting and other promotional programs to customers. Together, these factors have adversely impacted the Company's gross margins. The Company is highly leveraged and the recent operating results have had a material adverse impact on the Company's liquidity and ability to meet the covenants of its outstanding debt. As discussed in Note 5, the finance agreement with the bank was amended twice during fiscal 1996 and twice subsequent to November 2, 1996 in reaction to the changing financial conditions of the Company.

During the fourth quarter of fiscal 1996, the Company repositioned its product offerings in order to direct the Company's limited resources towards those styles that display the most potential for the Company. Management reviewed the existing lines offered by the Company and eliminated styles that would not generate acceptable returns for the Company. To recognize the impairment to inventory for the elimination of styles from certain product lines, the Company wrote down inventories by $511,000 to the lower of cost or market. Such amount is included as cost of products sold in the accompanying statement of income (loss).

In addition, the Company determined that consolidation and/or reduction of various operations related to the manufacturing, marketing and administrative functions of the Company was required to support the elimination of the product styles. Accruals related to personnel and benefit costs to be incurred as changes to these operations are implemented amounted to approximately $571,000. Of such amount, $359,000 and $212,000 are reported as cost of products sold and selling and administrative expenses, respectively, in the accompanying statement of income (loss).

The assumptions underlying management's plans are contingent on the Company achieving anticipated sales levels. Management will analyze the progress of the current consolidation and reduction of operations in achieving improved
profitability and cash flow projections.   If market conditions do not improve
for the Company and the anticipated sales levels are not achieved, further changes and reductions will be required. Among these changes may be the discontinuance of certain operations or elimination of certain product lines. However, if the Company is unable to implement the necessary changes in a timely manner or unforseen problems occur, there can be no assurances as to when the Company will return to a profitable level of operations and positive cash flow.

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 2 - THE BUSINESS AND ITS ACCOUNTING POLICIES

Business
--------
B.B. Walker Company and Subsidiary (the "Company") is engaged in the design, manufacture, marketing and distribution of western and work/outdoor footwear. The Company's sales come primarily from sales of branded footwear to small independent retail chains and private label products to selected large retailers. The Company has manufacturing facilities in North Carolina and Pennsylvania. The significant accounting policies followed by the Company in preparing the accompanying consolidated financial statements are as follows:

Principles of consolidation
---------------------------
The consolidated financial statements include the accounts of B.B. Walker Company and its subsidiary. All significant intercompany balances and transactions are eliminated in consolidation.

Use of estimates in the preparation of financial statements
-----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

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

                                  1996          1995          1994
                                ---------     ---------     ---------
              Primary           1,727,000     1,744,000     1,783,000
              Fully diluted     1,728,000     1,744,000     1,783,000


Revenue recognition
-------------------
The Company recognizes a sale when the goods are shipped or ownership and risk of loss is otherwise assumed by the customer.

Advertising costs
-----------------
The Company expenses advertising costs, other than direct response advertising, as incurred. Direct response advertising is expensed the first time the advertising appears. Advertising expense for 1996, 1995 and 1994 is $1,349,000, $1,118,000 and $1,367,000, respectively.

Fiscal year
-----------
The Company's operations are based on a fifty-two, fifty-three week fiscal year that ends on the Saturday closest to October 31. The fiscal year ended November 2, 1996 includes fifty-three weeks of operations. The 1995 and 1994 fiscal years consisted of fifty-two weeks each.

New accounting standards
------------------------
In March 1995, the FASB adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires that companies assess potential impairments of long-lived assets and certain identifiable intangibles when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely, and recognize an impairment loss when the sum of expected future net cash flows is less than the carrying amount.

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

New accounting standards, continued
-----------------------------------
In October 1995, the FASB adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, which provides that companies adopt a method of accounting for stock compensation awards based on the estimated fair value at the date the awards are granted using an accepted pricing model. The resulting charge to income is recognized over the period during which the options or awards vest. The FASB encourages recognition of such expense in the statement of income but does not require it. If expense is not recorded in the financial statements, pro forma disclosures are required regarding the effects on net income and earnings per share had expense been recognized.

Adoption of FAS No. 121 and FAS No. 123 are required for fiscal 1997. Management is evaluating the potential effects on the Company's financial statements of adoption of these statements. While such evaluation is not complete, management currently does not expect the adoption of the statements will have a material effect on its financial condition or results of operations.


NOTE 3 - INVENTORIES

Inventories on hand at November 2, 1996 and October 28, 1995 consisted of the following:

                                                (In thousands)
                                          November 2,    October 28,
                                             1996           1995
                                          -----------    -----------
            Finished goods                $    6,943     $    9,574
            Work in process                      692            807
            Raw materials and supplies         4,876          5,447
                                           ---------      ---------
                                          $   12,511     $   15,828
                                           =========      =========

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, by major class, at November 2, 1996 and October 28, 1995 was as follows:

                                                 (In thousands)
                                           November 2,    October 28,
                                              1996           1995
                                           -----------    -----------
           Land                            $      425     $      425
           Buildings                            2,285          2,285
           Leasehold improvements                 459            489
           Machinery and equipment:
             Owned                              3,802          3,770
             Capital leases                       888          1,143
           Transportation equipment:
             Owned                                255            245
             Capital leases                       -                9
           Construction in process                -               14
                                            ---------      ---------
                                                8,114          8,380
           Less accumulated depreciation
             and amortization                   5,906          5,412
                                            ---------      ---------
                                           $    2,208     $    2,968
                                            =========      =========

Included in accumulated depreciation at November 2, 1996 and October 28, 1995 is $804,000 and $908,000, respectively, related to capital leases.


NOTE 5 - BORROWINGS UNDER FINANCE AGREEMENT

On August 15, 1995, the Company entered into a revolving finance agreement with a bank which permits borrowings up to certain percentages of eligible accounts receivable and inventories. The agreement was amended twice during the fiscal year and twice subsequent to year end. Under the terms of the amended agreement, advances are available not to exceed $13,000,000 in aggregate. Advances against accounts receivable cannot exceed $11,000,000, and advances against inventory are limited to $7,000,000 to $8,000,000, which is adjusted seasonally. Interest at the bank's prime rate plus 1.75% (10.0% at November 2, 1996) is accrued on all outstanding amounts. The Company pays a monthly commitment fee equal to .25% of the unused availability under the agreement. The Company also incurs other miscellaneous fees related to the operation of the credit facility.

As discussed more fully in Note 6, the second portion of the agreement provided a term loan of $3,000,000 with a variable interest rate. Proceeds from this loan were used to repay the existing mortgage note on the Asheboro facility with the remainder applied against the outstanding amount under the revolving finance agreement.

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 5 - BORROWINGS UNDER FINANCE AGREEMENT, Continued

Borrowings under the agreement are secured by all accounts receivable, inventories and machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities. The bank also has a subordinated security interest in the facilities in Somerset.

The agreement contains various restrictive covenants, as amended effective November 2, 1996, which include, among other things, maintenance of certain financial ratios, limits on capital expenditures, minimum net worth requirements and net income requirements. The agreement also restricts payment of dividends on common stock to payments made with shares of common stock. At November 2, 1996, the Company was in compliance with its amended covenants.

                                                   (In thousands)
                                                     Fiscal year
                                           1996          1995         1994
                                        ----------    ----------    ----------
      Average short-term borrowings     $  11,159     $  12,633     $  10,384
      Maximum short-term borrowings     $  14,467     $  14,717     $  12,927
      Weighted average interest rate        9.5%          9.6%          7.9%
      Interest rate at year-end            10.0%          9.3%          8.3%

The weighted average interest rate is computed by dividing interest expense on the short-term borrowings by the average borrowings during the fiscal year.


NOTE 6 - LONG TERM OBLIGATIONS

Long-term debt and other non-current obligations consist of the following:

                                                         (In thousands)
                                                    November 2,   October 28,
                                                       1996          1995
                                                    -----------   -----------
Note payable to a bank, due in 69 monthly
 installments ranging from $36,000 to $55,000
 through July 2002, variable interest at the
 bank's prime rate plus 1.75% (10.0% at November
 2, 1996), secured by accounts  receivable,
 inventories and substantially all fixed assets
 including the Company's land and building
 in Asheboro, NC                                    $    2,464    $    2,929
Note payable to a bank, due in monthly
 installments of $2,550 through January 2009,
 variable interest at the bank's prime rate
 plus .75% (9.0% at November 2, 1996), secured
 by the Company's land and building in Somerset, PA        226           236

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 6 - LONG TERM OBLIGATIONS, Continued

                                                         (In thousands)
                                                    November 2,   October 28,
                                                       1996          1995
                                                    -----------   -----------
Note payable to the Pennsylvania Industrial
 Development Authority, due in monthly
 installments of $3,089 through February 2010,
 fixed interest at 2% per annum, secured by
 the Company's land and building in Somerset, PA           431           466
Note payable to the Pennsylvania Economic
 Revitalization Fund, due in monthly installments
 of principal plus accrued interest of $1,544
 through August 2010, fixed interest at 2% per
 annum, secured by the Company's land and buildings
 in Somerset, PA                                           223           238
Promissory notes payable to shareholders, due in
 varying amounts through 1999, variable interest
 based on prime rate                                     1,162         1,233
Capital lease obligations, due in monthly
 installments through 1998, interest ranging from
 12% to 12.75%                                              84           243
                                                       -------       -------
                                                         4,590         5,345
Less amounts payable within one year                     1,304         1,088
                                                       -------       -------
                                                    $    3,286    $    4,257
                                                       =======       =======

The effective interest rate on the promissory notes payable to shareholders averaged 9.5% in 1996 and 9.9% in 1995. Cash paid for interest was $1,507,000 in 1996, $1,574,000 in 1995 and $1,153,000 in 1994.

Principal maturities on long-term obligations are as follows:

                                               Fiscal Year    (In thousands)
                                                 Ending          Amounts
                                               -----------    --------------

                                                  1997           $   1,304
                                                  1998                 867
                                                  1999                 527
                                                  2000                 488
                                                  2001                 490
                                               Thereafter              914
                                                                  --------
                                                                 $   4,590
                                                                  ========

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

At November 2, 1996 and October 28, 1995, the carrying amounts and fair values of the Company's financial instruments are as follows:
                                                  (In thousands)
                                      November 2, 1996      October 28, 1995
                                      Carrying    Fair      Carrying    Fair
                                       Amount     Value      Amount     Value
                                      --------    -----     --------    -----
     Assets:
       Accounts receivable            $ 10,400  $ 10,400    $ 12,840  $ 12,840
       Notes receivable:
         Short-term                        292       292         627       627
         Long-term                         243       243         -         -
     Liabilities:
       Borrowings under finance
         agreement                      11,464    11,464      14,012    14,012
       Long-term debt                    4,590     4,346       5,345     5,086

Long-term notes receivable include $127,000 which is recorded in other assets at November 2, 1996. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying amounts of accounts receivable, short-term notes receivable and borrowings under finance agreement approximate fair value because of the short maturity of those instruments.
The fair value of the Company's long-term notes receivable are based on the expected future cash flows discounted at risk adjusted rates. Valuations for long-term debt are determined based on expected future payments discounted at risk adjusted rates.


NOTE 8 - INCOME TAXES (In Thousands)

At the beginning of fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. Under FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted FAS 109 without restating prior years' financial statements. The cumulative effect of the change in the method of accounting for income taxes was deemed immaterial to the Company's financial statements and therefore is not disclosed separately in the financial statements.

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - INCOME TAXES, Continued

The components of the provision for (benefit from) income taxes are as follows:

                                  November 2,   October 28,   October 29,
                                     1996          1995          1994
                                  -----------   -----------   -----------
     Current:
       Federal                    $   (1,240)   $     (820)   $      240
       State                             -             -              30
                                    --------      --------      --------
                                      (1,240)         (820)          270
     Deferred:
       Federal                           620           194            58
       State                             -             -               8
                                    --------      --------      --------
                                         620           194            66
                                    --------      --------      --------
                                  $     (620)   $     (626)   $      336
                                    ========      ========      ========

The Company has state net economic loss carryforwards of $285,000 which expire from 2000 to 2001. Cash paid for income taxes, net of refunds, was ($806,000) in 1996, ($141,000) in 1995, and $853,000 in 1994.

The provision for (benefit from) income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes for the three years ended November 2, 1996, October 28, 1995 and October 29, 1994 as follows:

                                  November 2,   October 28,   October 29,
                                     1996          1995          1994
                                  -----------   -----------   -----------
  Computed expected income tax
    expense (benefit)             $   (1,584)   $     (636)   $      275
  State income taxes (benefit),
    net of federal income tax
    benefit                             (170)         (115)           24
  Change in the valuation allowance    1,075           115           -
  Other, net                              59            10            37
                                    --------      --------      --------
                                  $     (620)   $     (626)   $      336
                                    ========      ========      ========

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 8 - INCOME TAXES, Continued

The significant components of deferred income tax expense for the years ended November 2, 1996, October 28, 1995 and October 29, 1994 are as follows:

                                      November 2,   October 28,   October 29,
                                         1996          1995          1994
                                      -----------   -----------   -----------
  Deferred tax expense (exclusive
    of the effect of other components
    listed below)                     $     (285)   $      194    $       66
  State deferred tax benefit                (170)         (115)           -
  Change in the valuation allowance        1,075           115            -
                                        --------      --------      --------
                                      $      620    $      194    $       66
                                        ========      ========      ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at November 2, 1996 and October 28, 1995 are as follows:
                                                    November 2,    October 28,
                                                       1996           1995
                                                    -----------    -----------
    Deferred tax assets:
      Current portion:
        Provision for doubtful accounts             $      252     $      193
        Reserve for sales discounts                         48             89
        Self insurance accrual for claims incurred
          but not reported at year-end                     131             84
        Inventories, principally due to additional
          costs inventoried for tax purposes               450            347
        Accruals for certain personnel costs               113             23
                                                      --------       --------
            Total current                                  994            736
                                                      --------       --------
      Long-term portion:
        Accruals for certain personnel costs                16             29
        State economic loss carryforward                   285            115
        Fixed assets                                       115             63
                                                      --------       --------
            Total long-term                                416            207
                                                      --------       --------
              Total gross deferred tax assets            1,410            943
              Valuation allowance                       (1,190)          (115)
                                                      --------       --------
                                                           220            828
    Deferred tax liabilities:
      Current portion:
        Prepaid employee benefits                          (70)           (58)
                                                      --------       --------
              Net deferred tax asset                $      150     $      770
                                                      ========       ========

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 9 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS

The Company and its subsidiary sponsor retirement plans which provide benefits to all qualified employees. Administrative and trustee expenses associated with these plans are paid by the Company.

The Company provides a non-contributory, defined contribution plan for all eligible employees that invests in the common stock of the Company. Contributions to the Employee Stock Ownership Plan of B.B. Walker Company, which are determined by the Board of Directors, were $65,000 in 1996, 1995 and 1994.

The Retirement Savings Plan of B.B. Walker Company, a Section 401-K plan, is available to all eligible employees meeting certain age and service requirements. The plan is not available to employees of the Company's subsidiary who are covered by a defined benefit pension plan. Employee contributions are limited to a percentage of their base compensation, as defined in the plan. The plan does provide for matching contributions by the Company, but such contributions are made at the discretion of the Company. Contributions to the plan were $30,000 in 1996, 1995 and 1994.

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

Net annual pension expense for 1996, 1995 and 1994 included the following components (in thousands):

                                                       1996    1995    1994
                                                       ----    ----    ----
  Service cost - benefits earned during the period     $ 78    $ 69    $ 65
  Interest on projected benefit obligation               56      46      39
  Actual return on plan assets                          (56)    (47)    (42)
  Net amortization and deferral                         (19)    (20)    (17)
                                                        ---     ---     ---
    Net annual pension expense                         $ 59    $ 48    $ 45
                                                        ===     ===     ===

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 9 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The following table sets forth the plan's funded status at November 2, 1996 and October 28, 1995 (in thousands):

                                                    November 2,   October 28,
                                                       1996         1995
                                                    -----------   -----------
  Actuarial present value of benefit obligations:
    Vested benefit obligations                       $     791     $     691
                                                       =======       =======
    Accumulated benefit obligations                  $     868     $     747
                                                       =======       =======

  Projected benefit obligation                       $    (868)    $    (747)
  Plan assets at fair value                              1,017           863
                                                       -------       -------
  Plan assets in excess of projected
    benefit obligation                                     149           116
  Unrecognized net loss                                    123           112
  Unrecognized net asset at transition                     (66)          (74)
                                                       -------       -------
      Prepaid pension cost                           $     206     $     154
                                                       =======       =======

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 7.5% for 1996, 1995 and 1994.

The Company also has an incentive bonus plan for employees which allows the Company to pay bonuses based upon certain percentages of operating profit. Expenses associated with this plan were $86,000 in 1994. No incentive bonuses were accrued for 1996 or 1995.

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

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 9 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

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

The Company's 1987 Incentive Stock Option Plan, which covered 300,000 shares of the Company's common stock, is still active. All available options under this plan have been granted. The terms of this plan are substantially the same as the 1995 Incentive Stock Option Plan described above. A summary of the activity is as follows:

                                     Year of      Number of      Options Price
                                      Grant        Shares          Per Share
                                     -------      ---------      -------------
  Options outstanding at
    October 30, 1993                               119,250       $ 1.33 - 5.83
      Exercised                     1989-1993      (29,700)        1.33 - 4.40
                                                  --------
  Options outstanding at
    October 29, 1994                                89,550         1.33 - 5.83
      Granted                                       93,000            3.50
      Forfeited                       1993         (15,600)        4.00 - 4.40
                                                  --------
  Options outstanding at
    October 28, 1995                               166,950         1.33 - 5.83
      Granted                                        5,000            1.75
      Forfeited                       1993         (12,500)        3.50 - 5.83
                                                  --------
  Options outstanding at
    November 2, 1996                               159,450       $ 1.33 - 4.00
                                                  ========
  Options available for future grant - 1987 plan      -
                                                  ========
  Options available for future grant - 1995 plan   287,000
                                                  ========

Outstanding options exercisable at November 2, 1996, October 28, 1995 and October 29, 1994 were 156,950, 120,450, and 89,550, respectively.

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 10 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS
-----------------
The Company has entered into various capital and operating leases for certain buildings and machinery and equipment. The agreements expire at various dates through 2001. The future minimum lease payments under capital leases and noncancelable operating leases with initial terms of one year or more are as follows:
                                                      (In thousands)
                                                    Capital  Operating
        Fiscal year ending                          Leases     Leases
        ------------------                          -------  ---------
               1997                                 $   81   $    623
               1998                                     10        377
               1999                                     -         210
               2000                                     -          80
               2001                                     -           1
                                                      ----     ------
        Total minimum lease payments                    91   $  1,291
                                                               ======
        Amounts representing interest                    7
                                                      ----
        Present value of minimum lease payments
         (includes current portion of $75)          $   84
                                                      ====

Rental expense amounted to $630,000 in 1996, $578,000 in 1995 and $606,000 in
1994.

LITIGATION
----------
From time to time, the Company is a defendant in legal actions involving claims arising in the normal course of business. In management's opinion, after consultation with counsel and a review of the facts, the liabilities, if any, resulting from such legal proceedings will not have a material effect on the Company's financial position or results of operations.


NOTE 11 - SHAREHOLDERS' EQUITY

The 7% cumulative preferred stock is callable at the option of the Company at $103 per share plus any unpaid dividends. Preferred shareholders are entitled to seventy voting rights per share if dividends on preferred stock are not paid within ninety days after the scheduled due date. At November 2, 1996, there are no preferred dividends in arrears.

The Company is authorized to issue up to 200,000 shares of Class A preferred stock having no par value. The Class A preferred stock may be issued in one or more series with terms, preferences, limitations and relative rights being established by the Board of Directors. At November 2, 1996, no Class A preferred stock has been issued.

                      B. B. WALKER COMPANY AND SUBSIDARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 11 - SHAREHOLDERS' EQUITY, Continued

The Company has made loans to certain key employees for the purchase of the Company's common stock as stipulated in the 1987 Incentive Stock Option Plan. The loans are secured by the common stock purchased and shares are released from collateral as the loan principal is paid down. The loans bear interest at 4% annually.


NOTE 12 - CREDIT CONCENTRATIONS AND SALES TO MAJOR CUSTOMERS

The Company's trade receivables do not represent significant concentrations of credit risk because a large number of geographically diverse customers comprise the customer base. However, a substantial portion of the customer base is retailers. In 1996 and 1995, no customer comprised more than 10% of net sales. The Company derived approximately 12% of its net sales from one major customer in 1994.


NOTE 13 - RELATED PARTY TRANSACTIONS

The advertising agency and public relations firm employed by the Company is owned by an officer and director of the Company and his wife, who also manages the daily operations of the agency. The agency renders technical and creative services to the Company in the areas of design, layout, photography and other services of its advertising programs. The agency also places Company advertisements and ad copy in trade publications, footwear magazines and other related media sources and coordinates public relations events and press releases for the Company. In 1996 and 1995, the Company paid the agency $456,000 and $495,000, respectively.


NOTE 14 - COSTS OF UNCOMPLETED SECURITIES OFFERING

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

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of B.B. Walker Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of B.B. Walker Company and its subsidiary at November 2, 1996 and October 28, 1995, and the results of their operations and their cash flows for each of the three years in the period ended November 2, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has violated certain bank debt covenants that raise substantial doubt about its ability to continue as a going concern. Management's plans, including operating adjustments recorded in fiscal 1996, to address these issues are described in Note 1. The accompanying financial statements do not include other adjustments related to the carrying value of reported assets or liabilities that might be necessary should the Company be unable to continue as a going concern.


PRICE WATERHOUSE LLP

Winston-Salem, North Carolina
December 2, 1996

                                          B.B. WALKER COMPANY AND SUBSIDIARY
                                               SELECTED FINANCIAL DATA
(In thousands, except for
 items denoted by (1) below)
                                                  1996          1995          1994          1993          1992
RESULTS OF OPERATIONS:                           ------        ------        ------        ------        ------
Net sales                                      $ 37,506      $ 43,453      $ 51,148      $ 55,777      $ 47,817
                                                =======       =======       =======       =======       =======
Income (loss) from continuing operations
 before income taxes, minority interests
 and extraordinary item                        $ (4,659)     $ (1,868)     $    812      $  3,055      $  1,783
Provision for (benefit from) income taxes          (620)         (626)          336         1,160           579
Minority interests in continuing operations          (2)           (2)           (2)           (2)           (2)
                                                -------       -------       -------       -------       -------
Income (loss) before  extraordinary item         (4,041)       (1,244)          474         1,893         1,202
Extraordinary item-realization of tax
 operating loss carryforwards                       -             -             -             -             477
                                                -------       -------       -------       -------       -------
Net income (loss)                                (4,041)     $ (1,244)     $    474      $  1,893      $  1,679
                                                =======       =======       =======       =======       =======

FINANCIAL CONDITION:
Current assets                                 $ 24,953      $ 30,898      $ 30,264      $ 27,672      $ 25,099
Current liabilities                              19,534        21,533        20,510        17,357        16,253
Working capital                                   5,419         9,365         9,754        10,315         8,846
Current ratio (1)                             1.28 to 1     1.43 to 1     1.48 to 1     1.59 to 1     1.54 to 1
Total assets                                     27,375        34,377        34,016        30,028        27,234
Long-term obligations                             3,286         4,257         3,692         3,189         3,290
Minority interests in consolidated subsidiary        33            34            34            35            42
Total liabilities                                22,853        25,824        24,236        20,581        19,585
Shareholders' equity                              4,522         8,553         9,780         9,447         7,649

PER SHARE INFORMATION (1) (2):
Shareholders' equity (book value)              $   2.57     $    4.91     $    5.56     $    5.47     $    4.89
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent:
  Income (loss) from continuing
   operations before extraordinary item	        $  (2.34)    $    (.72)    $     .26     $    1.14     $     .75
  Extraordinary item-realization of tax
   operating loss carryforwards                     -              -            -             -             .30
                                                -------       -------       -------       -------       -------
  Net income (loss)                               (2.34)    $    (.72)    $     .26     $    1.14     $    1.05
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent-assuming full dilution:
Income (loss) from continuing
   operations before extraordinary item	        $  (2.34)    $    (.72)    $     .26     $    1.12     $     .73
  Extraordinary item-realization of tax
   operating loss carryforwards                     -              -            -             -             .29
                                                -------       -------       -------       -------       -------
  Net income (loss)                            $  (2.34)    $    (.72)    $     .26     $    1.12     $    1.02
                                                =======       =======       =======       =======       =======

Cash dividends on preferred stock              $   7.00     $    7.00     $    7.00     $    7.00     $    7.00
Cash dividends on common stock (2)                 -             -             .073          .067          -

OTHER INFORMATION:
Property, plant and equipment, net             $  2,208      $  2,968      $  3,593      $  2,148      $  1,985
Depreciation and amortization                       637           667           610           544           366
Capital additions                                    21            43         2,055           716           670
Space occupied (square feet)                        358           358           363           325           329
Average number of common shares outstanding (2)   1,727         1,731         1,737         1,625         1,548
Number of shareholders (1)	                        1,169         1,229         1,142         1,185         1,370
Number of employees (1)                             521           637           658           642           599

(2) Information adjusted for three-for-two stock split paid on March 24, 1994.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS
---------------------
The following summarizes the results of operations for the Company for the years ended November 2, 1996, October 28, 1995 and October 29, 1994:

                                        November 2,  October 28,  October 29,
                                           1996         1995         1994
                                        -----------  -----------  -----------
   Net sales                                100.0%       100.0%       100.0%
   Cost of products sold                     79.2%        75.4%        73.3%
                                           -------      -------      -------
     Gross margin                            20.8%        24.6%        26.7%

   Selling and administrative expenses       27.7%        23.9%        21.6%
   Depreciation and amortization              1.7%         1.5%         1.2%
   Interest expense                           4.0%         3.7%         2.2%
   Costs of uncompleted securities offering    -            -            .3%
   Interest and other income                  (.1%)        (.2%)        (.2%)
                                           -------      -------      -------
     Income (loss) before income taxes
       and minority interest                (12.5%)       (4.3%)        1.6%

   Provision for (benefit from)
     income taxes                            (1.7%)       (1.4%)         .7%
   Minority interest                           -            -            -
                                           -------      -------      -------

     Net income (loss)                      (10.8%)       (2.9%)         .9%
                                           =======      =======      =======

FISCAL 1996 COMPARED TO FISCAL 1995


Material Changes in Operations
------------------------------
For the third consecutive year, the Company has reported lower sales and lower profits or increased losses. Weak consumer spending at the retail level has impacted the operations of the Company's customers and their ability to turn their inventories at profitable rates. With reduced orders for new footwear being placed each year, the Company has not been able to operate its plants at efficient levels and has had to offer discounting and other promotional programs to customers to generate sales volume and maintain market share.
Each of these factors has adversely impacted the Company's gross margins. The Company has reduced operating expenses at all levels within the Company in an effort to match the level of expenses with the current level of operations. However, in the opinion of management, more significant steps were required in order to return the Company to profitability.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

Prior to year-end, the Company repositioned its product offerings to direct the Company's limited resources towards those styles that show the most promise. Management reviewed the existing product lines and eliminated styles that would not generate acceptable returns. Most of the styles eliminated were part of the work/outdoor line. The Company will continue to offer styles within all of its existing branded lines. With fewer styles in the Company's product lines, less investment should be required in finished goods and raw material inventories. In addition, the rate of turns in existing inventories should improve.

As part of this new direction for the Company, the separate sales forces which previously served the Work/Outdoor Division and the Western Division were merged into a single sales force under the supervision of one national sales manager. Several new sales territories were established to concentrate efforts in larger metropolitan areas. With additional training, the new sales force will market both western and work/outdoor footwear to customers in their established territories, thereby eliminating overlap that existed with separate sales forces.

The Company anticipates making other operational changes to support the new direction of the Company. The efficient use of manufacturing capacity is one area that holds strong potential for improving the Company's operations. Management is examining its options related to current manufacturing operations to maximize use of manufacturing capacity. In addition, reviews of corporate and administrative operations have identified areas for cost reductions, primarily in personnel and benefit costs.

For the fiscal year ended November 2, 1996, the Company recorded certain accruals to recognize the impact of these changes on the Company's operations. The first significant accrual related to recognizing the impairment on inventories for the elimination of styles from certain lines. The Company wrote down inventories by $511,000 to restate inventories at lower of cost or market. The other significant accrual related to personnel and benefit costs to be incurred as changes to certain operations are implemented to support the consolidation and reduction of the Company's product lines. These personnel and benefit costs amounted to approximately $571,000, with $359,000 charged to cost of products sold and $212,000 charged to selling and administrative expenses.

The Company anticipates completing plans for increasing efficiency during the first half of the new fiscal year. However, many of the assumptions underlying the changes are contingent on the Company achieving anticipated sales levels. If market conditions do not improve for the Company and the anticipated sales levels are not achieved, further changes and reductions will be required. Among these changes may be discontinuance of certain operations or elimination of certain product lines.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION


Net Sales
---------
The Company recorded net sales of $37,506,000 in 1996 compared to $43,453,000 in 1995, a reduction of 13.7%. Branded footwear sales and private label footwear sales comprised 65.9% and 22.0% of net sales in 1996, respectively. For 1995, branded footwear accounted for 73.8% and private label footwear accounted for 19.1% of net sales. The remaining 12.1% and 7.1% of net sales in 1996 and 1995, respectively, were primarily composed of sales from the Company's retail outlets and sales to institutional customers.

Net sales for the Western Boot Division fell $2,040,000, or 11.5%, from 1995's net sales. Weak consumer spending at the retail level depressed sales of this division. Although the Company develops products that appeal to the traditional western boot wearer, western boot sales tend to be cyclical.
Sales in 1996 reflect the slower turns at the retail level. The Company has aggressively marketed its footwear to counter stronger competition for market share which has impacted the pricing of its product. Branded footwear sales in the Western Boot Division for 1996 were approximately $3,093,000, or 18.0%, lower when compared to 1995 results. For the year, pairs shipped were down 13.7%, and the average price per pair fell 4.1%. Private label sales were up $1,053,000, or 204.0%, for the year as the Company placed more emphasis on serving this sector of the market. However, since this division comprises less than 5% of the Company's net sales, its impact on results has been minimal. Pairs shipped in this division were up 164.4% from 1995 and the average price per pair rose 13.4%.

The Work/Outdoor Division reflected a $3,617,000, or 16.0%, decrease in net sales from the prior year. Sales in this division have been impacted by soft retail sales. Demand for this style of footwear was stronger in 1995 than in 1996. To maintain market share and generate sales, competitive pricing and retail programs were introduced during the year. However, orders from customers did not keep pace with the prior year. Branded footwear sales in this division were off $3,111,000, or 20.1%, from 1995 levels. Of this decrease, 13.0% was the result of lower domestic sales and 7.1% from lower export sales. Export shipments have lagged as customers have been slow to turn their inventories and place new orders. The Company continues to serve the same primary base of export customers that it served in 1995. Private label sales in this division decreased $506,000, or 7.0%, from the prior year. As with customers of branded footwear, these retailers have also been impacted by the soft retail environment for this type of footwear. Private label results reflect the activity of several large accounts. Pairs shipped by this division in 1996 were down 15.1% and the average price per pair fell 1.7%.

Other sales in the Work/Outdoor Division came from retail sales and sales to institutional customers. Sales to these customers were comparable to the prior year and do not constitute a significant portion of the Company's operations.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION


Gross Margin
------------
The Company's gross margin was $7,804,000 in 1996 and $10,672,000 in 1995. As a percentage of sales, the gross margin for 1996 fell to 20.8% from 1995's gross margin of 24.6%. Several factors impacted gross margins during the year. As more fully discussed in Note 1 to the financial statements and in the Liquidity and Capital Resources section of this Management's Discussion and Analysis, the Company made certain adjustments to its product lines which resulted in inventory writedowns and other expenses which lowered its gross margins. These adjustments accounted for approximately 2% of the decrease from the prior year. Before making these adjustments, the Company's gross margins were down approximately 1.5% from 1995. The majority of this decrease can be attributed to discounting and other promotional programs implemented during the year in both branded divisions. Significant competition has led to aggressive pricing and dating terms to induce orders.


Selling and Administrative Expenses
-----------------------------------
Selling and administrative expenses were $10,377,000 for 1996 as compared to $10,359,000 for 1995, an increase of $18,000, or .2%. The Company has evaluated its cost structure in relation to the level of current operations and is working to reduce costs. Salary and benefits were down approximately $455,000 for the year as compared to 1995. Several vacant personnel positions were intentionally not filled. In addition, better claims experience and a new third party administrator contract have contributed to a decrease in health care costs. This decrease was partially offset by $212,000 of accruals for personnel and benefit costs to be incurred as changes to certain operations are implemented. The Company monitored travel and showroom expenses carefully to identify cost reductions. For the year, travel and showroom expenses were down $249,000. Finally, shipping costs were down $209,000 from 1995 levels. The prior year had higher than normal freight expenses because of reduced freight promotions offered to customers. These cost reductions were offset by increases in other items. In 1996, bad debt expense rose $481,000 from 1995 expense. This increase is a result of the weak consumer spending at the retail level affecting the Company's customers, many of which are small chains and independent retailers who were not financially strong enough to withstand the slowdown. Professional fees rose $219,000 over the prior year, primarily due to higher bank fees from the new financing agreement signed in late 1995. In addition, advertising and sample expense increased $230,000 over 1995 expenses. The Company devoted more resources towards building brand awareness than it did in 1995 as a means of countering the strong competition in the marketplace. Finally, the Company incurred losses from disposals of fixed assets of $138,000 in 1996 versus $1,000 in 1995.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION


Interest Expense
----------------
Interest expense incurred in 1996 was $1,492,000, or $102,000 less than interest expense of $1,594,000 for 1995. Lower interest expense in 1996 is a result of a lower average outstanding balance and a lower average interest rate on the revolving finance agreement. The average outstanding balance on the revolving finance agreement was approximately $1,500,000 less in 1996 than in 1995. In addition, the weighted average interest rate for 1996 was 9.5% compared to 9.6% for 1995. This decrease was partially offset by an increase in interest paid on long-term debt. During 1995, the Company completed financing of its facilities in Somerset, PA as well as refinancing its facilities in Asheboro, NC. The Company incurred a full year of interest charges on this higher debt in 1996 versus a partial year in 1995.


Depreciation and Amortization
-----------------------------
Depreciation and amortization decreased $30,000 to $637,000 in 1996 from $667,000 in 1995. The Company has made capital expenditures of $21,000 and $43,000 in 1996 and 1995, respectively. Depreciation on these minimal expenditures has not been large enough to offset depreciation charges for assets that have become fully amortized resulting in lower depreciation expense.


Provision for Income Taxes
--------------------------
Net losses before income taxes were $4,659,000 in 1996 and $1,868,000 in 1995. Accordingly, the Company recorded a net benefit from income taxes of $620,000 and $626,000 in 1996 and 1995, respectively. The primary difference between 1996's effective tax rate of 13.3% and 1995's effective tax rate of 33.5% derives from an increase in the valuation allowance recorded to establish a reserve against the net deferred income tax asset. Under Financial Accounting Standard No. 109, whose guidelines the Company follows in accounting for income taxes, deferred income tax assets must be recorded at a value that reflects their net realizable value determined to be the amount that "more likely than not" will be recovered in future periods. Based on an analysis at November 2, 1996, an increase of $1,075,000 was required in the reserve with a corresponding charge to income tax expense. The increase was necessary to reflect the amount of the asset that could be recovered through carryback of deductible losses against taxable income reported during the carryback period.


Net Income
----------
For the year ended November 2, 1996, the Company reported a net loss of $4,041,000, or 10.8% of net sales. For the year ended October 28, 1995, the Company reported a net loss of $1,244,000, or 2.9% of net sales. The change of $2,797,000 can be attributed to lower sales volume in 1996 compared to 1995 and adjustments made to reposition the Company's product lines.

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

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION


Gross Margin
------------
The Company's gross margin was $10,672,000 in 1995 and $13,642,000 in 1994.
As a percentage of sales, 1995's gross margin was 24.6% and 1994's gross margin was 26.7%. The gross margin percentage was impacted by heavy discounting and other promotional programs in both branded divisions. Significant competition has led to aggressive pricing and dating terms in order to induce orders and increase market share. In addition, manufacturing variances, primarily from fixed expenses, have had an unfavorable impact on the gross margin. For 1995, the Company's plants produced 13.3% fewer pairs than 1994. Most of the reduction can be attributed to the reduction in orders from private label customers.


Selling and Administrative Expenses
-----------------------------------
Selling and administrative expenses were $10,359,000 for 1995 as compared to $11,040,000 for 1994, a decrease of $681,000, or 6.2%. Expenses in most areas were lower in 1995 than in 1994. The Company reviewed its expense structure and aggressively moved to reduce operating expenses in 1995. Many of the reductions were implemented in the latter half of the second quarter and their full impact has not been fully realized. Salary and benefits were down approximately $383,000 for 1995 as compared to 1994. Several vacant personnel positions were not filled, with their work being redistributed. In addition, lower sales have resulted in lower commissions expense. Computer costs for the year were down $221,000. During 1994, the Company implemented an extensive new manufacturing package which required significant support from the software developer. Much of this package was operational by the end of 1994 and required less for support expenses in 1995. In addition, the Company postponed some new computer-related projects in 1995 in order to reduce expenses. For 1995, advertising and sample expenses were $249,000 lower than in 1994. The Company reduced expenditures on its advertising programs in order to reduce expenses in 1995. In addition, during 1994, the Company was completing the development of its consumer/retailing advertising program. These programs were in place during much of 1995, resulting in lower consumer advertising outlays. These reductions in expenses were partially offset by higher freight costs and bad debt expenses. Freight costs were $198,000 higher in 1995 than in 1994 because of special promotional programs offered by the branded divisions to customers. The increase in bad debt expense for 1995 is attributed to the economy and retailers having difficulty in turning their inventories quickly.

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

Interest expense from fixed rate debt will increase in 1996 due to changes in the Company's debt structure in 1995. The Company financed the acquisition of a larger facility in Somerset, PA with $960,000 in financing from two agencies of the Commonwealth of Pennsylvania and a bank note. The financing from the governmental agencies amounted to $720,000 and accrues interest at a rate of 2%. The bank note was for $240,000 and bears interest at the bank's prime rate plus .75% (9.25% at October 28, 1995). In addition, as part of a new financing agreement with a bank signed on August 15, 1995, the Company replaced the existing mortgage note payable which amounted to $2,060,000 and carried interest at the bank's prime rate plus .75% with a cap of 7.75% with a $3,000,000 term loan bearing interest at the new bank's prime rate plus .5% (9.25% at October 28, 1995).


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


LIQUIDITY AND CAPITAL RESOURCES

Historically, the Company has funded substantially all of its working capital and capital expenditure requirements through borrowings under its finance agreement and other indebtedness. The revolving finance agreement provides flexibility to the Company as the availability of funds fluctuates with the seasonal needs of the Company. Generally, the Company's working capital needs are highest in the fourth fiscal quarter and lowest in the first fiscal quarter. As of year-end, the Company continued to rely on the revolving finance agreement to provide working capital for its day-to-day operations. With its revolving finance agreement, the Company finances its accounts receivable and inventories, paying interest at a variable rate (prime plus 1.75%, or 10%, at November 2, 1996).

For the years ended November 2, 1996 and October 28, 1995, the Company reported net losses of $4.041 million and $1.244 million, respectively. These losses have resulted in the depletion of retained earnings such that retained earnings are $111,000 at November 2, 1996. The Company is highly leveraged and the recent operating results have had a material adverse impact on the Company's liquidity and ability to meet the covenants of its outstanding debt, primarily the revolving finance agreement. As discussed below, the finance agreement with the bank was amended twice during fiscal 1996 and again subsequent to November 2, 1996 in reaction to the changing financial conditions of the Company. The Company has currently agreed upon a fourth amendment with its bank that addresses the Company's projections and plans for fiscal 1997. The Company continues to fund its daily operations with advances under the agreement and management anticipates that the finance agreement should continue to provide the necessary working capital. However, the assumptions underlying management's plans are contingent on the Company achieving anticipated sales levels. If market conditions do not improve for the Company and the anticipated sales levels are not achieved, further changes

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION


and reductions will be required. The continued viability of the Company in its present form is dependent upon, among other factors, the Company's ability to generate sufficient cash from operations to meet ongoing obligations over a sustained period.

Under the Company's financing agreement with the bank, the amount available to be drawn is determined by a formula based on certain percentages of eligible accounts receivable and inventories. Because of violations of certain restrictive financial covenants made as part of the agreement, the agreement was amended two times during fiscal 1996. Subsequent to year end, a third amendment to the agreement was signed. As discussed above, the Company is currently in agreement with the bank on a fourth amendment that incorporates the significant changes to operations implemented by management and the Company's 1997 financial projections. Although the terms of the fourth amendment will significantly alter the availability of funds under the finance agreement, the terms of the amendment will reflect the changing needs of the Company and correlate with the Company's projections. Among other changes, the fourth amendment will amend certain restrictive financial covenants under the revolving finance agreement effective November 2, 1996 and thereafter.
The credit line available under the agreement will be reduced systematically over a six month period from $13,000,000 to $7,000,000 and advance rates against eligible accounts receivable and inventories will be adjusted downward at predetermined rates during the same time frame. In addition, the sublimit for inventory will be lowered to $4,000,000. The first three amendments to the agreement also had a significant impact on the structure of the finance agreement. The first amendment, signed April 15, 1996, amended certain restrictive covenants under the revolving finance agreement for the period ended October 28, 1995 and thereafter. Under the terms of the first three amendments, the line of credit based on eligible accounts receivable and inventories was reduced from $20,000,000 to $13,000,000. The seasonal adjustment for inventories was amended from a range of $6,500,000 to $9,000,000 to a range of $7,000,000 to $8,000,000. The interest rate under the revolving finance agreement was raised from prime plus
 .5% to prime plus 1.75%. The second amendment, which became effective on October 18, 1996, included a forbearance agreement between the bank and the Company which expired as of November 2, 1996. Under the terms of the forbearance agreement, the bank agreed not to take any action against the Company for violation of its financial covenants through November 2, 1996.

At November 2, 1996, the Company had outstanding advances of $11,464,000 and an additional $285,000 available under the agreement.

In addition to the revolving credit facility, the new financing agreement also provided a $3,000,000 term loan that was used to repay the existing mortgage note payable to a bank which carried a balance of approximately $2,060,000. Per the terms of the note, the Company has 69 monthly installments of principal and interest ranging from $36,000 to $55,000 remaining. The term loan bears interest at the bank's prime rate plus 1.75% (10.0% at November 2, 1996).

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION


All advances under the revolving credit facility and the term loan are secured by all accounts receivable, inventories, machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities and a subordinated lien on the Somerset facilities.

As a condition to providing the financing, the bank requires that the Company meet various restrictive covenants. These covenants include, among other things, restrictions on dividend payments, maintenance of certain financial ratios, limits on capital expenditures, and minimum net worth and net income requirements.

In July 1994, the Company purchased a larger manufacturing facility in Somerset, Pennsylvania to replace the existing facility also located in Somerset. The Company paid for the acquisition with financing from three sources. The Company completed two sources of long-term financing on March 7, 1995. The first source of financing was from the Pennsylvania Industrial Development Authority ("PIDA"), a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. The loan was for $480,000 and bears interest at 2% annually. Monthly installments of $3,089, which includes principal and interest, will be paid over 15 years. The second source of financing came from a bank note for $240,000. This loan bears interest at
 .75% above the bank's prime rate (9.0% at November 2, 1996) and will be repaid in monthly installments of principal and interest, currently $2,055, for 15 years. On July 27, 1995, the Company finalized the long-term financing for this project with a loan from a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. This financing, which was provided under the Economic Development Partnership Program, was for $240,000. This note bears interest at 2% annually with monthly payments of principal and interest amounting to $1,544 for 15 years. All notes are secured by the manufacturing facility. Capitalized in fixed assets at November 2, 1996 are land and buildings with a cost of approximately $1,052,000 related to the facility.
The remainder of the expenditures made for the facility were paid with borrowings under the revolving finance agreement.

The level of capital expenditures in 1996 has been comparable to 1995, but significantly lower than in the prior two years. Capital expenditures for 1996 were $21,000 and in 1995 were $43,000. Capital expenditures in the prior two years combined were $2,771,000. The Company made significant upgrades to its equipment and facilities in 1993 and 1994. Because of cash flow considerations and restrictions under the finance agreement with a bank discussed above, the Company has only been making capital expenditures to maintain current levels of operations during the past two years. Funding for capital expenditures other than the building acquisition has primarily come from the available balance on the finance agreement.

Cash flows generated from operations in 1996 was a net inflow of $3,309,000 compared to a net cash outflow of $1,918,000 in 1995. The improvement can be attributed to better management of inventories.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

FORWARD-LOOKING STATEMENTS

The foregoing discussion contains some forward-looking statements about the Company's financial condition and results of operations, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Factors that might cause actual results to differ materially from these forward-looking statements include (1) the effects of general economic conditions, (2) the impact of competitive products and pricing in the footwear industry, (3) failure to achieve anticipated sales results,
(4) management's ability to accurately predict the effect of cost reductions, and (5) management's ability to accurately predict the adequacy of the Company's financing arrangement to meet its working capital and capital expenditure requirements.

NEW ACCOUNTING STANDARDS

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

Approximately 1,169 shareholders own common stock in B.B. Walker Company, some shares of which are held by banks, brokers, investment trusts or nominees. The largest shareholder is the Employee Stock Ownership Plan and Trust of B.B. Walker Company, which holds approximately 24.18% of the total shares issued and outstanding. At the last Annual Meeting of the Shareholders held on March 18, 1996, 83.65% of the shares outstanding were represented in person or by proxy at the meeting.

The following are the Bid and Ask quotations for the last two fiscal years:

                                       Bid Prices          Ask Prices
                                      High      Low       High      Low
                                     --------------      --------------
      1996:
        First Quarter               $ 1 3/4   $ 1 1/2   $ 2 1/2    $ 2
        Second Quarter                1 1/2     1 1/2      2         2
        Third Quarter                 1 1/2       1/2      2        1 1/4
        Fourth Quarter                1 1/4       1/2      2        1 1/4

      1995:
        First Quarter               $ 6         $ 3    $ 7         $ 4
        Second Quarter                4 1/4       3      5 1/4       4
        Third Quarter                 2 3/4       2      3 3/4       3
        Fourth Quarter                2           1      3           2


These Over-the-Counter market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                              B.B. WALKER COMPANY
OFFICERS
--------
KENT T. ANDERSON
Chairman and Chief Executive Officer

FRENCH P. HUMPHRIES                         WILLIAM C. MASSIE
Executive Vice President                    Executive Vice President

DOROTHY W. CRAVEN                           REBECCA S. RICH
Secretary                                   Assistant Secretary

DIRECTORS
---------
KENT T. ANDERSON                            EDNA A. WALKER
Chairman and Chief Executive Officer        President
                                            B.B. Walker Foundation

ROBERT L. DONNELL, JR.                      MICHAEL C. MILLER
Retired                                     President
                                            First National Bank and Trust Co.

JAMES P. McDERMOTT                          GEORGE M. BALL
Retired                                     Chairman of the Board
                                            Philpott, Ball & Company

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

NOTICE OF ANNUAL MEETING
The Annual Meeting of the Company's Shareholders will be held in the executive offices of B.B. Walker Company at 414 East Dixie Drive, Highway 64 East, Asheboro, North Carolina, at 7:00 p.m. EST on Monday night, March 17, 1997. A formal notice of the meeting, together with a proxy statement and proxy, will be mailed prior to the meeting. Shareholders who cannot attend are urged to exercise their right to vote by signing and promptly returning the proxy.

                               Inside Back Cover