Form 10-K, Exhibit 13
period 1997-11-01
WALKER B B CO
filed 1998-01-30
CIK 104218

                                                                    Exhibit 13
                                                                    ----------






                       B.B. WALKER COMPANY AND SUBSIDIARY


                     FIFTIETH ANNUAL REPORT TO SHAREHOLDERS


                               NOVEMBER 1, 1997

                             1997 ANNUAL REPORT OF
                              B.B. WALKER COMPANY

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

Founded in 1947 in Asheboro, North Carolina and incorporated in 1952 in the State of North Carolina, the Company currently markets high quality, medium-priced western and work/outdoor boots and shoes under the ABILENE BOOT COMPANY name. A majority of the Company's sales are under trademarked brands. In addition, the Company manufactures footwear under major retailers' private labels and on contract for other footwear manufacturers. The Company also operates two retail stores.

For western boot customers, the Company offers quality western boots through two proprietary brands. Through its ABILENE[REGISTERED] brand, the Company manufactures and markets high quality all-leather boots for the traditional boot wearer that look and feel great. Abilene Boots[REGISTERED] feature the AIR RIDE[REGISTERED] Comfort System which is designed to deliver comfort from every part of the boot by utilizing a technologically advanced Poron[REGISTERED] cushion insole. Poron[REGISTERED] is a registered trademark of Rogers Corporation. Abilene Boots[REGISTERED] definitely live up to their "AFFORDABLE QUALITY"[REGISTERED] slogan. The SAGE COLLECTION[REGISTERED] is offered at a lower price point and features bright colors and accents which can be worn on most any occasion by the metro fashion consumer or the traditional boot wearer. Sage[REGISTERED] styles offer the same craftmanship and superior fit that Abilene[REGISTERED] styles do. The ABILENE[REGISTERED] and SAGE[REGISTERED] brands are manufactured at the Company's facility in Somerset, Pennsylvania.

For work/outdoor footwear customers, the Company markets quality boots through its GOLDEN RETRIEVER[REGISTERED] brand, including pull-on, lace-up, lined, insulated and waterproof, in a variety of heights, soles and constructions. The Golden Retriever[REGISTERED] Easy Comfort[REGISTERED] System features a specially contoured cushioned insole that is guaranteed to never give out.
New in 1997, the Company introduced its new line of DURATUFF<Trademark> Work Boots. Made for the working consumer, DuraTuff<Trademark> Work Boots feature double cushioned insoles and are built to work for a living. The Company continues to manufacture boots and shoes for work and safety use under the WALKER FOOTWEAR THAT WORKS[REGISTERED] brand and the SAFETY FIRST[REGISTERED] brand. The mainstays of this line are all-leather lace-up and pull-on utility boots. B.B. Walker's work/outdoor lines are manufactured primarily at the Company's Asheboro facilities.

The Company has historically served the private label market, manufacturing footwear for large retailers and other footwear manufacturers on a contract basis. Most of the Company's private label products consist of work/outdoor footwear. In addition, the Company also produces several styles purchased in large quantities by institutional customers such as prison systems and work camps.

B.B. WALKER COMPANY and its subsidiary are equal opportunity employers. All matters regarding recruiting, hiring, training, compensation, benefits, promotion, transfers and other personnel policies will continue to be free from all discriminatory practices.

The Company and its subsidiary employ 423 people at November 1, 1997.

     Contents                                                 Page
     --------                                                 ----
       Financial Highlights.....................................1
       Message to Shareholders..................................2
       Consolidated Financial Statements and Notes..............4
       Report of Independent Accountants.......................28
       Selected Financial Data.................................29
       Management's Discussion and Analysis of Results
         of Operations and Financial Condition.................30
       Stock Prices............................................43
       Officers and Directors..........................Back Cover

                              Inside Front Cover

                      B.B. WALKER COMPANY AND SUBSIDIARY
                             FINANCIAL HIGHLIGHTS

                                                  Fiscal Year Ended
                                       ---------------------------------------
                                       November 1,   November 2,   October 28,
                                          1997          1996          1995
                                       (52 weeks)    (53 weeks)    (52 weeks)
                                       -----------   -----------   -----------
(In thousands, except per share data)
OPERATIONS
  Net sales                             $  32,648     $  37,506     $  43,453
                                         ========      ========      ========
  Income (loss) before income taxes
    and minority interest                     (54)       (4,659)       (1,868)

  Provision for (benefit from)
    income taxes                              (80)         (620)         (626)
  Minority interest                            (2)           (2)           (2)
                                         --------      --------      --------
  Net income (loss)                     $      24     $  (4,041)    $  (1,244)
                                         ========      ========      ========

  EARNINGS (LOSS) PER SHARE OF COMMON
    STOCK AND COMMON STOCK EQUIVALENTS  $     .01     $   (2.34)    $    (.72)
                                         ========      ========      ========
  Average number of shares outstanding      1,729         1,727         1,744
                                         ========      ========      ========

  EARNINGS (LOSS) PER SHARE OF COMMON
    STOCK AND COMMON STOCK EQUIVALENTS
    -ASSUMING FULL DILUTION             $     .01     $   (2.34)    $    (.72)
                                         ========      ========      ========
  Average number of shares outstanding      1,732         1,728         1,744
                                         ========      ========      ========

FINANCIAL CONDITION
  Current assets                        $  19,268     $  24,953     $  30,898
  Current liabilities                      13,368        19,534        21,533
  Working capital                           5,900         5,419         9,365
  Current ratio                         1.44 to 1     1.28 to 1     1.43 to 1
  Long-term obligations,
    non-current portion                     3,216         3,286         4,257
  Shareholders' equity                      4,557         4,522         8,553
  Book value per common share                2.59          2.57          4.91


                        CHAIRMAN'S MESSAGE TO SHAREHOLDERS

TO OUR SHAREHOLDERS

Another year has passed and it was a very busy one for our Company and our employees. Faced with a difficult retail market, we made some tough decisions in the fourth quarter of fiscal 1996 that were discussed in last year's annual report. We devoted much of this year to implementing those decisions and making adjustments to our operations accordingly. These improvements were major undertakings and will impact the direction of our Company for several years to come. Many of the more significant changes were put in place in the first and second quarters of the year and took time before their impact was fully realized. During the first two quarters of 1997, we basically redesigned the method in which our product lines would be marketed to our customers and began remaking our Company by focusing on our strengths.

The first thing you will notice when you analyze the results of our year to determine the success of these changes is that our sales fell a little less than five million dollars. Though unfavorable, this decrease was anticipated by management and was in line with our forecasts. We felt that given the degree of changes we were making, there would be some disruption to our operations that would impact sales volume. In addition, one of the more important changes we made involved reducing the volume of business from our work/outdoor branded lines. Despite the reduction in sales volume, a more important financial indicator of our year was our return to profitability. From a loss of $4,041,000 in 1996, we are pleased to report net income of $24,000 for 1997. This was a major accomplishment for the Company and did not come without sacrifice. Through cost cutting and realignment of duties, we reduced selling and administrative expenses by $3,381,000. More importantly, we repositioned our product lines, eliminating poor performing styles and improving our product mix. The result was a 5.3% improvement in our gross margin percentage.

Among the many changes we implemented, two stand out because of their overall impact on the operations of the Company. The first involved restructuring our sales force. We took two independent sales forces, one marketing western boots and one marketing work/outdoor boots, and consolidated them into a single marketing team working under the direction of a national sales manager. This turned out to be very efficient for our Company as we eliminated the overlap that existed under the old system. Under the new structure, one salesman can now sell all of our product lines to a customer and represent our Company in an entire territory. Our sales force is a more flexible team and our coverage of the territories we serve is more complete. This change did not come without a cost. The transition required significant retraining of our sales force and took time for them to develop skills in marketing both branded product lines. Our sales were impacted well into the second quarter as the new sales force got comfortable carrying both western and work/outdoor footwear lines.

The second major change dealt more with focusing on the strengths of our Company. In the past few years, we had devoted resources towards creating brand awareness and expanding our outdoor boot business. However, this proved to be a highly competitive market with competition that was better capitalized than our Company. Although we were making some inroads into this market, it was at a significant cost and one we could not afford. Therefore, at the end of fiscal 1996, we began the process of extensively reviewing the styles offered in our product lines, primarily the outdoor styles, and dropped a significant portion of them. The styles that were discontinued were not generating acceptable returns for the Company and by carrying these styles in our lines, we were spending valuable resources to warehouse and promote them. We narrowed our focus and during the first two quarters of the year, many styles were eliminated while some new styles were developed to provide a well-rounded line of western and work footwear for the sales force to market to customers. The resulting branded product lines are leaner and require less of an investment in both finished goods and raw materials.

Finally, one other change we made this year impacts our image in the marketplace. We decided to market our Company as Abilene Boot Company. To the consumer and the retailer, this new name will define the type of Company we are and where our expertise lies. We chose the name, Abilene Boot Company, to capitalize on the solid foundation provided by the strength and reputation of the Abilene Boot brand.

Next year is shaping up to be as busy and exciting as this year was. With the introduction of a new line of "affordable" work shoes called DuraTuff and fresh styling in our western line, we hope to maintain our momentum and make more operational adjustments as needed to improve our Company. We appreciate the support and loyalty of our customers, shareholders and employees.

                                        Sincerely,


                                        KENT T. ANDERSON
                                        -------------------------------
                                        Kent T. Anderson
                                        Chairman of the Board, Chief
                                        Executive Officer and President

                      B. B. WALKER COMPANY AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         November 1,  November 2,  October 28,
                                            1997         1996          1995
                                         (52 weeks)   (53 weeks)    (52 weeks)
                                         -----------  -----------  -----------
(In thousands, except per share data)
Revenues:
 Net sales (Note 11)                       $ 32,648     $ 37,506     $ 43,453
 Interest and other income                       77           43           80
                                            -------      -------      -------
                                             32,725       37,549       43,533
                                            -------      -------      -------
Costs and expenses:
 Cost of products sold (Note 13)             24,121       29,702       32,781
 Selling and administrative
  expenses (Notes 12 and 13)                  6,996       10,377       10,359
 Depreciation and amortization                  458          637          667
 Interest expense                             1,204        1,492        1,594
                                            -------      -------      -------
                                             32,779       42,208       45,401
                                            -------      -------      -------
    Income (loss) before income taxes
      and minority interest                     (54)      (4,659)      (1,868)

 Provision for (benefit from)
  income taxes (Note 7)                         (80)        (620)        (626)
 Minority interest                               (2)          (2)          (2)
                                            -------      -------      -------
    Net income (loss)                      $     24     $ (4,041)    $ (1,244)
                                            =======      =======      =======



Earnings (loss) per share of common stock
 and common stock equivalents (Note 1)     $    .01     $  (2.34)    $   (.72)
                                            =======      =======      =======







The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B. B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                     November 1,  November 2,
                                                        1997         1996
                                                     -----------  -----------
(In thousands, except share data)
CURRENT ASSETS:
  Cash                                                $       1    $       1
  Accounts receivable, less allowance for doubtful
    accounts of $503 in 1997 and $742 in 1996 (Note 4)    9,084       10,808
  Inventories (Notes 2 and 4)                             9,533       12,511
  Prepaid expenses                                          413          441
  Income tax recovery receivable (Note 7)                   -          1,042
  Deferred income tax benefit, current (Note 7)             237          150
                                                        -------      -------
    Total current assets                                 19,268       24,953

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
depreciation and amortization (Notes 3, 4 and 5)          1,750        2,208

OTHER ASSETS                                                156          214
                                                        -------      -------


                                                      $  21,174    $  27,375
                                                        =======      =======













The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS, Continued

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                     November 1,  November 2,
                                                        1997         1996
                                                     -----------  -----------
(In thousands, except share data)
CURRENT LIABILITIES:
  Borrowings under finance agreement (Note 4)         $   7,364    $  11,464
  Accounts payable, trade                                 3,937        4,984
  Accrued salaries, wages and bonuses                       468        1,102
  Other accounts payable and accrued liabilities            489          680
  Portion of long-term obligations payable
    within one year (Note 5)                              1,087        1,304
  Income taxes payable (Note 7)                              23          -
                                                        -------      -------
    Total current liabilities                            13,368       19,534
                                                        -------      -------

LONG-TERM OBLIGATIONS (Note 5)                            3,216        3,286

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARY                33           33

SHAREHOLDERS' EQUITY (Notes 10):
  7% cumulative preferred stock, $100 par value,
    1,150 shares authorized, 828 shares issued
    and outstanding in 1997 and 1996                         83           83
  Common stock, $1 par value, 6,000,000 shares
    authorized, 1,726,534 shares issued and
    outstanding in 1997 and 1996                          1,727        1,727
  Capital in excess of par value                          2,724        2,724
  Retained earnings                                         129          111
  Equity loans collateralized by Company
    common stock                                           (106)        (123)
                                                        -------      -------
    Total shareholders' equity                            4,557        4,522
                                                        -------      -------

COMMITMENTS AND CONTINGENCIES (Note 9)

                                                      $  21,174    $  27,375
                                                        =======      =======

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         November 1,  November 2,  October 28,
                                            1997         1996          1995
                                         (52 weeks)   (53 weeks)    (52 weeks)
                                         -----------  -----------  -----------

(In thousands, except share data)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                          $     24     $ (4,041)    $ (1,244)
Adjustments to reconcile net income (loss)
  to net cash provided by (used for)
  operating activities:
Depreciation and amortization                   458          637          667
(Gain) loss on sale of fixed assets             (29)         138          -
Deferred income taxes                           (87)         620          194
(Increase) decrease in:
  Accounts receivable, trade (net)            1,724        2,659          269
  Inventories                                 2,978        3,317         (425)
  Prepaid expenses                               28         (130)         (71)
  Other assets                                   58          205           (8)
Increase (decrease) in:
  Accounts payable, trade                    (1,047)        (226)        (279)
  Accrued salaries, wages and bonuses          (634)         511          (87)
  Other accounts payable and
    accrued liabilities                        (191)          48         (284)
  Income taxes payable                        1,065         (429)        (650)
                                            -------      -------      -------
Net cash provided by (used for)
  operating activities                        4,347        3,309       (1,918)
                                            -------      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                            -            (21)         (43)
Proceeds from disposal of property, plant
  and equipment                                  29            6            1
                                            -------      -------      -------
Net cash provided by (used for)
  investing activities                           29          (15)         (42)
                                            -------      -------      -------




                                                                   (Continued)

                      B. B. WALKER COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         November 1,  November 2,  October 28,
                                            1997         1996          1995
                                         (52 weeks)   (53 weeks)    (52 weeks)
                                         -----------  -----------  -----------
(In thousands, except share data)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing (payments) under
  finance agreement                        $ (4,100)    $ (2,548)    $  1,122
Proceeds from issuance of
  long-term obligations                         241           45        4,232
Payment on long-term obligations               (528)        (800)      (3,079)
Payment of debt issue costs                     -            -           (332)
Purchase of subsidiary common stock
  from minority interest                        -             (1)         -
Cash repayments from loans to shareholders       17           16           23
Dividends paid on 7% cumulative
  preferred stock                                (6)          (6)          (6)
                                            -------      -------      -------
Net cash provided by (used for)
  financing activities                       (4,376)      (3,294)       1,960
                                            -------      -------      -------

Net change in cash                              -            -            -

Cash at beginning of year                         1            1            1
                                            -------      -------      -------
Cash at end of year                        $      1     $      1     $      1
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

                                    B.B. WALKER COMPANY AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Equity Loans
(In thousands,                 7% Cumulative                     Capital in             Collateralized      Total
except number                 Preferred Stock    Common Stock     Excess of   Retained     By Common    Shareholders'
 of shares)                   Shares   Amount  Shares    Amount   Par Value   Earnings       Stock        Equity
                              ------   ------ ---------  ------   ---------   --------  -------------  -------------
Balance at October 29, 1994     828   $   83  1,743,520 $ 1,744   $   2,842   $  5,408      $   (297)     $    9,780

Retirement of common stock
  repurchased                    -        -        (110)    -           -          -             -               -
Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -          -              23              23
Repayment of equity loans by
  retirement of common stock     -        -     (16,875)    (17)       (118)       -             135             -
Net loss                         -        -        -        -           -       (1,244)          -            (1,244)
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)          -                (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at October 28, 1995     828       83  1,726,535   1,727       2,724      4,158          (139)          8,553

Retirement of common stock
  repurchased                    -        -          (1)    -           -          -             -               -
Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -          -              16              16
Net loss                         -        -        -        -           -       (4,041)          -            (4,041)
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)          -                (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at November 2, 1996     828       83  1,726,534   1,727       2,724        111          (123)          4,522

Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -          -              17              17
Net income                       -        -        -        -           -           24           -                24
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)          -                (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at November 1, 1997     828   $   83  1,726,534 $ 1,727   $   2,724   $    129      $   (106)     $    4,557
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


Use of estimates in the preparation of financial statements
-----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.


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

Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The depreciable lives for various classes of property, plant and equipment are as follows:

              Buildings and improvements       5 to 40 years
              Machinery and equipment          3 to 10 years

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 1 - ACCOUNTING POLICIES, Continued

Earnings per share
------------------
Earnings per common share is computed by deducting preferred dividends from net earnings to determine net earnings attributable to common shareholders and dividing this amount by the weighted average number of common shares outstanding during the year plus any common stock equivalents arising from stock options. The weighted average number of shares, including common stock equivalents, used in earnings per share computations were:

                                  1997           1996           1995
                               ---------      ---------      ---------
              Primary          1,729,000      1,727,000      1,744,000
              Fully diluted    1,732,000      1,728,000      1,744,000

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE" ("FAS 128"), which replaces the presentation of primary and fully diluted earnings per share ("EPS") with basic and diluted EPS, respectively. FAS 128 simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

This Statement is effective for the Company in the first quarter of fiscal 1998. Pro forma basic and diluted EPS were each $.01, ($2.34) and ($.72) for the years ended November 1, 1997, November 2, 1996 and October 28, 1995, respectively.


Revenue recognition
-------------------
The Company recognizes a sale when the goods are shipped or ownership and risk of loss is otherwise assumed by the customer.


Advertising costs
-----------------
The Company expenses advertising costs, other than direct response advertising, as incurred. Direct response advertising was expensed the first time the advertising appears. Advertising expense for 1997, 1996 and 1995 is $1,011,000, $1,349,000 and $1,118,000, respectively.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 1 - ACCOUNTING POLICIES, Continued

Fiscal year
-----------
The Company's operations are based on a fifty-two, fifty-three week fiscal year that ends on the Saturday closest to October 31. The fiscal years ended November 1, 1997 and October 28, 1995 consisted of fifty-two weeks each. The fiscal year ended November 2, 1996 included fifty-three weeks of operations. The impact on operations of the extra week in 1996 was not significant.


New accounting standards
------------------------
In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME". This Statement requires that changes in the amounts of comprehensive income items, which are currently reported as separate components of equity, be shown in a financial statement, displayed as prominently as other financial statements. The common components of other comprehensive income would include items such as foreign currency translation adjustments, minimum pension liability adjustments and/or unrealized gains or losses on available-for-sale securities. The Statement does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement.

In June 1997, the FASB issued FAS 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". This Statement will change the way companies report information about segments of their business in their annual financial statements and require companies to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement also requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

Adoption of FAS No. 130 and FAS No. 131 are required for the Company in fiscal 1999. Management is evaluating the potential effects on the Company's financial statements of adoption of these statements. While such evaluation is not complete, management currently does not expect the adoption of the statements will have a material effect on its disclosure requirements.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 2 - INVENTORIES

Inventories on hand at November 1, 1997 and November 2, 1996 consisted of the following:

                                             (In thousands)
                                      November 1,      November 2,
                                         1997             1996
                                      -----------      -----------
         Finished goods               $    4,883       $    6,943
         Work in process                     884              692
         Raw materials and supplies        3,766            4,876
                                        --------         --------
                                      $    9,533       $   12,511
                                        ========         ========


NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, by major class, at November 1, 1997 and November 2, 1996 was as follows:


                                                   (In thousands)
                                            November 1,      November 2,
                                               1997             1996
                                            -----------      -----------
             Land                           $      425       $      425
             Buildings                           2,285            2,285
             Leasehold improvements                459              459
             Machinery and equipment:
                Owned                            4,322            3,802
                Capital leases                     357              888
             Transportation equipment              158              255
                                              --------         --------
                                                 8,006            8,114
             Less accumulated depreciation
                and amortization                 6,256            5,906
                                              --------         --------
                                            $    1,750       $    2,208
                                              ========         ========

Included in accumulated depreciation at November 1, 1997 and November 2, 1996 is $348,000 and $804,000, respectively, related to capital leases.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 4 - BORROWINGS UNDER FINANCE AGREEMENT

On August 15, 1995, the Company entered into a revolving finance agreement with a bank which permits borrowings up to certain percentages of eligible accounts receivable and inventories. The agreement was subsequently amended. Under the terms of the amended agreement effective November 2, 1996, advances available to the Company can not exceed $8,000,000 in the aggregate, of which no more than $4,000,000 may be borrowed against inventory. Interest at the bank's prime rate plus 1.75% (10.25% at November 1, 1997) is accrued on all outstanding amounts. The Company pays a monthly commitment fee equal to .25% of the unused availability under the agreement. The Company also incurs other miscellaneous fees related to the operation of the credit facility.

As discussed more fully in Note 5, the credit facility also provided a term loan of $3,000,000 with a variable interest rate at the bank's prime rate plus 1.75%. Proceeds from this loan were used to repay the existing deed of trust on the Asheboro facility with the remainder applied against the outstanding amount under the revolving finance agreement.

Borrowings under the agreement are secured by all accounts receivable, inventories and machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities. The bank also has a subordinated security interest in the manufacturing facility in Somerset.

The agreement contains various restrictive covenants, as amended effective November 2, 1996, which include, among other things, maintenance of certain financial ratios, limits on capital expenditures, minimum net worth requirements and net income requirements. The agreement also restricts payment of dividends on common stock to payments made with shares of common stock. At November 1, 1997, the Company was in compliance with its restrictive covenants.

A summary of activity for borrowings under the finance agreement is as follows:

                                                  (In thousands)
                                                    Fiscal year
                                            ----------------------------
                                              1997      1996      1995
                                            --------  --------  --------
       Average short-term borrowings        $  7,780  $ 11,159  $ 12,633
       Maximum short-term borrowings        $ 11,526  $ 14,467  $ 14,717
       Weighted average interest rate          10.4%      9.5%      9.6%
       Interest rate at year-end               10.3%     10.0%      9.3%

The weighted average interest rate is computed by dividing interest expense and other borrowing costs on the short-term borrowings by the average borrowings during the fiscal year.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 5 - LONG TERM OBLIGATIONS

Long-term debt and other non-current obligations consist of the following:

                                                         (In thousands)
                                                   November 1,     November 2,
                                                      1997            1996
                                                   -----------     -----------
  Note payable to a bank, due in 64 monthly
    installments ranging from $36,000 to
    $56,000 through January 2003, variable
    interest at the bank's prime rate plus
    1.75% (10.25% at November 1, 1997),
    secured by accounts receivable,
    inventories and substantially all fixed
    assets including the Company's land and
    building in Asheboro, NC                       $    2,286     $    2,464
  Note payable to a bank, due in monthly
    installments of $2,550 through January 2009,
    variable interest at the bank's prime rate
    plus .75% (9.25% at November 1, 1997),
    secured by the Company's land and building
    in Somerset, PA                                       216             226
  Note payable to the Pennsylvania Industrial
    Development Authority, due in monthly
    installments of $3,089 through February
    2010, fixed interest at 2% per annum,
    secured by the Company's land and building
    in Somerset, PA                                       402             431
  Note payable to the Pennsylvania Economic
    Revitalization Fund, due in monthly
    installments of principal plus accrued
    interest of $1,544 through August 2010,
    fixed interest at 2% per annum, secured
    by the Company's land and buildings
    in Somerset, PA                                       208             223
  Promissory notes payable to shareholders,
    due in varying amounts through 2002, variable
    interest based on prime rate                        1,182           1,162
  Capital lease obligations, due in monthly
    installments through 1998, interest ranging
    from 12% to 12.75%                                      9              84
                                                     --------        --------
                                                        4,303           4,590
  Less amounts payable within one year                  1,087           1,304
                                                     --------        --------
                                                   $    3,216      $    3,286
                                                     ========        ========

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 5 - LONG TERM OBLIGATIONS, Continued

The effective interest rate on the promissory notes payable to shareholders averaged 9.5% in 1997 and 1996. Cash paid for interest was $1,124,000 in 1997, $1,507,000 in 1996 and $1,574,000 in 1995.

Principal maturities on long-term obligations are as follows:

                                   Fiscal Year      (In thousands)
                                     Ending            Amounts
                                   -----------       ------------
                                      1998           $     1,087
                                      1999                   867
                                      2000                   638
                                      2001                   490
                                      2002                   547
                                   Thereafter                674
                                                       ---------
                                                     $     4,303
                                                       =========


NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

At November 1, 1997 and November 2, 1996, the carrying amounts and fair values of the Company's financial instruments are as follows:

                                                  (In thousands)
                                      November 1, 1997      November 2, 1996
                                      Carrying    Fair      Carrying    Fair
                                       Amount     Value      Amount     Value
                                      --------    -----     --------    -----
     Assets:
       Accounts receivable            $  8,572  $  8,572    $ 10,400  $ 10,400
       Notes receivable:
         Short-term                        442       442         292       292
         Long-term                         132       132         243       243
     Liabilities:
       Borrowings under finance
         agreement                       7,364     7,364      11,464    11,464
       Long-term debt                    4,303     4,082       4,590     4,346

Long-term notes receivable include $62,000 and $127,000 which is recorded in other assets at November 1, 1997 and November 2, 1996, respectively. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying amounts of accounts receivable, short-term notes receivable and borrowings under finance agreement approximate fair value because of the short maturity of those instruments. The fair value of the Company's long-term notes receivable are based on the expected future cash flows discounted at risk adjusted rates. Valuations for long-term debt are determined based on expected future payments discounted at risk adjusted rates.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES

The components of the provision for (benefit from) income taxes are as follows:

                                                   (In thousands)
                                       November 1,   November 2,   October 28,
                                          1997          1996          1995
                                       -----------   -----------   -----------
             Current:
               Federal                  $       7     $  (1,240)    $    (820)
               State                           -            -             -
                                          -------       -------       -------
                                                7        (1,240)         (820)
                                          -------       -------       -------
             Deferred:
               Federal                        (87)          620           194
               State                           -            -             -
                                          -------       -------       -------
                                              (87)          620           194
                                          -------       -------       -------

                                        $     (80)    $    (620)    $    (626)
                                          =======       =======       =======

The Company has net operating loss carryforwards available to offset future U.S. tax liabilities of approximately $760,000 which expire in 2012. The Company has state net economic loss carryforwards of $4,860,000 which expire from 2000 to 2002. Cash paid for income taxes, net of refunds, was ($1,061,000) in 1997, ($806,000) in 1996, and ($141,000) in 1995.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES, Continued

The provision for (benefit from) income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes for the three years ended November 1, 1997, November 2, 1996 and October 28, 1995 as follows:

                                                   (In thousands)
                                       November 1,   November 2,   October 28,
                                          1997          1996          1995
                                       -----------   -----------   -----------
   Computed expected income tax
     expense (benefit)                  $     (18)    $  (1,584)    $    (636)
   State income taxes (benefit), net
     of federal income tax benefit            (40)         (170)         (115)
   Change in the valuation allowance          (62)        1,075           115
   Other, net                                  40            59            10
                                          -------       -------       -------
                                        $     (80)    $    (620)    $    (626)
                                          =======       =======       =======


The significant components of deferred income tax expense for the years ended November 1, 1997, November 2, 1996 and October 28, 1995 are as follows:

                                                   (In thousands)
                                       November 1,   November 2,   October 28,
                                          1997          1996          1995
                                       -----------   -----------   -----------
  Deferred tax expense (exclusive of
    the effect of other components
    listed below)                       $     275     $    (285)    $     194
  State deferred tax benefit                  (40)         (170)         (115)
  Federal operating loss and
    credit carryforwards                     (260)          -             -
  Change in the valuation allowance           (62)        1,075           115
                                          -------       -------       -------
                                        $     (87)    $     620     $     194
                                          =======       =======       =======

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at November 1, 1997 and November 2, 1996 are as follows:

                                                           (In thousands)
                                                      November 1,  November 2,
                                                         1997         1996
                                                      -----------  -----------
  Deferred tax assets:
    Current portion:
      Provision for doubtful accounts                  $     171    $     252
      Reserve for sales discounts                             35           48
      Self insurance accrual for claims incurred
        but not reported at year-end                          51          131
      Inventories, principally due to additional
        costs inventoried for tax purposes                   361          450
      Accruals for certain personnel costs                    17          113
      Federal net operating loss carryforward                260          -
      State economic loss carryforward                       325          285
      Other                                                   61          -
                                                         -------      -------
        Total current                                      1,281        1,279
                                                         -------      -------
    Long-term portion:
      Accruals for certain personnel costs                     6           16
      Fixed assets                                           166          115
                                                         -------      -------
        Total long-term                                      172          131
                                                         -------      -------

          Total gross deferred tax assets                  1,453        1,410
          Valuation allowance                             (1,128)      (1,190)
                                                         -------      -------
                                                             325          220
                                                         -------      -------
  Deferred tax liabilities:
    Current portion:
      Prepaid employee benefits                              (88)         (70)
                                                         -------      -------
          Net deferred tax asset                       $     237    $     150
                                                         =======      =======

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS

The Company and its subsidiary sponsor retirement plans which provide benefits to all qualified employees. Administrative and trustee expenses associated with these plans are paid by the Company. The Company also has an incentive bonus plan for employees which allows the Company to pay bonuses based upon certain percentages of operating profit. No incentive bonuses were granted in 1997, 1996 or 1995.

The Company provides a non-contributory, defined contribution plan that invests in the common stock of the Company. The plan covers all eligible employees excluding employees of the Company's subsidiary who are covered by a defined benefit pension plan. Contributions to the Employee Stock Ownership Plan of B.B. Walker Company, which are determined by the Board of Directors, were $65,000 in 1997, 1996 and 1995.

The Retirement Savings Plan of B.B. Walker Company, a Section 401-K plan, is available to all eligible employees of the Company who meet certain age and service requirements. This plan was opened to employees of the Company's subsidiary during 1997. Employee contributions are limited to a percentage of their base compensation, as defined in the plan. The plan does provide for matching contributions by the Company, but such contributions are made at the discretion of the Company. Contributions to the plan were $16,500 in 1997, $23,500 in 1996 and $28,000 in 1995.

For the benefit of the employees of its subsidiary, the Company sponsors a non-contributory, defined benefit pension plan. The plan provides benefits based on years of service. The Company's funding policy is to contribute annually the minimum required contribution. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The following table sets forth the plan's funded status at November 1, 1997 and November 2, 1996:

                                                           (In thousands)
                                                      November 1,  November 2,
                                                         1997         1996
                                                      -----------  -----------
    Actuarial present value of benefit obligations:
      Vested benefit obligations                       $     937    $     833
                                                         =======      =======
      Accumulated benefit obligations                  $   1,027    $     898
                                                         =======      =======

    Projected benefit obligation                       $  (1,027)   $    (898)
    Plan assets at fair value                              1,182        1,017
                                                         -------      -------
    Plan assets in excess of projected
      benefit obligation                                     155          119
    Unrecognized net loss                                    162          153
    Unrecognized net asset at transition                     (57)         (66)
                                                         -------      -------
        Prepaid pension cost                           $     260    $     206
                                                         =======      =======

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 7.5% for 1997, 1996 and 1995.

Net annual pension expense for 1997, 1996 and 1995 included the following components:

                                                            (In thousands)
                                                         1997    1996    1995
                                                        ------  ------  ------
      Service cost - benefits earned during the period  $  91   $  78   $  69
      Interest on projected benefit obligation             66      56      46
      Actual return on plan assets                        (67)    (56)    (47)
      Net amortization and deferral                       (17)    (19)    (20)
                                                         ----    ----    ----
       Net annual pension expense                       $  73   $  59   $  48
                                                         ====    ====    ====

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

In March 1995, the Board of Directors approved, and the shareholders ratified, the 1995 Incentive Stock Option Plan and Automatic Stock Option Grant Program for Key Employees and Non-Employee Directors. Under the Incentive Stock Option Plan for Key Employees, a maximum of 300,000 shares of the Company's authorized but unissued common stock have been reserved for issuance to key employees. For employees owning less than 10% of the Company's common stock, the options are granted at not less than 100% of the fair market value at the date of grant and expire ten years from the date of grant. For employees owning 10% or more of the Company's stock, options are granted at not less than 110% of the fair market value and expire five years from the date of grant. One-half of the options granted are exercisable at the date of grant; one-half are exercisable after twelve months.

Under the Automatic Stock Option Grant Program of the 1995 Incentive Stock Option Plan, a maximum of 50,000 shares of the Company's authorized but unissued common stock has been reserved for issuance to non-employee directors of the Company. Non-employee directors will be granted an option to purchase 1,000 shares of common stock on the first business day after the annual meeting of shareholders where the director is elected or remains a member of the Board of Directors. The option price for each option granted is 100% of the fair market value at the date of grant. The options will expire ten years from the date of grant. One-half of the options granted are exercisable at the date of grant; one-half are exercisable after twelve months.

The Company's 1987 Incentive Stock Option Plan, which covered 300,000 shares of the Company's common stock, expired during 1997 according to the terms of the plan. All options under the plan that have been granted but not exercised will expire ten years from the date of grant and no additional options will be granted under this plan. The terms governing this plan are substantially the same as the 1995 Incentive Stock Option Plan described above.

Outstanding options exercisable at November 1, 1997, November 2, 1996 and October 28, 1995 were 185,700, 156,950, and 120,450, respectively.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

During 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (FAS
123). FAS 123 encourages but does not require a fair value based method of accounting for stock compensation plans. Therefore, as allowed by FAS 123, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its fixed stock option plans. Accordingly, no compensation cost has been recognized for these plans in the Consolidated Statements of Income (Loss). Had compensation cost for the Company's fixed stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts in the following table:


                                                             (In thousands)
                                                             1997      1996
                                                            ------    ------

       Net income (loss)                 As reported        $  24    $(4,041)
                                         Pro forma              7     (4,043)

       Primary earnings per share        As reported        $ .01    $ (2.34)
                                         Pro forma            .00      (2.34)

       Fully diluted earnings per share  As reported        $ .01    $ (2.34)
                                         Pro forma            .00      (2.34)


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: no expected dividend yield for each year; expected volatility of 48.7% for each year, risk free interest rates of 6.76% and 6.14%; and expected lives of five years.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

A summary of the activity in the fixed stock option plans is as follows:

                           Year of  Number of  Options Price  Weighted-Average
                            Grant    Shares      Per Share     Exercise Price
                           -------  ---------  -------------  ----------------
 Options outstanding at
   October 29, 1994                   89,550    $ 1.33 - 5.83        3.99
      Granted                         93,000             3.50        3.50
      Forfeited              1993    (15,600)     4.00 - 4.40        4.13
                                    --------
 Options outstanding at
   October 28, 1995                  166,950      1.33 - 5.83        3.70
      Granted                          5,000             1.75        1.75
      Forfeited              1993    (12,500)     3.50 - 5.83        4.90
                                    --------
 Options outstanding at
   November 2, 1996                  159,450      1.33 - 4.00        3.55
      Granted                         81,000             0.75        0.75
      Forfeited           1992-1995  (11,250)     2.00 - 4.00        3.47
      Expired                1987     (3,000)            1.33        1.33
                                    --------
 Options outstanding at
   November 1, 1997                  226,200         0.75 - 4.00     2.58
                                    ========

   Options available for future grant - 1995 plan     215,000
                                                      =======

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company has entered into various capital and operating leases for certain buildings and machinery and equipment. The agreements expire at various dates through 2002. The future minimum lease payments under capital leases and noncancelable operating leases with initial terms of one year or more are as follows:

                                                           (In thousands)
                                                       Capital      Operating
              Fiscal year ending                        Leases        Leases
              ------------------                       -------      ---------
                     1998                               $  10        $   545
                     1999                                  -             302
                     2000                                  -             147
                     2001                                  -              35
                     2002                                  -              18
                                                          ---          -----
           Total minimum lease payments                    10        $ 1,047
                                                                       =====
           Amounts representing interest                    1
                                                          ---
           Present value of minimum lease payments      $   9
                                                          ===

Rental expense amounted to $589,000 in 1997, $630,000 in 1996 and $578,000 in
1995.


LITIGATION

From time to time, the Company is a defendant in legal actions involving claims arising in the normal course of business. In management's opinion, after consultation with counsel and a review of the facts, the liabilities, if any, resulting from such legal proceedings will not have a material effect on the Company's financial position or results of operations.


NOTE 10 - SHAREHOLDERS' EQUITY

The 7% cumulative preferred stock is callable at the option of the Company at $103 per share plus any unpaid dividends. Preferred shareholders are entitled to seventy voting rights per share if dividends on preferred stock are not paid within ninety days after the scheduled due date. At November 1, 1997, there are no preferred dividends in arrears.

The Company is authorized to issue up to 200,000 shares of Class A preferred stock having no par value. The Class A preferred stock may be issued in one or more series with terms, preferences, limitations and relative rights being established by the Board of Directors. At November 1, 1997, no Class A preferred stock has been issued.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 10 - SHAREHOLDERS' EQUITY, Continued

The Company has made loans to certain key employees for the purchase of the Company's common stock as stipulated in the 1987 Incentive Stock Option Plan. The loans are secured by the common stock purchased and shares are released from collateral as the loan principal is paid down. The loans bear interest at 4% annually.


NOTE 11 - CREDIT CONCENTRATIONS AND SALES TO MAJOR CUSTOMERS

The Company's trade receivables do not represent significant concentrations of credit risk because a large number of geographically diverse customers comprise the customer base. However, a substantial portion of the customer base is retailers. In 1997, one major customer comprised 10.25% of net sales. In 1996 and 1995, no single customer comprised more than 10% of net sales.


NOTE 12 - RELATED PARTY TRANSACTIONS

Through July 1997, the Company employed an advertising agency and public relations firm that was owned by an officer and director of the Company and his wife, who also managed and directed the daily operations of the agency. The agency rendered technical and creative services to the Company in the areas of design, layout, photography and other services essential to its advertising programs. The agency also placed Company advertisements and ad copy in trade publications, footwear magazines and other related media sources and coordinated public relations events and press releases for the Company.

In August 1997, the Company created an in-house advertising agency to provide more focus to its advertising programs. The in-house agency is staffed by three employees who were formerly employed by the Company's external advertising agency. The manager of the external advertising agency, who is also the wife of an officer and director of the Company, is managing the operations for the in-house agency and is providing consultation regarding the implementation of advertising programs. The manager, who still manages the external advertising agency, is on a monthly retainer to the Company and is supervised by management of the Company. The in-house agency will provide comparable technical and creative services, as well as fulfilling other functions related to the Company's advertising programs, that the external agency provided.

In 1997, 1996, and 1995, the Company paid the external advertising agency $373,000, $456,000 and $495,000, respectively, for services rendered. Included in the above amounts were payments for placing advertisements, which funds were then subsequently paid to the publications, net of the agency's standard commission.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 13 - UNUSUAL CHARGES

During the fourth quarter of fiscal 1996, in response to business conditions and a deteriorating financial position, the Company repositioned its product offerings in order to direct the Company's limited resources towards those styles that displayed the most potential for the Company. Management reviewed the existing lines offered by the Company and eliminated styles that would not generate acceptable returns for the Company. To recognize the impairment to inventory for the elimination of styles from certain product lines, the Company wrote down inventories by $511,000 to the lower of cost or market. Such amount is included as cost of products sold in the accompanying statement of income (loss) for the fiscal year ended November 2, 1996.

In addition, the Company determined that consolidation and/or reduction of various operations related to the manufacturing, marketing and administrative functions of the Company was required to support the elimination of the product styles. Accruals related to personnel and benefit costs to be incurred as changes to these operations are implemented amounted to approximately $571,000 at November 2, 1996. Of such amount, $359,000 and $212,000 are reported as cost of products sold and selling and administrative expenses, respectively, in the accompanying statement of income (loss) for the fiscal year ended November 2, 1996.

                          REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of B.B. Walker Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of B.B. Walker Company and its subsidiary at November 1, 1997 and November 2, 1996, and the results of their operations and their cash flows for each of the three years in the period ended November 1, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP

Winston-Salem, North Carolina
December 1, 1997

                                          B.B. WALKER COMPANY AND SUBSIDIARY
                                               SELECTED FINANCIAL DATA

(In thousands, except for
 items denoted by (1) below)

                                                  1997          1996          1995          1994          1993
                                               (52 weeks)    (53 weeks)    (52 weeks)    (52 weeks)    (52 weeks)
                                               ----------    ----------    ----------    ----------    ----------
RESULTS OF OPERATIONS:
Net sales                                      $ 32,648      $ 37,506      $ 43,453      $ 51,148      $ 55,777
                                                =======       =======       =======       =======       =======
Income (loss) from continuing operations
 before income taxes, minority interests
 and extraordinary item                        $    (54)     $ (4,659)     $ (1,868)     $    812      $  3,055
Provision for (benefit from) income taxes           (80)         (620)         (626)          336         1,160
Minority interests in continuing operations          (2)           (2)           (2)           (2)           (2)
                                                -------       -------       -------       -------       -------
Net income (loss)                              $     24      $ (4,041)     $ (1,244)     $    474      $  1,893
                                                =======       =======       =======       =======       =======

FINANCIAL CONDITION:
Current assets                                 $ 19,268      $ 24,953      $ 30,898      $ 30,264      $ 27,672
Current liabilities                              13,368        19,534        21,533        20,510        17,357
Working capital                                   5,900         5,419         9,365         9,754        10,315
Current ratio (1)                             1.44 to 1     1.28 to 1     1.43 to 1     1.48 to 1     1.59 to 1
Total assets                                     21,174        27,375        34,377        34,016        30,028
Long-term obligations                             3,216         3,286         4,257         3,692         3,189
Minority interests in consolidated subsidiary        33            33            34            34            35
Total liabilities                                16,617        22,853        25,824        24,236        20,581
Shareholders' equity                              4,557         4,522         8,553         9,780         9,447

PER SHARE INFORMATION (1) (2):
Shareholders' equity (book value)              $   2.59      $   2.57     $    4.91     $    5.56     $    5.47
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent:
  Net income (loss)                            $    .01      $  (2.34)    $    (.72)    $     .26     $    1.14
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent-assuming full dilution:
  Net income (loss)                            $    .01      $  (2.34)    $    (.72)    $     .26     $    1.12
                                                =======       =======       =======       =======       =======

Cash dividends on preferred stock              $   7.00      $   7.00     $    7.00     $    7.00     $    7.00
Cash dividends on common stock (2)                 -             -             -             .073          .067

OTHER INFORMATION:
Property, plant and equipment, net             $  1,750      $  2,208      $  2,968      $  3,593      $  2,148
Depreciation and amortization                       458           637           667           610           544
Capital additions                                   -              21            43         2,055           716
Space occupied (square feet)                        355           358           358           363           325
Average number of common shares outstanding (2)   1,727         1,727         1,731         1,737         1,625
Number of shareholders (1)	                        1,177         1,169         1,229         1,142         1,185
Number of employees (1)                             423           521           637           658           642

(2) Information adjusted for three-for-two stock split paid on March 24, 1994.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS
---------------------
The following summarizes the results of operations for the Company for the years ended November 1, 1997, November 2, 1996 and October 28, 1995:

                                        November 1,  November 2,  October 28,
                                           1997         1996         1995
                                        -----------  -----------  -----------
   Net sales                                100.0%       100.0%       100.0%
   Cost of products sold                     73.9%        79.2%        75.4%
                                           -------      -------      -------
     Gross margin                            26.1%        20.8%        24.6%

   Selling and administrative expenses       21.4%        27.7%        23.9%
   Depreciation and amortization              1.4%         1.7%         1.5%
   Interest expense                           3.7%         4.0%         3.7%
   Interest and other income                  (.2%)        (.1%)        (.2%)
                                           -------      -------      -------
     Income (loss) before income taxes
       and minority interest                  (.2%)      (12.5%)       (4.3%)

   Provision for (benefit from)
     income taxes                             (.3%)       (1.7%)       (1.4%)
   Minority interest                           -            -            -
                                           -------      -------      -------

     Net income (loss)                         .1%       (10.8%)       (2.9%)
                                           =======      =======      =======

                      FISCAL 1997 COMPARED TO FISCAL 1996


Material Changes in Operations
------------------------------
Prior to the end of the 1996 fiscal year, the Company began implementing a plan to return the Company to profitability, primarily through a repositioning of the Company's product lines.  The Company focused its limited resources on designing, manufacturing and promoting those styles in its branded lines that would generate acceptable returns for the Company.  This required eliminating a significant number of styles from the product lines, primarily the work/outdoor line.

In addition, operational changes were required to match the selling and administrative support with the new initiatives implemented by the Company.
The most significant of these changes was the merger and reduction of the separate sales forces that previously served the Work/Outdoor Division and the
Western Division.  The Company dedicated extensive resources to retraining the new sales team to market both western and work/outdoor footwear.  This change impacted the Company's sales during the first quarter and into the second quarter as this transition was implemented.  Management also reviewed and refined how the sales team markets the product lines to customers and what customers the Company wants to serve in order to take full advantage of the new sales structure.
                                      30

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


In relation to manufacturing, management examined its operations to identify changes needed to maximize use of manufacturing capacity. Limited modifications to the work flow at the plants in Asheboro, NC and Somerset, PA were made which resulted in gains in efficiency. Also, a reorganization in the structure of the raw materials management was implemented with an emphasis on improving procedures and reducing the Company's investment in inventory.
Efforts in these areas have identified additional areas for improvement and management continues to review its options for the manufacturing function.

Overall, the processes initiated during the year had a positive impact on the Company's financial condition and operations. A reduction in receivables of approximately $1,700,000 and a reduction in inventories of approximately
$3,000,000 generated enough cash flow to allow for a reduction in the advances against the revolving credit facility of approximately $4,100,000 during the year. More importantly, the Company reported a net loss of $56,000 before an income tax benefit of $80,000 in fiscal 1997 versus a net loss of $4,661,000 before an income tax benefit of $620,000 in the prior year. This was accomplished through an improvement in gross margins from 20.8% to 26.1% and a reduction in selling and administrative expenses of approximately $3,400,000.


Net Sales
---------
Net sales for the Company were $32,648,000 in 1997 as compared to $37,506,000 in 1996.  This was a reduction of $4,858,000 or 13.0% from the prior year.
The decrease was anticipated because of the repositioning of the Company's product lines and the restructuring of the sales force.  In addition, demand for the Company's branded western boots continued to reflect the poor retail environment for western apparel.  The Company's sales include sales of footwear manufactured and wholesaled by the Company and sales from the
Company's retail outlets.  Footwear manufactured and wholesaled by the
Company, which includes branded, private label and institutional sales, comprised 92.0% of net sales in 1997 and 92.6% of net sales in 1996.  The remaining 8.0% and 7.4% of net sales in 1997 and 1996, respectively, were sales from the Company's retail outlets.

Sales of branded footwear were down $5,307,000, or 21.5%, in 1997 from 1996.
Pairs shipped were off 27.8% while the price per pair shipped increased 9.5%.
The increase in price per pair can be attributed to a more favorable mix of inventory shipped. The decrease in sales of branded footwear was anticipated as a result of the significant changes implemented during the first half of the fiscal year. First, a significant change involved the merger of the two separate sales forces for work/outdoor boots and western boots, respectively, into a single sales force. The merged sales force is marketing both work/outdoor boots and western boots to customers within their territory.
During the first quarter, territorial boundaries for the merged sales force were established and the salesmen received extensive training on marketing both lines of footwear. As a result of this transition, salesmen had to develop relationships with customers that they may not have previously served and orders for footwear were impacted as the plan was implemented.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Second, the Company has repositioned its product lines to direct its limited resources towards promoting styles that will generate acceptable returns for the Company. Part of this process involved eliminating various styles from the branded line. A significant number of the eliminated styles were work/outdoor styles. Although these styles generated sales volume in the prior year, they did not provide adequate margins to support their inclusion in the product line.

Finally, branded sales have also been impacted by a weak retail sector, particularly in western markets, during the year. Demand at the retail level for western boots remains soft and orders have been lower than the prior year.

Private label sales in 1997 were up $297,000, or 3.6%, over 1996 private label sales. Private label pairs shipped rose 1.5% while the average price per pair was up 1.2%. The results of private label sales are dictated by activity of several large accounts and the timing of shipments to those accounts.

Sales to institutional customers improved by $347,000, or 20.0%, over the prior year. Much of this business is solicited through a formal bidding process with governmental entities and the results of this division are impacted by the Company's aggressiveness in bidding on new business. During
1997, the Company obtained more of this business to provide production volume for its plants.

Retail sales for the year were $195,000, or 7.0%, lower than the results for 1996. In January 1997, the Company closed its retail outlet in Myrtle Beach,
SC because of declining profitability for the outlet. Significant additions of newer retail space in the region surrounding the retail outlet resulted in fewer customers visiting the mall where the retail outlet was located.
Management elected not to attempt to lease more favorable retail space because of the significant competition in the area. This loss in volume was partially offset by increases in sales in the remaining two retail outlets, one in Asheboro, NC and one in Lancaster, PA. Same store sales for these two outlets rose 6.0% from 1996 sales.













                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Gross Margin
------------
The Company's gross margin was $8,527,000 in 1997 and $7,804,000 in 1996, an increase of $723,000.  As a percentage of sales, the gross margin for 1997 increased to 26.1% from 1996's gross margin of 20.8%.  The increase can be attributed to a variety of factors related to the repositioning of the product lines and other operational changes implemented during 1997.  The Company managed a higher margin product mix by eliminating from the product lines many styles that were not making adequate contributions.  In addition, by focusing on stronger product offerings, the Company was able to lower the rate of returned goods in relation to gross sales.  Another positive factor was better productivity from manufacturing personnel and reduction in manufacturing variances.  However, the Company's gross margin continues to be affected by the necessity to use discounting programs and aggressive dating terms in order to induce orders and maintain market share.  In addition, the Company's gross margin for 1997 also reflects the impact of discontinuing a significant number of styles.


Selling and Administrative Expenses
-----------------------------------
Selling and administrative expenses were $6,996,000 for 1997 as compared to
$10,377,000 for 1996, a decrease of $3,381,000, or 32.6%.  The Company reduced expenses in most functional areas to more appropriately reflect the level at which the Company intended to operate.  Adjustments to operations, including the consolidation of the separate work/outdoor and western sales forces, generated most of the decrease.  In addition, management lowered the general and administrative headcount and realigned significant responsibilities in the administrative functions.  The largest savings came from personnel related expenses.  Salary and benefits were down approximately $1,620,000 from the prior year.  The selling and administrative headcount was lowered approximately 23% because of the changes implemented in operations.  In addition, with fewer employees, travel and showroom expenses were down
$203,000.  Advertising and sample expenses were lowered $338,000 as the
Company redefined its advertising strategy with the intention of maintaining its brand awareness using cost effective methods.  Professional fees were
$377,000 less than 1996 because of larger expenses in the prior year related to the amortization of fees for the bank financing agreement.  Finally, bad debt expense was $589,000 less than the prior year.  Evaluation of specific accounts required larger accruals in 1996 than were necessary in 1997.







                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Interest Expense
----------------
Interest expense incurred in 1997 was $1,204,000, or $288,000 less than interest expense of $1,492,000 for 1996.  Lower interest expense in 1997 is a result of a lower average outstanding balance on the revolving finance agreement as compared to 1996's average balance.  The average outstanding balance on the revolving finance agreement was approximately $3,380,000, or
30.3%, less in 1997 than in 1996.  This decrease was partially offset by an increase in weighted average interest paid on the revolving finance agreement of approximately 1.0%.  Interest on other borrowings remained at similar levels to the prior year.


Depreciation and Amortization
-----------------------------
Depreciation and amortization decreased $179,000 to $458,000 in 1997 from
$637,000 in 1996.  For the previous three years, the Company has only made minimal fixed asset additions. With minimal amounts invested in fixed assets in recent years, depreciation charges on fixed assets that are becoming fully depreciated are not being replaced, resulting in lower depreciation expense.
See additional discussion in the Liquidity and Capital Resources section.


Provision for Income Taxes
--------------------------
The Company had a net loss before income taxes of $54,000 in 1997.  In 1996, the net loss before income taxes was $4,659,000.  Accordingly, the Company recorded a net benefit from income taxes of $80,000 and $620,000 in 1997 and
1996, respectively.  The primary difference between the Company's income tax benefit and the federal statutory rate of 34% represents a change in management's estimate of the amount to be recorded in the valuation allowance that established a reserve against the net deferred income tax asset.  Under
Financial Accounting Standard No. 109, whose guidelines the Company follows in accounting for income taxes, deferred income tax assets must be recorded at a value that reflects their net realizable value determined to be the amount that "more likely than not" will be recovered in future periods.  Based on an analysis at November 1, 1997, a net asset of $237,000 was recorded which was an increase of $87,000 over the prior year.  In 1996, the Company had an effective tax rate of 13.3%.  This rate was substantially lower than the federal statutory rate of 34% as the Company added $1,075,000 to the valuation allowance in response to losses incurred during 1996.


Net Income
----------
For the year ended November 1, 1997, the Company reported net income of
$24,000, or .1% of net sales.  For the year ended November 2, 1996, the
Company reported a net loss of $4,041,000, or 10.8% of net sales.  The improvement of $4,065,000 can be attributed to stronger gross margins, significant reductions in selling and administrative expenses from operational changes, and lower interest expense from reduced borrowings under the revolving finance agreement.
                                      34

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


                     Fiscal 1996 Compared to Fiscal 1995


Material Changes in Operations
------------------------------
For the third consecutive year, the Company reported lower sales and lower profits or increased losses.  Weak consumer spending at the retail level impacted the operations of the Company's customers and their ability to turn their inventories at profitable rates.  With reduced orders for new footwear being placed each year, the Company was not able to operate its plants at efficient levels and had to offer discounting and other promotional programs to customers to generate sales volume and maintain market share.  These factors adversely impacted the Company's gross margins.  The Company reduced operating expenses at all levels within the Company in an effort to match the level of expenses with the level of operations.  However, in the opinion of management, more significant steps were needed to return the Company to profitability.

Prior to the end of the 1996 fiscal year, the Company repositioned its product offerings to direct the Company's limited resources towards those styles that were most profitable. Management reviewed the existing product lines and eliminated styles that would not generate acceptable returns. Most of the styles eliminated were part of the work/outdoor line. The Company continued to offer styles within all existing branded lines. With fewer styles in the Company's product lines, less investment was to be required in finished goods and raw material inventories. In addition, the rate of turns in existing inventories was expected to improve.

As part of this new direction for the Company, the separate sales forces which previously served the Work/Outdoor Division and the Western Division were merged into a single sales force under the supervision of one national sales manager. Several new sales territories were established to concentrate efforts in larger metropolitan areas. With additional training, the new sales force markets both western and work/outdoor footwear to customers in their established territories, thereby eliminating overlap that existed with separate sales forces.

The Company anticipated making other operational changes to support the new direction of the Company. The efficient use of manufacturing capacity is one area that held strong potential for improved Company operations. Management examined its options related to manufacturing operations to identify ways to maximize use of manufacturing capacity. In addition, the Company conducted reviews of corporate and administrative operations and identified areas for cost reductions, primarily in personnel and benefit costs.




                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


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

Net sales of branded footwear fell $7,939,000, or 24.3%, from 1995's net sales. Weak consumer spending at the retail level for western style footwear depressed sales of this division. Although the Company develops products that appeal to the traditional western boot wearer, western boot sales tend to be cyclical and are subject to trends in men's and women's fashions. 1996's sales reflect the slower turns at the retail level. For work/outdoor footwear, demand for this style of footwear was stronger in 1995 than in 1996.
To maintain market share and generate sales, competitive pricing and retail programs were introduced during the year. However, orders from customers did not keep pace with the prior year. For the year, pairs shipped were down
29.2%, and the average price per pair rose 7.5%, primarily due to product mix.

Private label sales were up $547,000, or 7.1%, for the year. The increase is attributed to strong growth in its western private label business as the Company placed more emphasis on serving this sector of the market. The
Company had lower sales in its work/outdoor private label business. As with customers of branded footwear, these retailers have also been impacted by the soft retail environment for this type of footwear. Private label results for work/outdoor style of footwear primarily reflect the activity of several large accounts. Private label pairs shipped in 1996 were up .8% and the average price per pair rose 6.5%. The increase in the average price per pair can be attributed to more sales coming from private label western footwear which carries a higher average price per pair.

Other sales came from retail sales and sales to institutional customers.
Sales to these customers were comparable to the prior year and do not constitute a significant portion of the Company's operations.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Gross Margin
------------
The Company's gross margin was $7,804,000 in 1996 and $10,672,000 in 1995.  As a percentage of sales, the gross margin for 1996 fell to 20.8% from 1995's gross margin of 24.6%.  Several factors impacted gross margins during the year.  As more fully discussed in the notes to the financial statements, the
Company made certain adjustments to its product lines which resulted in inventory writedowns and other expenses which lowered its gross margins.
These adjustments accounted for approximately 2% of the decrease from the prior year.  Before making these adjustments, the Company's gross margins were down approximately 1.5% from 1995.  The majority of this decrease can be attributed to discounting and other promotional programs implemented during the year in branded footwear sales.  Significant competition has led to aggressive pricing and dating terms to induce orders.


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




                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Interest Expense
----------------
Interest expense incurred in 1996 was $1,492,000, or $102,000 less than interest expense of $1,594,000 for 1995.  Lower interest expense in 1996 is a result of a lower average outstanding balance and a lower average interest rate on the revolving finance agreement.  The average outstanding balance on the revolving finance agreement was approximately $1,500,000 less in 1996 than in 1995.  In addition, the weighted average interest rate for 1996 was 9.5%
compared to 9.6% for 1995.  This decrease was partially offset by an increase in interest paid on long-term debt.  During 1995, the Company completed financing of its facilities in Somerset. PA as well as refinancing its facilities in Asheboro, NC.  The Company incurred a full year of interest charges on this higher debt in 1996 versus a partial year in 1995.


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

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued



                        Liquidity and Capital Resources


Historically, the Company has funded substantially all of its working capital and capital expenditure requirements through borrowings under its finance agreement and other indebtedness. The revolving finance agreement provides flexibility to the Company as the availability of funds fluctuates with the seasonal needs of the Company. Generally, the Company's working capital needs are highest in the fourth fiscal quarter and lowest in the first fiscal quarter. With its revolving finance agreement, the Company finances its accounts receivable and inventories, paying interest at a variable rate (prime plus 1.75%, or 10.25%, at November 1, 1997). The Company had outstanding advances of $7,364,000 at November 1, 1997 and an additional $636,000 available under the agreement.

During fiscal 1997, the Company generated $4,347,000 of cash from operations which was used to reduce the advances under the revolving finance agreement by $4,100,000. Approximately $4,700,000 was generated from reductions in accounts receivable and inventories. In addition, the Company returned to profitability by improving its gross margin percentage from 20.8% in the prior year to 26.1% in the current year and reducing selling and administrative expenses $3,381,000 from the prior year. As of year-end, the Company continued to rely on the revolving finance agreement to provide working capital and management anticipates that the revolving finance agreement will continue to provide the necessary liquidity to fund its daily operations going forward.

Under the Company's financing agreement with the bank, the amount available to be drawn is determined by a formula based on certain percentages of eligible accounts receivable and inventories. Because of violations of certain restrictive financial covenants at the end of fiscal 1996 made as part of the agreement, the agreement was amended twice during fiscal 1997. The amendments addressed the financial results of the Company for the 1996 fiscal year and were effective as of November 2, 1996. The first amendment executed in 1997, which represented the third amendment made to the financing agreement, lowered the amount of the revolving line of credit from $20,000,000 to $13,000,000.
The second amendment executed in 1997, which was the fourth amendment to the financing agreement, made significant alterations to the agreement. However, these changes incorporated the significant changes to operations implemented by management as part of the repositioning of the product lines and the Company's 1997 financial projections. Although the terms of the fourth amendment significantly reduced the availability of funds under the finance agreement, the terms of the amendment reflected the changing needs of the Company and correlated with the Company's projections. The credit line available under the agreement was reduced systematically over a six month period from $13,000,000 to $8,000,000 and advance rates against eligible accounts receivable and inventories were adjusted downward at predetermined rates during the same time frame. In addition, the sublimit for inventory was lowered to $4,000,000.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Among other changes, the fourth amendment amended certain restrictive financial covenants under the revolving finance agreement effective November
2, 1996 and thereafter. The covenants require the satisfaction of certain financial tests and the maintenance of certain financial ratios as defined in the agreement. The Company is required to maintain a consolidated current ratio of not less than 1.35 to 1, a consolidated debt leverage ratio of not more than 3 to 1, a consolidated tangible net worth, as defined in the agreement, of not less than $5,600,000 and consolidated working capital of not less than $5,250,000. In addition, at the end of the fiscal year, the Company must be at break even or report net income and can not make capital expenditures in excess of $150,000 during a fiscal year without permission from the bank. At November 1, 1997, the Company was in compliance with its restrictive financial covenants.

In addition to the revolving credit facility, the financing agreement also provided a $3,000,000 term loan that was used to repay an existing mortgage note payable to a bank which carried a balance of approximately $2,060,000.
During 1997, the bank suspended principal payments on the loan for six months.
The Company resumed paying down the principal in September 1997. Per the terms of the note, the Company has 64 monthly installments of principal and interest ranging from $36,000 to $56,000 remaining. The term loan bears interest at the bank's prime rate plus 1.75% (10.25% at November 1, 1997).

All advances under the revolving credit facility and the term loan are secured by all accounts receivable, inventories, machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities and a subordinated lien on the Somerset facilities.

In July 1994, the Company purchased a larger manufacturing facility in Somerset, Pennsylvania to replace the existing facility also located in Somerset. The Company paid for the acquisition with financing from three sources. The Company completed two sources of long-term financing on March 7, 1995. The first source of financing was from the Pennsylvania Industrial
Development Authority ("PIDA"), a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. The loan was for $480,000 and bears interest at 2% annually. Monthly installments of $3,089, which includes principal and interest, will be paid over 15 years. The second source of financing came from a bank note for $240,000. This loan bears interest at
 .75% above the bank's prime rate (9.25% at November 1, 1997) and will be repaid in monthly installments of principal and interest, currently $2,550, for 15 years. On July 27, 1995, the Company finalized the long-term financing for this project with a loan from a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. This financing, which was provided under the Economic Development Partnership Program, was for $240,000.
This note bears interest at 2% annually with monthly payments of principal and interest amounting to $1,544 for 15 years. All notes are secured by the manufacturing facility. Capitalized in fixed assets at November 1, 1997 are land and buildings with a cost of approximately $1,052,000 related to the facility. The remainder of the expenditures made for the facility were paid with borrowings under the revolving finance agreement.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


The Company made no capital expenditures in 1997 and has made only minimal capital expenditures during the past three years. The Company made significant upgrades to its equipment and facilities in 1993 and 1994.
Because of cash flow considerations and restrictions under the finance agreement with a bank, the Company has only been making capital expenditures to maintain current levels of operations during the past three years. The
Company anticipates raising the level of capital expenditures in 1998, but due to the restrictions in the financing agreement, any increases will not be material. Funding for capital expenditures other than the building acquisition has primarily come from the available balance on the finance agreement.

Net working capital, which consists primarily of accounts receivable and inventories less current liabilities, was $5,900,000 at November 1, 1997 and $5,419,000 at November 2, 1996. The ratio of current assets to current liabilities increased to 1.44 to 1 at November 1, 1997 compared to 1.28 to 1 at November 2, 1996. Cash flows generated from operations in 1997 was a net inflow of $4,347,000 compared to a net cash inflow of $3,309,000 in 1996. The improvement can be attributed to better management of inventories and accounts receivable.


Forward-Looking Statements
--------------------------
The foregoing discussion contains some forward-looking statements about the
Company's financial condition and results of operations, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

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






                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


New Accounting Standards
------------------------
In June 1997, the Financial Accounting Standards Board ("FASB") issued
Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE
INCOME".  This Statement requires that changes in the amounts of comprehensive income items, which are currently reported as separate components of equity, be shown in a financial statement, displayed as prominently as other financial statements.  The common components of other comprehensive income would include foreign currency translation adjustments, minimum pension liability adjustments and/or unrealized gains or losses on available-for-sale securities.  The Statement does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement.

In June 1997, the FASB issued FAS 131, "DISCLOSURES ABOUT SEGMENTS OF AN
ENTERPRISE AND RELATED INFORMATION". This Statement will change the way companies report information about segments of their business in their annual financial statements and require companies to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement also requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

Adoption of FAS No. 130 and FAS No. 131 are required for the Company in fiscal
1999. Management is evaluating the potential effects on the Company's financial statements of adoption of these statements. While such evaluation is not complete, management currently does not expect the adoption of the statements will have a material effect on its disclosure requirements.















                       B.B. WALKER COMPANY AND SUBSIDIARY
                                 STOCK PRICES



B.B. Walker Company common stock is publicly traded.  Markets in B.B. Walker
Company common stock are maintained by Scott & Stringfellow of Winston-Salem, NC and Interstate Securities of Charlotte, NC.

Approximately 1,177 shareholders own common stock in B.B. Walker Company, some shares of which are held by banks, brokers, investment trusts or nominees.
The largest shareholder is the Employee Stock Ownership Plan and Trust of B.B.
Walker Company, which holds approximately 21.27% of the total shares issued and outstanding. At the last Annual Meeting of the Shareholders held on March
17, 1997, 79.77% of the shares outstanding were represented in person or by proxy at the meeting.


The following are the Bid and Ask quotations for the last two fiscal years:

                                       Bid Prices          Ask Prices
                                      High      Low       High       Low
                                     --------------      ---------------
      1997:
        First Quarter               $   1    $  3/4     $ 1 1/2   $ 1 1/4
        Second Quarter                 3/4      1/4       1 1/4      3/4
        Third Quarter                  3/8      1/4        7/8       3/4
        Fourth Quarter                 1/2      3/8       1 1/4      7/8

      1996:
        First Quarter               $ 1 3/4   $ 1 1/2   $ 2 1/2     $ 2
        Second Quarter                1 1/2     1 1/2      2          2
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












                              B.B. WALKER COMPANY

OFFICERS
--------
KENT T. ANDERSON
Chairman and Chief Executive Officer

FRENCH P. HUMPHRIES                         WILLIAM C. MASSIE
Executive Vice President                    Executive Vice President

DOROTHY W. CRAVEN                           REBECCA S. RICH
Secretary                                   Assistant Secretary

JOHN R. WHITENER
Controller


DIRECTORS
---------
KENT T. ANDERSON                            EDNA A. WALKER
Chairman and Chief Executive Officer        President, B.B. Walker Foundation

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

NOTICE OF ANNUAL MEETING
The Annual Meeting of the Company's Shareholders will be held in the executive offices of B.B. Walker Company at 414 East Dixie Drive, Highway 64 East,
Asheboro, North Carolina, at 7:00 p.m. EST on Monday night, March 16, 1998. A formal notice of the meeting, together with a proxy statement and proxy, will be mailed prior to the meeting. Shareholders who cannot attend are urged to exercise their right to vote by signing and promptly returning the proxy.


                               Inside Back Cover

