Form 10-K, Exhibit 13
period 1998-10-31
WALKER B B CO
filed 1999-02-11
CIK 104218

Exhibit 13
                                                                    ----------






                       B.B. WALKER COMPANY AND SUBSIDIARY


                    FIFTY-FIRST ANNUAL REPORT TO SHAREHOLDERS


                               OCTOBER 31, 1998





























                             1998 ANNUAL REPORT OF
                              B.B. WALKER COMPANY

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

For western boot customers, the Company offers quality western boots through two proprietary brands. Through its ABILENE[REGISTERED] brand, the Company manufactures and markets high quality all-leather boots for the traditional boot wearer that look and feel great. Abilene Boots[REGISTERED] feature the AIR RIDE[REGISTERED] Comfort System which is designed to deliver comfort from every part of the boot by utilizing a technologically advanced cushion insole. Abilene Boots[REGISTERED] definitely live up to their "AFFORDABLE QUALITY" [REGISTERED] slogan. The SAGE COLLECTION[REGISTERED] is offered at a lower price point and features bright colors and accents which can be worn on most any occasion by the metro fashion consumer or the traditional boot wearer. Sage[REGISTERED] styles offer the same craftmanship and superior fit that Abilene[REGISTERED] styles do.

For work/outdoor footwear customers, the Company markets quality boots through its GOLDEN RETRIEVER[REGISTERED] brand, including pull-on, lace-up, lined, insulated and waterproof, in a variety of heights, soles and constructions. The Golden Retriever[REGISTERED] Easy Comfort[REGISTERED] System features a specially contoured cushioned insole that is guaranteed to never give out. Made for the working consumer, DURATUFF[REGISTERED]Work Boots feature double cushioned insoles and are built to work for a living. The Company continues to manufacture boots and shoes for work and safety use under the WALKER FOOTWEAR THAT WORKS[REGISTERED] brand and the SAFETY FIRST[REGISTERED] brand. The mainstays of this line are all-leather lace-up and pull-on utility boots.

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

The Company and its subsidiary employ 392 people at October 31, 1998.

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

                              Inside Front Cover


                      B.B. WALKER COMPANY AND SUBSIDIARY
                             FINANCIAL HIGHLIGHTS


                                                  Fiscal Year Ended
                                       ---------------------------------------
                                       October 31,   November 1,   November 2,
                                          1998          1997          1996
                                       (52 weeks)    (52 weeks)    (53 weeks)
                                       -----------   -----------   -----------
(In thousands, except per share data)

OPERATIONS
  Net sales                             $  28,813     $  32,648     $  37,506
                                         ========      ========      ========
  Income (loss) before income taxes
    and minority interest                    (736)          (54)       (4,659)

  Provision for (benefit from)
    income taxes                             (813)          (80)         (620)
  Minority interest                            (2)           (2)           (2)
                                         --------      --------      --------
  Net income (loss)                     $      75     $      24     $  (4,041)
                                         ========      ========      ========


  BASIC EARNINGS (LOSS) PER SHARE       $     .04     $     .01     $   (2.34)
                                         ========      ========      ========
  Average number of shares outstanding      1,724         1,729         1,727
                                         ========      ========      ========


  DILUTED EARNINGS (LOSS) PER SHARE     $     .04     $     .01     $   (2.34)
                                         ========      ========      ========
  Average number of shares outstanding      1,727         1,732         1,728
                                         ========      ========      ========

FINANCIAL CONDITION,
  Current assets                        $  18,314     $  19,268     $  24,953
  Current liabilities                      14,102        13,368        19,534
  Working capital                           4,212         5,900         5,419
  Current ratio                         1.30 to 1     1.44 to 1     1.28 to 1
  Long-term obligations,
    non-current portion                     1,303         3,216         3,286
  Shareholders' equity                      4,642         4,557         4,522
  Book value per common share                2.65          2.59          2.57

                        CHAIRMAN'S MESSAGE TO SHAREHOLDERS

TO OUR SHAREHOLDERS

B. B. Walker Company's fiscal year ended on October 31, 1998. We are happy to report a net income of $75,000 in 1998 compared to $24,000 in 1997, even though the loss from operations in 1998 was $736,000 compared to a $54,000 loss in 1997. Since we anticipate significant net income in 1999 (which will allow the Company to offset related income tax liabilities with net operating loss carryforwards from prior years), we were able to adjust our tax valuation allowance by $609,000 in 1998 compared to only $62,000 in 1997.

Late in the fourth quarter of 1998, the Company received an attractive offer to sell all of its approximately 22.3 acres of real property in Asheboro, North Carolina. This land is in one of the prime commercial sections of Randolph County. In January 1999, the Company entered into a contract to sell its Asheboro, NC property. Under this contract, the purchaser will have until February 26, 1999 to examine the suitability of the property for its needs. During that period, the contract may be terminated by the purchaser without further obligation to the Company. Accordingly, there can be no assurances that the sale of the Asheboro, NC property will be consummated. If the transaction closes, part of the purchase price will be paid in cash and part will be paid by purchase money promissory note. A portion of the property sold to the purchaser, including the tract of land on which the plant is located, will be leased back to the Company for up to one year. The rent under the lease equals the interest due under the promissory note. While there will be costs associated with relocating the Asheboro facility and some interruption in the Company's manufacturing operations, the Company has taken steps to limit the effects of these matters and does not expect the relocation to have a material adverse effect on the operations of the Company.

The Company operates two manufacturing facilities, the aforementioned one in Asheboro, North Carolina, and one in Somerset, Pennsylvania. To make the Company more competitive, we decided to move all of the production of footwear with cement construction from the Somerset plant to the Asheboro plant. At the same time, all of the footwear with welt construction was moved from the Asheboro plant to the Somerset plant at a cost of over $190,000 late in the third quarter of 1998. Since there was not enough product demand to support two welt operations, this consolidation of operations in two separate locations should create substantial manufacturing efficiencies in both production and inventory costs beginning in fiscal 1999.

After the transfer of the welt operations to the Somerset plant was made in 1998, it was determined that a 282,000 square foot building was no longer necessary to conduct business in Asheboro at our current level. Therefore, the Company decided to sell the property and move its operations to a more efficient operating space. Once the final contract is signed, we will begin exploring suitable options and follow with an announcement detailing the next phase of our operations.

Our increase in operating losses from the prior year was $682,000. Revenues for 1998 were $28,813,000, a $3,835,000 (or 11.7%) decrease from 1997 revenues of $32,648,000. Some of this decline in shipments was expected due to the additional impact from the major changes made in 1997 to combine the sales forces of the western boots and work/outdoor boots. We also attribute a decrease in sales to some erosion in our Company's channel of distribution over the past year. Many of our western retail customers either were in the process of liquidation or went out of business during the past twelve months, which severely hampered our Company's attempt to increase sales. While the work/outdoor shoe shipments fell 22.9% in 1998, we did show a modest 2.4% increase in western branded shipments, therefore allowing us to increase western market share. Management is taking steps to address this deterioration in revenues.

The coming year will be another one of major transition for B. B. Walker Company, as we look forward to the relocation of our facilities in this area. In the meantime, we appreciate the support and loyalty of our customers, shareholders, and employees.


                                        Sincerely,

                                        KENT T. ANDERSON
                                        -------------------------------
                                        Kent T. Anderson
                                        Chairman of the Board, Chief
                                        Executive Officer and President


                      B. B. WALKER COMPANY AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                  Fiscal Year Ended
                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 31,  November 1,  November 2,
                                            1998         1997          1996
                                         (52 weeks)   (52 weeks)    (53 weeks)
                                         -----------  -----------  -----------
(In thousands, except per share data)
Revenues:
 Net sales (Note 11)                       $ 28,813     $ 32,648     $ 37,506
 Interest and other income                       39           77           43
                                            -------      -------      -------
                                             28,852       32,725       37,549
                                            -------      -------      -------
Costs and expenses:
 Cost of products sold (Note 13)             21,507       24,121       29,702
 Selling and administrative
  expenses (Notes 12 and 13)                  6,736        6,996       10,377
 Depreciation and amortization                  269          458          637
 Interest expense                             1,076        1,204        1,492
                                            -------      -------      -------
                                             29,588       32,779       42,208
                                            -------      -------      -------
    Loss before income taxes
      and minority interest                    (736)         (54)      (4,659)

Benefit from income taxes (Note 7)             (813)         (80)        (620)

Minority interest                                (2)          (2)          (2)
                                            -------      -------      -------
    Net income (loss)                      $     75     $     24     $ (4,041)
                                            =======      =======      =======



Basic and diluted earnings (loss)
    per share (Note 1)                     $    .04     $    .01     $  (2.34)
                                            =======      =======      =======









The accompanying notes to consolidated financial statements are an integral part of these financial statements.


                      B. B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                     October 31,  November 1,
                                                        1998         1997
                                                     -----------  -----------
(In thousands, except share data)

CURRENT ASSETS:
  Cash                                                $       1    $       1
  Accounts receivable, less allowance for doubtful
    accounts of $557 in 1998 and $503 in 1997 (Note 4)    7,157        9,084
  Inventories (Notes 2 and 4)                             9,660        9,533
  Prepaid expenses                                          446          413
  Deferred income tax benefit, current (Note 7)           1,050          237
                                                        -------      -------
    Total current assets                                 18,314       19,268

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
depreciation and amortization (Notes 3, 4, 5 and 14)      1,622        1,750

OTHER ASSETS                                                144          156
                                                        -------      -------


                                                      $  20,080    $  21,174
                                                        =======      =======





















The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS, Continued

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                     October 31,  November 1,
                                                        1998         1997
                                                     -----------  -----------
(In thousands, except share data)

CURRENT LIABILITIES:
  Borrowings under finance agreement (Note 4)         $   6,885    $   7,364
  Accounts payable, trade                                 3,536        3,937
  Accrued salaries, wages and bonuses                       367          468
  Other accounts payable and accrued liabilities            555          489
  Portion of long-term obligations payable
    within one year (Note 5)                              2,566        1,087
  Income taxes payable (Note 7)                             193           23
                                                        -------      -------
    Total current liabilities                            14,102       13,368
                                                        -------      -------

LONG-TERM OBLIGATIONS (Note 5)                            1,303        3,216

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARY                33           33

SHAREHOLDERS' EQUITY (Notes 10):
  7% cumulative preferred stock, $100 par value,
    1,150 shares authorized, 828 shares issued
    and outstanding in 1998 and 1997                         83           83
  Common stock, $1 par value, 6,000,000 shares
    authorized, 1,720,954 shares in 1998 and
    1,726,534 shares in 1997 issued and outstanding       1,721        1,727
  Capital in excess of par value                          2,717        2,724
  Retained earnings                                         198          129
  Equity loans collateralized by Company
    common stock                                            (77)       (106)
                                                        -------      -------
    Total shareholders' equity                            4,642        4,557
                                                        -------      -------

COMMITMENTS AND CONTINGENCIES (Note 9)

                                                      $  21,174    $  21,174
                                                        =======      =======






The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 31,  November 1,  November 2,
                                            1998         1997         1996
                                          52 weeks)   (52 weeks)   (53 weeks)
                                         -----------  -----------  -----------

(In thousands, except share data)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                          $     75     $     24     $ (4,041)
Adjustments to reconcile net income (loss)
  to net cash provided by (used for)
  operating activities:
Depreciation and amortization                   269          458          637
(Gain) loss on sale of fixed assets              (3)         (29)         138
(Increase) decrease in:
  Accounts receivable, trade (net)            1,927        1,724        2,659
  Inventories                                  (127)       2,978        3,317
  Prepaid expenses                              (33)          28         (130)
  Deferred income tax benefit                  (813)         (87)         620
  Other assets                                   12           58          205
Increase (decrease) in:
  Accounts payable, trade                      (401)      (1,047)        (226)
  Accrued salaries, wages and bonuses          (101)        (634)         511
  Other accounts payable and
    accrued liabilities                          66         (191)          48
  Income taxes payable                          170        1,065         (429)
                                            -------      -------      -------
Net cash provided by
  operating activities                        1,041        4,347        3,309
                                            -------      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                           (141)         -            (21)
Proceeds from disposal of property, plant
  and equipment                                   3           29            6
                                            -------      -------      -------
Net cash provided by (used for)
  investing activities                         (138)          29          (15)
                                            -------      -------      -------








                                                                   (Continued)

                      B. B. WALKER COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 31,  November 1,  November 2,
                                            1998         1997          1996
                                         (52 weeks)   (52 weeks)    (53 weeks)
                                         -----------  -----------  -----------
(In thousands, except share data)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net payments under
  finance agreement                        $   (479)    $ (4,100)    $ (2,548)
Proceeds from issuance of
  long-term obligations                          75          241           45
Payment on long-term obligations               (509)        (528)        (800)
Payment of debt issue costs                     -            -            -
Purchase of subsidiary common stock
  from minority interest                        -            -             (1)
Cash repayments from loans to shareholders       16           17           16
Dividends paid on 7% cumulative
  preferred stock                                (6)          (6)          (6)
                                            -------      -------      -------
Net cash used for financing activities         (903)      (4,376)      (3,294)
                                            -------      -------      -------

Net change in cash                              -            -            -

Cash at beginning of year                         1            1            1
                                            -------      -------      -------
Cash at end of year                        $      1     $      1     $      1
                                            =======      =======      =======















The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                                      B.B. WALKER COMPANY AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Equity Loans
(In thousands,                 7% Cumulative                     Capital in             Collateralized      Total
except number                 Preferred Stock    Common Stock     Excess of   Retained     By Common    Shareholders'
 of shares)                   Shares   Amount  Shares    Amount   Par Value   Earnings       Stock         Equity
                              ------   ------ ---------  ------   ---------   --------  -------------  -------------
Balance at October 28, 1995     828   $   83  1,726,535 $ 1,727   $   2,724   $  4,158      $   (139)     $    8,553

Retirement of common stock
  repurchased                    -        -          (1)    -           -          -             -               -
Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -          -              16              16
Net loss                         -        -        -        -           -       (4,041)          -            (4,041)
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)          -                (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at November 2, 1996     828       83  1,726,534   1,727       2,724        111          (123)          4,522

Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -          -              17              17
Net income                       -        -        -        -           -           24           -                24
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)          -                (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------

Balance at November 1, 1997     828       83  1,726,534   1,727       2,724        129          (106)          4,557

Repayment of equity loans by
  retirement of common stock     -        -      (5,580)     (6)         (7)       -              13             -
Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -          -              16              16
Net loss                         -        -        -        -           -           75           -                75
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)          -                (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at October 31, 1998     828    $  83  1,720,954 $ 1,721    $  2,717    $   198       $   (77)      $   4,642
                               ====     ====  =========  ======     =======     ======        ======        ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.


                      B. B. WALKER COMPANY AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ACCOUNTING POLICIES

Business
--------
B.B. Walker Company and Subsidiary (the "Company") is engaged in the design, manufacture, marketing and distribution of western and work/outdoor footwear.
 The Company's sales come primarily from sales of branded footwear to small independent retail chains and private label products to selected large retailers. The Company has manufacturing facilities in Asheboro, North Carolina and Somerset, Pennsylvania. A subsequent event relating to the Asheboro, North Carolina property is discussed in Note 14. The significant accounting policies followed by the Company in preparing the accompanying consolidated financial statements are as follows:

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

Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The depreciable lives for various classes of property, plant and equipment are as follows:

              Buildings and improvements       5 to 40 years
              Machinery and equipment          3 to 10 years



                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 1 - ACCOUNTING POLICIES, Continued

Earnings per share
------------------
Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the year. In arriving at income available to common shareholders, preferred stock dividends of $5,796 were deducted in each year presented. Diluted EPS reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The weighted average number of shares, including common stock equivalents, used in earnings per share computations were:

                                  1998           1997           1996
                               ---------      ---------      ---------
              Primary          1,724,000      1,729,000      1,727,000
              Fully diluted    1,727,000      1,732,000      1,728,000


Revenue recognition
-------------------
The Company recognizes a sale when the goods are shipped or ownership and risk of loss is otherwise assumed by the customer.


Advertising costs
-----------------
The Company expenses advertising costs, other than direct response advertising, as incurred. Direct response advertising was expensed the first time the advertising appears. Advertising expense for 1998, 1997 and 1996 is $925,000, $1,011,000, and $1,349,000, respectively.


Fiscal year
-----------
The Company's operations are based on a fifty-two, fifty-three week fiscal year that ends on the Saturday closest to October 31. The fiscal years ended October 31, 1998 and November 1, 1997 consisted of fifty-two weeks each. The fiscal year ended November 2, 1996 included fifty-three weeks of operations. The impact on operations of the extra week in 1996 was not significant.


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


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 2 - INVENTORIES

Inventories on hand at October 31, 1998 and November 1, 1997 consisted of the following:

                                             (In thousands)
                                      October 31,      November 1,
                                         1998             1997
                                      -----------      -----------
         Finished goods               $    5,167       $    4,883
         Work in process                     945              884
         Raw materials and supplies        3,548            3,766
                                        --------         --------
                                      $    9,660       $    9,533
                                        ========         ========




NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, by major class, at October 31, 1998 and November 1, 1997 was as follows:


                                                   (In thousands)
                                            October 31,      November 1,
                                               1998             1997
                                            -----------      -----------
             Land                           $      531       $      425
             Buildings                           2,287            2,285
             Leasehold improvements                459              459
             Machinery and equipment:
                Owned                            4,710            4,322
                Capital leases                      -               357
             Transportation equipment              158              158
                                              --------         --------
                                                 8,145            8,006
             Less accumulated depreciation
                and amortization                 6,523            6,256
                                              --------         --------
                                            $    1,622       $    1,750
                                              ========         ========

Included in accumulated depreciation at October 31, 1998 and November 1, 1997 is $-0- and $348,000, respectively, related to capital leases.





                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 4 - BORROWINGS UNDER FINANCE AGREEMENT

On August 15, 1995, the Company entered into a revolving finance agreement (the "Agreement") with a bank which permits borrowings up to certain percentages of eligible accounts receivable and inventories. Advances available to the Company cannot exceed $8,000,000 in the aggregate, of which no more than $4,000,000 may be borrowed against inventory. The Agreement was amended effective July 8, 1998. Under the terms of the amended Agreement, interest at the bank's prime rate plus 1.50% (9.50% at October 31, 1998) is accrued on all outstanding amounts. The Company pays a monthly commitment fee equal to .25% of the unused availability under the Agreement along with other miscellaneous fees related to its operation.

As discussed more fully in Note 5, the Agreement also provides a term loan of $3,000,000 with a variable interest rate at the bank's prime rate plus 1.50%. Proceeds from this loan were used to repay the existing deed of trust on the Asheboro facility with the remainder applied against the outstanding amount under the revolving finance agreement. Subsequent to fiscal year ending October 31, 1998, the Agreement was amended effective December 28, 1998 and sets the maturity date at June 30, 1999.

Borrowings under the Agreement are secured by all accounts receivable, inventories and machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities. The bank also as a subordinated security interest in the manufacturing facility in Somerset.

The Agreement contains various restrictive covenants, as amended effective July 8, 1998, which include, among other things, maintenance of certain financial ratios, limits on capital expenditures, minimum net worth requirements and net income requirements. The Agreement also restricts payment of dividends on common stock to payments made with shares of common stock. At October 31, 1998, the Company was in compliance with its restrictive covenants.

 A summary of activity for borrowings under the finance agreement for the year is as follows:

                                                  (In thousands)
                                                    Fiscal year
                                            ----------------------------
                                              1998      1997      1996
                                            --------  --------  --------
       Average short-term borrowings        $  6,900  $  7,780  $ 11,159
       Maximum short-term borrowings        $  7,592  $ 11,526  $ 14,467
       Weighted average interest rate          10.3%     10.4%      9.5%
       Interest rate at year-end                9.5%     10.3%     10.0%

The weighted average interest rate is computed by dividing interest expense and other borrowing costs on the short-term borrowings by the average borrowings during the fiscal year.


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 5 - LONG TERM OBLIGATIONS

Long-term debt and other non-current obligations consist of the following:

                                                         (In thousands)
                                                   October 31,     November 1,
                                                      1998            1997
                                                   -----------     -----------
  Note payable to a bank, payable in monthly
    installments of $23,384 with a balloon
    payment of $1,707,058 due June 30, 1999,
    variable interest at the bank's prime rate
    plus 1.50% (9.5% at October 31, 1998)          $    1,894     $    2,286
  Note payable to a bank, due in monthly
    installments of $2,550 through January 2009,
    variable interest at the bank's prime rate
    plus .75% (8.75% at October 31, 1998),
    secured by the Company's land and building
    in Somerset, PA                                       205            216
  Note payable to the Pennsylvania Industrial
    Development Authority, due in monthly
    installments of $3,089 through February
    2010, fixed interest at 2% per annum,
    secured by the Company's land and building
    in Somerset, PA                                       373            402
  Note payable to the Pennsylvania Economic
    Revitalization Fund, due in monthly
    installments of principal plus accrued
    interest of $1,544 through August 2010,
    fixed interest at 2% per annum, secured
    by the Company's land and buildings
    in Somerset, PA                                       194            208
  Promissory notes payable to shareholders,
    due in varying amounts through 2003, variable
    interest based on prime rate                        1,203          1,182
  Capital lease obligations, due in monthly
    installments through 1998, interest ranging
    from 12% to 12.75%                                    -                9
                                                     --------       --------
                                                        3,869          4,303
  Less amounts payable within one year                  2,566          1,087
                                                     --------       --------
                                                   $    1,303     $    3,216
                                                     ========       ========



                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 5 - LONG TERM OBLIGATIONS, Continued

The effective interest rate on the promissory notes payable to shareholders averaged 9.5% in 1998 and 1997. Cash paid for interest was $1,089,000 in 1998, $1,124,000 in 1997 and $1,507,000 in 1996.

Principal maturities on long-term obligations are as follows:

                                   Fiscal Year      (In thousands)
                                     Ending            Amounts
                                   -----------       ------------
                                      1999           $     2,566
                                      2000                   479
                                      2001                   160
                                      2002                   120
                                      2003                    84
                                   Thereafter                460
                                                       ---------
                                                     $     3,869
                                                       =========



NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of accounts receivable, short-term notes receivable, and borrowings under finance agreement approximate fair value because of the short maturity of those instruments. The carrying amount of long-term debt approximates fair value because the interest rate is variable based on the bank's prime rate.





                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES

The components of the provision for (benefit from) income taxes are as follows:

                                                   (In thousands)
                                       October 31,   November 1,   November 2,
                                          1998          1997          1996
                                       -----------   -----------   -----------
             Current:
               Federal                  $      -      $       7    $   (1,240)
               State                           -             -            -
                                          -------       -------       -------
                                               -              7        (1,240)
                                          -------       -------       -------
             Deferred:
               Federal                       (533)          (87)          620
               State                         (280)           -            -
                                          -------       -------       -------
                                             (813)          (87)          620
                                          -------       -------       -------

                                        $    (813)    $     (80)    $    (620)
                                          =======       =======       =======


The Company has net operating loss carryforwards available to offset future U.S. tax liabilities of approximately $1,370,000, of which $450,000 will expire in 2012 and $920,000 will expire in 2018. The Company has state net operating loss carryforwards of $4,420,000, which expire from 1999 to 2013.
Due to the uncertainty surrounding the ability of the Company to utilize these loss carryforwards, a valuation allowance of $1,190,000 was recorded in fiscal 1996. During fiscal 1998, the Company began negotiating the sale of its manufacturing facility in Asheboro, NC, along with an adjacent piece of property. The projected gain on this sale is expected to be sufficient to utilize all of the net operating loss carryforwards. Based on the more likely than not probability that this income will be realized during 1999, the Company decreased the valuation reserve relating to the loss carryforwards to zero at October 31, 1998. The effect of reducing the valuation allowance provides an income tax benefit of $609,000 for fiscal 1998.

Cash paid for income taxes, net of refunds, was ($166,000) in 1998, ($1,061,000) in 1997, and ($806,000) in 1996.

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES, Continued

The provision for (benefit from) income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes for the three years ended October 31, 1998, November 1, 1997, and November 2, 1996 as follows:

(In thousands)
                                       October 31,   November 1,   November 2,
                                          1998          1997          1996
                                       -----------   -----------   -----------
   Computed expected income tax
     expense (benefit)                  $    (251)    $     (18)   $   (1,584)
   State income taxes (benefit), net
     of federal income tax benefit            (37)          (40)         (170)
   Change in the valuation allowance         (609)          (62)        1,075
   Other, net                                  84            40            59
                                          -------       -------       -------
                                        $    (813)    $     (80)    $    (620)
                                          =======       =======       =======


The significant components of deferred income tax expense for the years ended October 31, 1998, November 1, 1997, and November 2, 1996 are as follows:

                                                   (In thousands)
                                       October 31,   November 1,   November 2,
                                          1998          1997          1996
                                       -----------   -----------   -----------
  Deferred tax expense (exclusive of
    the effect of other components
    listed below)                       $      21     $     275     $    (285)
  State deferred tax benefit                  (20)          (40)         (170)
  Federal operating loss and
    credit carryforwards                     (205)         (260)           -
  Change in the valuation allowance          (609)          (62)        1,075
                                          -------       -------       -------
                                        $    (813)    $     (87)    $     620
                                          =======       =======       =======


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at October 31, 1998 and November 1, 1997 are as follows:

                                                           (In thousands)
                                                      October 31,  November 1,
                                                         1998         1997
                                                      -----------  -----------
  Deferred tax assets:
    Current portion:
      Provision for doubtful accounts                  $     219    $     171
      Reserve for sales discounts                             36           35
      Self insurance accrual for claims incurred
        but not reported at year-end                          41           51
      Inventories, principally due to additional
        costs inventoried for tax purposes                   319          361
      Accruals for certain personnel costs                    22           17
      Federal net operating loss carryforward                465          260
      State economic loss carryforward                       348          325
      Other                                                   29           61
                                                         -------      -------
        Total current                                      1,479        1,281
                                                         -------      -------
    Long-term portion:
      Accruals for certain personnel costs                    -             6
      Fixed assets                                           206          166
      Other                                                    4          -
                                                         -------      -------
        Total long-term                                      210          172
                                                         -------      -------

          Total gross deferred tax assets                  1,689        1,453
          Valuation allowance                               (519)      (1,128)
                                                         -------      -------
                                                           1,170          325
                                                         -------      -------
  Deferred tax liabilities:
    Current portion:
      Prepaid employee benefits                             (120)         (88)
                                                         -------      -------
          Net deferred tax asset                       $   1,050   $      237
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

The Company provides a non-contributory, defined contribution plan that invests in the common stock of the Company. The plan covers all eligible employees excluding employees of the Company's subsidiary who are covered by a defined benefit pension plan. Contributions to the Employee Stock Ownership Plan of B.B. Walker Company, which are determined by the Board of Directors, were $65,000 in 1998, 1997, and 1996.

The Retirement Savings Plan of B.B. Walker Company, a Section 401-K plan, is available to all eligible employees of the Company who meet certain age and service requirements. This plan was opened to employees of the Company's subsidiary during 1997. Employee contributions are limited to a percentage of their base compensation, as defined in the plan. The plan does provide for matching contributions by the Company, but such contributions are made at the discretion of the Company. Contributions to the plan were $20,800 in 1998, $16,500 in 1997, and $23,500 in 1996.

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

Net annual pension expense for 1998, 1997, and 1996 included the following components:

                                                            (In thousands)
                                                         1998    1997    1996
                                                        ------  ------  ------
      Service cost - benefits earned during the period  $  88   $  91   $  78
      Interest on projected benefit obligation             76      66      56
      Actual return on plan assets                        (77)    (67)    (56)
      Net amortization and deferral                       (18)    (17)    (19)
                                                         ----    ----    ----
       Net annual pension expense                       $  69.  $  73   $  59
                                                         ====    ====    ====

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The following table sets forth the plan's funded status at October 31, 1998 and November 1, 1997:

                                                           (In thousands)
                                                      October 31,  November 1,
                                                         1998         1997
                                                      -----------  -----------
    Actuarial present value of benefit obligations:
      Vested benefit obligations                       $   1,068    $     937
                                                         =======      =======
      Accumulated benefit obligations                  $   1,155    $   1,027
                                                         =======      =======

    Projected benefit obligation                       $  (1,155)   $  (1,027)
    Plan assets at fair value                              1,330        1,182
                                                         -------      -------
    Plan assets in excess of projected
      benefit obligation                                     175          155
    Unrecognized net loss                                    181          162
    Unrecognized net asset at transition                     (50)         (57)
                                                         -------      -------
        Prepaid pension cost                           $     306    $     260
                                                         =======      =======

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 7.5% for 1998, 1997 and 1996.






                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The Company also has an incentive bonus plan for employees which allows the Company to pay bonuses based upon certain percentages of operating profit. No incentive bonuses were granted in 1998, 1997, or 1996.

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


                                                             (In thousands)
                                                             1998      1997
                                                            ------    ------

       Net income (loss)                 As reported        $  75    $    24
                                         Pro forma             56          7

       Basic earnings per share          As reported        $ .04    $   .01
                                         Pro forma            .03        .00

       Diluted earnings per share        As reported        $ .04    $   .01
                                         Pro forma            .03        .00




                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997, and 1996, respectively: no expected dividend yield for each year; expected volatility of 55.7% for each year; risk free interest rates of 6.00%, 6.76%, and 6.14%; and expected lives of ten years.

A summary of the activity in the fixed stock option plans is as follows:

                           Year of  Number of  Options Price  Weighted-Average
                            Grant    Shares      Per Share     Exercise Price
                           -------  ---------  -------------  ----------------
 Options outstanding at
   October 28, 1995                  166,950      1.33 - 5.83        3.70
      Granted                          5,000             1.75        1.75
      Forfeited              1993    (12,500)     3.50 - 5.83        4.90
                                    --------
 Options outstanding at
   November 2, 1996                  159,450      1.33 - 4.00        3.55
      Granted                         81,000             0.75        0.75
      Forfeited           1992-1995  (11,250)     2.00 - 4.00        3.47
      Expired                1987     (3,000)            1.33        1.33
                                    --------
 Options outstanding at
   November 1, 1997                  226,200      0.75 - 4.00        2.58
      Granted                         10,000      0.63 - 1.00        0.81
      Forfeited           1987-1995  (27,250)     0.75 - 4.00        2.90
                                    --------
 Options outstanding at
   October 31, 1998                  208,950      0.63 - 4.00        2.45
                                    ========

   Options available for future grant - 1995 plan     216,000
                                                      =======

Outstanding options exercisable at October 31, 1998, November 1, 1997, and November 2, 1996 were 203,950, 185,700, and 156,950, respectively.


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company has entered into various operating leases for certain buildings and machinery and equipment. The agreements expire at various dates through 2003. The future minimum lease payments under noncancellable operating leases with initial terms of one year or more are as follows:

                                                    (In thousands)
                                                      Operating
              Fiscal year ending                        Leases
              ------------------                      ---------
                     1999                              $   483
                     2000                                  187
                     2001                                   73
                     2002                                   51
                     2003                                   16
                                                       -------
           Total minimum lease payments                $   810
                                                       =======

Rental expense amounted to $558,000 in 1998, $589,000 in 1997, and $630,000 in 1996.


LITIGATION

From time to time, the Company is a defendant in legal actions involving claims arising in the normal course of business. In management's opinion, after consultation with counsel and a review of the facts, the liabilities, if any, resulting from such legal proceedings will not have a material effect on the Company's financial position or results of operations.


NOTE 10 - SHAREHOLDERS' EQUITY

The 7% cumulative preferred stock is callable at the option of the Company at $103 per share plus any unpaid dividends. Preferred shareholders are entitled to seventy voting rights per share if dividends on preferred stock are not paid within ninety days after the scheduled due date. At October 31, 1998, there are no preferred dividends in arrears.

The Company is authorized to issue up to 200,000 shares of Class A preferred stock having no par value. The Class A preferred stock may be issued in one or more series with terms, preferences, limitations and relative rights being established by the Board of Directors. At October 31, 1998, no Class A preferred stock has been issued.

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

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 11 - CREDIT CONCENTRATIONS AND SALES TO MAJOR CUSTOMERS

The Company's trade receivables do not represent significant concentrations of credit risk because a large number of geographically diverse customers comprise the customer base. However, a substantial portion of the customer base is retailers. In 1998 and 1997, one major customer comprised 11.89% and 10.25% of net sales, respectively. In 1996, no single customer comprised more than 10% of net sales.


NOTE 12 - RELATED PARTY TRANSACTIONS

Through July 1997, the Company employed an advertising agency and public relations firm that was owned by an officer and director of the Company and his wife, who also managed and directed the daily operations of the agency.
The agency rendered technical and creative services to the Company in the areas of design, layout, photography and other services essential to its advertising programs. The agency also placed Company advertisements and ad copy in trade publications, footwear magazines and other related media sources, and coordinated public relations events and press releases for the Company.

In August 1997, the Company created an in-house advertising agency to provide more focus to its advertising programs. The in-house agency is staffed by four employees who were formerly employed by the Company's external advertising agency. The manager of the external advertising agency, who is also the wife of an officer and director of the Company, is managing the operations for the in-house agency and is providing consultation regarding the implementation of advertising programs. The manager, who still manages the external advertising agency, is on a monthly retainer to the Company and is supervised by management of the Company. The in-house agency will provide comparable technical and creative services, as well as fulfilling other functions related to the Company's advertising programs as previously provided by the external agency.

In 1998, 1997, and 1996, the Company paid the external advertising agency $100,000, $373,000, and $456,000, respectively, for services rendered. Included in the above amounts were payments for placing advertisements, which funds were then subsequently paid to the publications, net of the agency's standard commission.






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


NOTE 14 - SUBSEQUENT EVENT

In January 1999, the Company entered into a contract to sell its manufacturing facility in Asheboro, NC, along with an adjacent piece of property. The sale is expected to close in the second quarter of fiscal 1999.






                          REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of B.B. Walker Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), of cash flows, and of changes in shareholders' equity present fairly, in all material respects, the financial position of B.B. Walker Company and its subsidiary at October 31, 1998 and November 1, 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICEWATERHOUSECOOPERS LLP
--------------------------
PricewaterhouseCoopers LLP
Greensboro, North Carolina
December 4, 1998



















                                          B.B. WALKER COMPANY AND SUBSIDIARY
                                               SELECTED FINANCIAL DATA

(In thousands, except for
 items denoted by (1) below)
                                                  1998          1997          1996          1995          1994
                                               (52 weeks)    (52 weeks)    (53 weeks)    (52 weeks)    (52 weeks)
                                               ----------    ----------    ----------    ----------    ----------
RESULTS OF OPERATIONS:
Net sales                                      $ 28,813      $ 32,648      $ 37,506      $ 43,453      $ 51,148
                                                =======       =======       =======       =======       =======
Income (loss) from continuing operations
 before income taxes, minority interests
 and extraordinary item                        $   (736)     $    (54)     $ (4,659)     $ (1,868)    $    812
Provision for (benefit from) income taxes          (813)          (80)         (620)         (626)          336
Minority interests in continuing operations          (2)           (2)           (2)           (2)           (2)
                                                -------       -------       -------       -------       -------
Net income (loss)                              $     75      $     24      $ (4,041)     $ (1,244)     $    474
                                                =======       =======       =======       =======       =======

FINANCIAL CONDITION:
Current assets                                 $ 18,314      $ 19,268      $ 24,953      $ 30,898      $ 30,264
Current liabilities                              14,102        13,368        19,534        21,533        20,510
Working capital                                   4,212         5,900         5,419         9,365         9,754
Current ratio (1)                             1.30 to 1     1.44 to 1     1.28 to 1     1.43 to 1     1.48 to 1
Total assets                                     20,080        21,174        27,375        34,377        34,016
Long-term obligations                             1,303         3,216         3,286         4,257         3,692
Minority interests in consolidated subsidiary        33            33            33            34            34
Total liabilities                                15,438        16,617        22,853        25,824        24,236
Shareholders' equity                              4,642         4,557         4,522         8,553         9,780

PER SHARE INFORMATION (1) (2):
Shareholders' equity (book value)              $   2.65      $   2.59     $    2.57     $    4.91     $    5.56
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent:
  Net income (loss)                            $    .04      $    .01     $   (2.34)    $    (.72)    $     .26
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent-assuming full dilution:
  Net income (loss)                            $    .04      $    .01     $   (2.34)    $    (.72)    $     .26
                                                =======       =======       =======       =======       =======

Cash dividends on preferred stock              $   7.00      $   7.00     $    7.00     $    7.00     $    7.00
Cash dividends on common stock (2)                 -             -             -             -             .073

OTHER INFORMATION:
Property, plant and equipment, net             $  1,622      $  1,750      $  2,208      $  2,968      $  3,593
Depreciation and amortization                       269           458           637           667           610
Capital additions                                   141           -              21            43         2,055
Space occupied (square feet)                        355           355           358           358           363
Average number of common shares outstanding (2)   1,724         1,727         1,727         1,731         1,737
Number of shareholders (1)	                       1,166         1,177         1,169         1,229         1,142
Number of employees (1)                             392           423           521           637           658

(2) Information adjusted for three-for-two stock split paid on March 24, 1994.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS
---------------------
The following summarizes the results of operations for the Company for the years ended October 31, 1998, November 1, 1997, and November 2, 1996:

                                        October 31,  November 1,  November 2,
                                           1998         1997         1996
                                        -----------  -----------  -----------
   Net sales                                100.0%       100.0%       100.0%
   Cost of products sold                     74.6%        73.9%        79.2%
                                           -------      -------      -------
     Gross margin                            25.4%        26.1%        20.8%

   Selling and administrative expenses       23.4%        21.4%        27.7%
   Depreciation and amortization               .9%         1.4%         1.7%
   Interest expense                           3.7%         3.7%         4.0%
   Interest and other income                  (.1%)        (.2%)        (.1%)
                                           -------      -------      -------
     Loss before income taxes
       and minority interest                 (2.5%)        (.2%)      (12.5%)

   Benefit from income taxes                 (2.8%)        (.3%)       (1.7%)
   Minority interest                           -            -            -
                                           -------      -------      -------

     Net income (loss)                         .3%          .1%       (10.8%)
                                           =======      =======      =======


                      FISCAL 1998 COMPARED TO FISCAL 1997

Material Changes in Operations
------------------------------

The Company operates two manufacturing facilities, one in Asheboro, North Carolina, and one in Somerset, Pennsylvania. To make the Company more competitive, management decided to move all of the production of footwear with cement construction from the Somerset plant to the Asheboro plant. At the same time, all of the footwear with welt construction was moved from the Asheboro plant to the Somerset plant. Since there was not enough product demand to support two welt operations, this consolidation of operations in two separate locations in July, 1998 should create substantial manufacturing efficiencies in both production and inventory costs during fiscal 1999.

In January 1999, the Company entered into a contract to sell its manufacturing facility in Asheboro, NC, along with an adjacent piece of property (see "Potential Sale of Property" discussion in the Liquidity and Capital Resources section). Management anticipates that the contract will be finalized in the second quarter of 1999. The increase in capital and income created by this sale will result in substantial benefits to the Company. Subsequent relocation of the manufacturing, retail, and administrative operations is not expected to adversely affect operations of the Company.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued

Net Sales
---------

Net sales for the Company were $28,813,000 in 1998 as compared to $32,648,000 in 1997. This was a reduction of $3,835,000, or 11.7%, from the prior year. Management attributes this decrease to the additional impact from the major changes made in 1997 to combine the sales forces of the western boots and work/outdoor boots. Also, there was some erosion in the Company's channel of distribution over the past year. This trend is a continuation of the soft retail environment that the western footwear market has experienced for several years. Recent steps have been taken to address this deterioration in revenues. The Company's sales include sales of footwear manufactured and wholesaled by the Company and sales from the Company's retail outlets. Footwear manufactured and wholesaled by the Company, which includes branded, private label and institutional sales, comprised 91.8% of net sales in 1998 and 92.0% of net sales in 1997. The remaining 8.2% and 8.0% of net sales in 1998 and 1997, respectively, were sales from the Company's retail outlets.

Sales of branded footwear were down $1,713,000, or 8.8%, in 1998 from 1997. Pairs shipped were off 14.6% while the price per pair shipped increased 6.2%. While the work branded and exports were down $1,323,000, or 20.8%, and $639,000, or 49.8%, respectively, western branded sales were up $280,000, or 2.4%, in 1998 over 1997. The increase in western boot sales is encouraging during a year when many western retailers went out of business, therefore increasing the Company's western footwear market share in 1998. Weak consumer spending for work footwear depressed sales of the Company's branded products, and most of the export decrease is due to the loss of a major account in Japan.
 The increase in price per pair can be attributed to a more favorable mix of inventory shipped.

Private label sales in 1998 reflected a decrease of $1,636,000, or 19.1%, compared to 1997 private label sales. Private label pairs shipped were off 20.3% while the average price per pair was up .6%. Sales in this division have been impacted by soft retail sales, as orders from customers did not keep pace with the prior year. The one exception is the Company's largest customer, a major discount retailer, whose shipments rose $78,000, or 2.3%, over the prior year. The results of private label sales are dictated by activity of several large accounts and the timing of shipments to those accounts.

Sales to institutional customers fell by $353,000, or 16.9%, under the prior year. Much of this business is solicited through a formal bidding process with governmental entities and the results of this division are impacted by the Company's success in bidding on new business.

Retail sales for the year were $227,000, or 8.7%, lower than the results for two retail outlets, one in Asheboro, NC and one in Lancaster, PA, experienced increased competition from major discount retailers surrounding the retail outlets. Another reason for the loss in volume from 1997 to 1998 was our January, 1997 closing of a retail store in Myrtle Beach, SC.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued

Gross Margin
------------

The Company's gross margin was $7,306,000 in 1998 and $8,527,000 in 1997, a decrease of $1,221,000. As a percentage of sales, the gross margin for 1998 decreased to 25.4% from 1997's gross margin of 26.1%. Most of this decrease can be attributed to the $190,000 cost in moving the welt division from the Asheboro, NC plant to the Somerset, PA plant during the third quarter of 1998.


Selling and Administrative Expenses
-----------------------------------

Selling and administrative expenses were $6,736,000 for 1998 as compared to $6,996,000 for 1997, a decrease of $260,000, or 3.7%. The Company continued to reduce expenses in most functional areas to more appropriately reflect the level at which the Company intended to operate. Management lowered the general and administrative headcount and realigned significant responsibilities in the administrative functions. The largest savings came from advertising and promotional expenses, which were down $133,000, or 14.5%, from 1997, as the Company continued to redefine its advertising strategy with the intention of maintaining its brand awareness using cost effective methods. Personnel related expenses in the sales department were down $69,000, or 2.9%, from the prior year. Professional fees were $38,000, or 33.0%, less in 1998. One expense item that increased in 1998 was software services by $12,000, or 22.0%, as the Company continued to address the Year 2000 conversion of its computer system.


Interest Expense
----------------

Interest expense incurred in 1998 was $1,076,000, or $128,000 less than interest expense of $1,204,000 for 1997. Lower interest expense in 1998 is a result of a lower average outstanding balance on the revolving finance agreement as compared to 1997's average balance. The average outstanding balance on the revolving finance agreement was approximately $880,000, or 11.3%, less in 1998 than in 1997. Interest on other borrowings remained at similar levels to the prior year.


Depreciation and Amortization
-----------------------------

Depreciation and amortization decreased $189,000 to $269,000 in 1998 from $458,000 in 1997. For the previous four years, the Company has made only minimal fixed asset additions. With minimal amounts invested in fixed assets in recent years, depreciation charges are lower because fixed assets are becoming fully depreciated and are not being replaced. See additional discussion in the Liquidity and Capital Resources section.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued

Provision for Income Taxes
--------------------------

The Company had a net loss before income taxes of $736,000 in 1998. In 1997, the net loss before income taxes was $54,000. Accordingly, the Company recorded a net benefit from income taxes of $813,000 and $80,000 in 1998 and 1997, respectively. The primary difference between the Company's income tax benefit and the federal statutory rate of 34% represents a change in management's estimate of the amount to be recorded in the valuation allowance that established a reserve against the net deferred income tax asset. Under Financial Accounting Standard No. 109, whose guidelines the Company follows in accounting for income taxes, deferred income tax assets must be recorded at a value that reflects their net realizable value determined to be the amount that "more likely than not" will be recovered in future periods. Based on an analysis at October 31, 1998, a net asset of $1,050,000 was recorded which was an increase of $813,000 over the prior year.

Net Income
----------

For the year ended October 31, 1998, the Company reported net income of $75,000, or .3% of net sales, whereas for the year ended November 1, 1997, the Company reported a net income of $24,000, or .1% of net sales. The improvement of $51,000 can be attributed to the effect of the valuation allowance adjustment in 1998. This adjustment was made due to the impact of the property sale which was previously discussed.


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

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


                        LIQUIDITY AND CAPITAL RESOURCES

Historically, the Company has funded substantially all of its working capital and capital expenditure requirements through borrowings under its finance agreement and other indebtedness. The revolving finance agreement provides flexibility to the Company as the availability of funds fluctuates with the seasonal needs of the Company. Generally, the Company's working capital needs are highest in the fourth fiscal quarter and lowest in the first fiscal quarter. With its revolving finance agreement, the Company finances its accounts receivable and inventories, paying interest at a variable rate (prime plus 1.5%, or 9.5%, at October 31, 1998). The Company had outstanding advances of $6,885,000 at October 31, 1998, and an additional $680,000 available under the agreement.

During fiscal 1998, the Company generated $1,041,000 of cash from operations which was used to reduce the advances under the revolving finance agreement by $479,000. Approximately $1,927,000 was generated from reductions in accounts receivable. As of year-end, the Company continued to rely on the revolving finance agreement to provide working capital and management anticipates that the revolving finance agreement will continue to provide the necessary liquidity to fund its daily operations going forward.

Under the Company's financing agreement with the bank, the amount available to be drawn is determined by a formula based on certain percentages of eligible accounts receivable and inventories. The credit line available under the current agreement is $8,000,000, with the sublimit for inventory at $4,000,000. In addition to the revolving credit facility, the financing agreement also provides a $3,000,000 term loan that was used to repay an existing mortgage note payable to a bank which and which carries a balance of $1,894,000 at October 31, 1998. Per the terms of the note, the Company has monthly installments of $23,384 with a balloon payment of $1,707,058 due
June 30, 1999.  The term loan bears interest at the bank's prime rate plus
1.5% (9.5% at October 31, 1998).

The due date of the original term loan was July 31, 1998, but the financing agreement was amended on July 8, 1998, to extend the due date to December 31, 1998. The primary reason for this extension was the Company's receipt of an attractive offer to sell all of its 22.3 acres of property in Asheboro, NC (see following section entitled "Potential Sale of Property"). Since both the Company's management and the bank felt that the sale of this property would substantially benefit the Company, it was decided to postpone the due date of the term loan until the actual close of the sale. This fifth amendment amended certain restrictive financial covenants under the revolving finance agreement effective July 8, 1998, and thereafter. The covenants require the satisfaction of certain financial tests and the maintenance of certain financial ratios as defined in the agreement. At October 31, 1998, the Company was in compliance with its restrictive financial covenants.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Since the actual close of the property's sale had not occurred as of October 31, 1998, a sixth amendment to the financing agreement was made on December 29, 1998, which extends the due date of the term loan to June 30, 1999. Management expects that the contract will be finalized in the second quarter of 1999.

All advances under the revolving credit facility and the term loan are secured by all accounts receivable, inventories, machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities and a subordinated lien on the Somerset facilities.

In July 1994, the Company purchased a larger manufacturing facility in Somerset, Pennsylvania to replace the existing facility also located in Somerset. The Company paid for the acquisition with financing from three sources. The Company completed two sources of long-term financing on March 7, 1995. The first source of financing was from the Pennsylvania Industrial Development Authority ("PIDA"), a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. The loan was for $480,000 and bears interest at 2% annually. Monthly installments of $3,089, which includes principal and interest, will be paid over 15 years. The second source of financing came from a bank note for $240,000. This loan bears interest at .75% above the bank's prime rate (8.75% at October 31, 1998) and will be repaid in monthly installments of principal and interest, currently $2,550, for 15 years. On July 27, 1995, the Company finalized the long-term financing for this project with a loan from a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. This financing, which was provided under the Economic Development Partnership Program, was for $240,000. This note bears interest at 2% annually with monthly payments of principal and interest amounting to $1,544 for 15 years. All notes are secured by the manufacturing facility. Capitalized in fixed assets at October 31, 1998 are land and buildings with a cost of approximately $1,062,000 related to the facility. The remainder of the expenditures made for the facility were paid with borrowings under the revolving finance agreement.

The Company made capital expenditures of $141,000 in 1998 and has made only minimal capital expenditures during the past four years. The Company made significant upgrades to its equipment and facilities in 1993 and 1994. Because of cash flow considerations and restrictions under the finance agreement with a bank, the Company has only been making capital expenditures to maintain current levels of operations during the past four years. Funding for capital expenditures other than the building acquisition in 1994 has come primarily from the available balance on the finance agreement. The Company anticipates raising the level of capital expenditures in 1999 due to costs associated with relocating the Asheboro, NC administrative, manufacturing, and retail operations of the business, but it is premature to estimate those costs at this time. Funding is expected to be provided by the bank under mutually-suitable arrangements.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Net working capital, which consists primarily of accounts receivable and inventories less current liabilities, was $4,212,000 at October 31, 1998 and $5,900,000 at November 1, 1997. The ratio of current assets to current liabilities decreased to 1.30 to 1 at October 31, 1998, compared to 1.44 to 1 at November 1, 1997. Cash flows generated from operations in 1998 was a net inflow of $1,041,000 compared to a net cash inflow of $4,347,000 in 1997.


Potential Sale of Property
--------------------------

Late in the fourth quarter of 1998, the Company received an attractive offer to sell all of its approximately 22.3 acres of real property in Asheboro, North Carolina. This land is in one of the prime commercial sections of Randolph County. The Company has entered into a Contract for Purchase and Sale of Real Property Located in Asheboro, North Carolina, dated as of
January 28, 1999. Under this contract, the purchaser will have until February 26, 1999 to examine the suitability of the property for its needs. During that period, the contract may be terminated by the purchaser without further obligation to the Company. Accordingly, there can be no assurances that the sale of the Asheboro, North Carolina property will be consummated.
If the transaction closes, part of the purchase price will be paid in cash and part will be paid by purchase money promissory note. A portion of the property sold to the purchaser, including the tract of land on which the plant is located, will be leased back to the Company for up to one year. The rent under the lease equals the interest due under the promissory note. While there will be costs associated with relocating the Asheboro facility and some interruption in the Company's manufacturing operations, the Company has taken steps to limit the effects of these matters and does not expect the relocation to have a material adverse effect on the operations of the Company.


Readiness for Year 2000 Compliance
----------------------------------

The Company has initiated a program to minimize the risk of potential disruption from the "Year 2000 ('Y2K') problem." This problem is a result of computer programs having been written using two digits (rather than four)
 to define the applicable year. Any information technology ("IT") systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations and system failures. The problem also extends to "non-IT" systems; that is, operating and control systems that rely on embedded chip systems. In addition, like every other business enterprise, the Company is at risk from Y2K failures on the part of its major business counterparts, including suppliers, distributors, and manufacturers, as well as potential failures in public and private infrastructure services, including electricity, water, gas, transportation, and communications.

The Company began developing a plan in November 1997 to resolve the Y2K issues that are reasonably within its control. These efforts are being coordinated through the Company's data processing department and chaired by the information systems programming manager ("ISPM"). With respect to the Company's Y2K efforts, the ISPM reports periodically to the Company's president, who in turn updates the Audit Committee of the Board of Directors.

In January 1998, the ISPM completed an identification of those IT systems which would require detailed program changes to be Y2K compliant. An employee programmer already familiar with the Company's computer system has been assigned full-time to modify those identified programs. Program changes and testing are made in a test directory specifically created for the Y2K modifications so that there are no conflicts with live data. When testing is completed for a system, files are then converted, and modified programs are copied to live directories on a weekend when no users are on the system. The Company's current timetable anticipates completion of all conversions, necessary testing, and full implementation by June 30, 1999. At this time, the Company has not deemed it necessary to develop contingency plans for any of the applications being converted; however, the Company will continue to assess this and will develop contingency plans for any applications not converted and operating by June 30, 1999.

With respect to Electronic Data Interchange ("EDI") applications, a Company manager with extensive computer experience is assessing the Company's impact from four customers who transmit orders via EDI. All but three of these customers utilize a third-party EDI service bureau, while the fourth one (the Company's largest customer) is expected to be changed from being an internal EDI user to an external user by June 30, 1999. No significant EDI transmission problems are anticipated.

With regard to non-IT systems, the Company's phone and security systems are both Y2K compliant. The Company is in the process of assessing personal computers and manufacturing machines that are not Y2K compliant, especially those with programs that involve stitching patterns on western boots. Major suppliers to the Company have been contacted by questionnaire, and the Company has received confirmations of either Y2K compliance or a timetable to be compliant from such suppliers. The Company has also contacted its major customers by questionnaire to assess their status with regard to the Y2K issue. Contingency plans will be developed for any significant suppliers or customers that are not Y2K compliant by June 30, 1999, or earlier if the Company becomes aware that such entities may not be Y2K compliant in a timely manner.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


It is important to note that the description of the Company's efforts necessarily involves estimates and projections with respect to activities required in the future. The required code changes, testing, and implementation necessary to address the Y2K issue are expected to cost approximately $100,000, and the Company has incurred approximately $45,000 through October 31, 1998. The Company estimates that it is approximately 40% complete with the efforts required to be Y2K compliant. These estimates and projections are subject to change as work continues.

Even though the Company's Y2K plan should adequately address the Y2K issue, there can be no assurance that unforeseen difficulties will not arise. If the Company does not identify and fix all Y2K problems, or if a major supplier or customer is unable to adequately address its Y2K issue, the Company's results of operations or financial condition could be materially impacted.


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



                       B.B. WALKER COMPANY AND SUBSIDIARY
                                 STOCK PRICES


B.B. Walker Company common stock is publicly traded. Markets in B.B. Walker Company common stock are maintained by Scott & Stringfellow of Winston-Salem, North Carolina.

Approximately 1,166 shareholders own common stock in B.B. Walker Company, some shares of which are held by banks, brokers, investment trusts or nominees.
The largest shareholder is the Employee Stock Ownership Plan and Trust of B.B. Walker Company, which holds approximately 21.76% of the total shares issued and outstanding. At the last Annual Meeting of the Shareholders held on March 16, 1998, 80.00% of the shares outstanding were represented in person or by proxy at the meeting.


The following are the Bid and Ask quotations for the last two fiscal years:

                                       Bid Prices          Ask Prices
                                      High      Low       High       Low
                                     --------------      ---------------

      1998:
        First Quarter               $  1/2   $  3/8     $ 1 1/4  $   7/8
        Second Quarter                 3/8      3/8         7/8      7/8
        Third Quarter                1 1/4      3/8       2 1/4      7/8
        Fourth Quarter               1 1/4      1/2       2 1/4    1 1/4


      1997:
        First Quarter               $   1    $  3/4     $ 1 1/2  $ 1 1/4
        Second Quarter                 3/4      1/4       1 1/4      3/4
        Third Quarter                  3/8      1/4         7/8      3/4
        Fourth Quarter                 1/2      3/8       1 1/4      7/8


These Over-the-Counter market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.















                              B.B. WALKER COMPANY

OFFICERS
--------
KENT T. ANDERSON
Chairman and Chief Executive Officer

FRENCH P. HUMPHRIES                         CAREY M. DURHAM
Executive Vice President                    Chief Financial Officer

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

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
101 Centreport Drive
Suite 250
Greensboro, NC  27409

FORM NO. 10-K
Each year, B.B. Walker Company files a Form No. 10-K report with the Securities and Exchange Commission in Washington, DC which contains more detailed information. If you would like to receive a copy, please send your request to Corporate Secretary, B.B. Walker Company, Drawer 1167, Asheboro, North Carolina 27204.

NOTICE OF ANNUAL MEETING
The Annual Meeting of the Company's Shareholders will be held in the executive offices of B.B. Walker Company at 414 East Dixie Drive, Highway 64 East, Asheboro, North Carolina, at 7:00 p.m. EST on Monday night, March 15, 1999. A formal notice of the meeting, together with a proxy statement and proxy, will be mailed prior to the meeting. Shareholders who cannot attend are urged to exercise their right to vote by signing and promptly returning the proxy.

                              Inside Back Cover