Form 10-K, Exhibit 13
period 1999-10-30
WALKER B B CO
filed 2000-02-08
CIK 104218

Exhibit 13
                                                                   ----------






                       B.B. WALKER COMPANY AND SUBSIDIARY


                    FIFTY-FIRST ANNUAL REPORT TO SHAREHOLDERS


                               OCTOBER 30, 1999





























                             1999 ANNUAL REPORT OF
                              B.B. WALKER COMPANY

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

The Company and its subsidiary employ 350 people at October 30, 1999.

     Contents                                                 Page
     --------                                                 ----
       Financial Highlights.....................................1
       Message to Shareholders..................................2
       Consolidated Financial Statements and Notes..............4
       Report of Independent Accountants.......................27
       Selected Financial Data.................................28
       Management's Discussion and Analysis of Results
         of Operations and Financial Condition.................29
       Stock Prices............................................41
       Officers and Directors..........................Back Cover

                              Inside Front Cover


                      B.B. WALKER COMPANY AND SUBSIDIARY
                             FINANCIAL HIGHLIGHTS


                                                  Fiscal Year Ended
                                       ---------------------------------------
                                       October 30,   October 31,   November 1,
                                          1999          1998          1997
                                       (52 weeks)    (52 weeks)    (52 weeks)
                                       -----------   -----------   -----------
(In thousands, except per share data)

OPERATIONS
  Net sales                             $  25,896     $  28,813     $  32,648
                                         ========      ========      ========
  Income (loss) before income taxes
    and minority interest                    (591)         (736)          (54)

  Provision for (benefit from)
    income taxes                               -           (813)          (80)
  Minority interest                            (1)           (2)           (2)
                                         --------      --------      --------
  Net income (loss)                     $    (592)    $      75     $      24
                                         ========      ========      ========


  BASIC EARNINGS (LOSS) PER SHARE       $    (.34)    $     .04     $     .01
                                         ========      ========      ========
  Average number of shares outstanding      1,735         1,724         1,729
                                         ========      ========      ========


  DILUTED EARNINGS (LOSS) PER SHARE     $    (.34)    $     .04     $     .01
                                         ========      ========      ========
  Average number of shares outstanding      1,735         1,727         1,732
                                         ========      ========      ========

FINANCIAL CONDITION,
  Current assets                        $  17,995     $  18,314     $  19,268
  Current liabilities                      14,309        14,102        13,368
  Working capital                           3,686         4,212         5,900
  Current ratio                         1.26 to 1     1.30 to 1     1.44 to 1
  Long-term obligations,
    non-current portion                     1,187         1,303         3,216
  Shareholders' equity                      4,065         4,642         4,557
  Book value per common share                2.28          2.65          2.59

                       CHAIRMAN'S MESSAGE TO SHAREHOLDERS

TO OUR SHAREHOLDERS

1999 was a watershed year for the footwear industry. Import penetration into the U.S. footwear market increased to 95% making it easier for other companies to enter the work shoe market. This resulted in a proliferation of brands full of low-priced imports. Due to this increased competition, we were forced to rethink our approach to the work shoe business and take action to preserve our position in the industry.

Accordingly, we dramatically reduced our manufacturing operation in Asheboro and increased our manufacturing operation in Asheboro and increased our use of imports. Introduced by the Company in late 1999, a line of work shoes manufactured in Mexico will begin shipment early in calendar 2000. As a result of these actions, coupled with our continuing domestic production of the product, we hope to recover some of the ground we have lost in the work shoe market these past two years.

In a declining overall market, we are pleased to report that our western boot market share has continued to increase this past year. Due to our new product line being introduced in January 2000 plus the return of the western influence in fashion, we expect this trend to continue.

Although the company showed a 1% increase in sales of western footwear in 1999, it was not enough to overcome the 21% decrease in work/outdoor shoe shipments. Overall net sales dropped $2,917,000 (or 10%) from $28,813,000 in 1998 to $25,896,000 in 1999. In spite of this year's decrease in net sales, a positive note is that gross margin as a percentage of sales increased from 25% in 1998 to 28% in 1999. This 3% increase was due primarily to improved operations from the welt and cement construction footwear being produced in separate locations since late in fiscal 1998. This improvement allowed our loss from operations to be reduced $145,000 (or 20%) from $736,000 in 1998 to $591,000 in 1999.

The Company's net loss before taxes of $738,000 in 1998 was overcome by a significant $813,000 adjustment to our tax provision resulting in net income of $75,000 in 1998, whereas there was no valuation allowance available to adjust the $592,000 loss in 1999. However, it is possible that the Company will have significant net income in 2000 (which will allow the Company to offset related income tax liabilities with net operating loss carryforwards from prior years) as a result of an attractive offer received in December 1999 to sell all of its 26 acres of real property in Asheboro, North Carolina. This land is in one of the prime commercial sections of Randolph County.

CHAIRMAN'S LETTER TO SHAREHOLDERS, Continued

The Company entered into a contract to sell its Asheboro, NC property on February 4, 2000. Under this contract, the purchaser has a substantial period to examine the suitability of the property for its needs. At the end of this 180 day period, the purchaser may extend the examination period for two additional 90 day periods. At the end of the examination period, the contract may be terminated by the purchaser without further obligation to the Company. Accordingly, there can be no assurances that the sale of the Asheboro, NC property will be consummated or, if consummated, that such sale will occur in the Company's fiscal year 2000. If the sale is consummated in fiscal year 2000, the resulting selling price is expected to have a significant positive impact on the Company's net worth, as the property is carried on our books at a relatively low valuation. While there will be costs associated with relocating the Asheboro facility and some interruption in the Company's manufacturing operations, the Company has taken steps to limit the effects of these matters and does not expect the relocation to have a material adverse effect on the operations of the Company.

The coming year will be another one of major transition for B.B.
Walker Company, as we look forward to the relocation of our facilities in this area. In the meantime, we appreciate the support and loyalty of our customers, shareholders, and employees.


Sincerely,
KENT T. ANDERSON
----------------
Kent T. Anderson
Chairman of the Board, Chief
Executive Officer, and President


                      B. B. WALKER COMPANY AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                  Fiscal Year Ended
                                         -------------------------------------
                                         October 30,  October 31,  November 1,
                                            1999         1998         1997
                                         (52 weeks)   (52 weeks)   (52 weeks)
                                         -----------  -----------  -----------
(In thousands, except per share data)
Revenues:
 Net sales (Note 11)                       $ 25,896     $ 28,813     $ 32,648
 Interest and other income                      152           39           77
                                            -------      -------      -------
                                             26,048       28,852       32,725
                                            -------      -------      -------
Costs and expenses:
 Cost of products sold 				   18,611       21,507       24,121
 Selling and administrative
  expenses (Note 12)			          6,888        6,736        6,996
 Depreciation and amortization                  192          269          458
 Interest expense                               948        1,076        1,204
                                            -------      -------      -------
                                             26,639       29,588       32,779
                                            -------      -------      -------
    Loss before income taxes
      and minority interest                    (591)        (736)         (54)

Benefit from income taxes (Note 7)               -          (813)         (80)

Minority interest                                (1)          (2)          (2)

                                            -------      -------      -------
    Net income (loss)                      $   (592)    $     75     $     24
                                            =======      =======      =======


Basic and diluted earnings (loss)
    per share (Note 1)                     $   (.34)    $    .04     $    .01
                                            =======      =======      =======




The accompanying notes to consolidated financial statements are an integral part of these financial statements.


                      B. B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                     October 30,  October 31,
                                                        1999         1998
                                                     -----------  -----------
(In thousands, except share data)

CURRENT ASSETS:
  Cash                                                $       1    $       1
  Accounts receivable, less allowance for doubtful
    accounts of $525 in 1999 and $557 in 1998 (Note 4)    6,471        7,157
  Inventories (Notes 2 and 4)                             9,210        9,660
  Prepaid expenses                                          471          446
  Property held for sale (Notes 1 and 14)                   803           -
  Deferred income tax benefit, current (Note 7)           1,039        1,050
                                                        -------      -------
    Total current assets                                 17,995       18,314

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
depreciation and amortization (Notes 3, 4, 5, and 14)     1,467        1,622

OTHER ASSETS                                                130          144
                                                        -------      -------


                                                      $  19,592    $  20,080
                                                        =======      =======





















The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS, Continued

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                     October 30,  October 31,
                                                        1999         1998
                                                     -----------  -----------
(In thousands, except share data)

CURRENT LIABILITIES:
  Borrowings under finance agreement (Note 4)         $   7,113    $   6,885
  Accounts payable, trade                                 3,518        3,536
  Accrued salaries, wages and bonuses                       368          367
  Other accounts payable and accrued liabilities            471          555
  Portion of long-term obligations payable
    within one year (Note 5)                              2,657        2,566
  Income taxes payable (Note 7)                             182          193
                                                        -------      -------
    Total current liabilities                            14,309       14,102
                                                        -------      -------

LONG-TERM OBLIGATIONS (Note 5)                            1,187        1,303

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARY                31           33

SHAREHOLDERS' EQUITY (Notes 10):
  7% cumulative preferred stock, $100 par value,
    1,150 shares authorized, 828 shares issued
    and outstanding in 1999 and 1998                         83           83
  Common stock, $1 par value, 6,000,000 shares
    authorized, 1,745,954 shares in 1999 and
    1,720,954 shares in 1998 issued and outstanding       1,746        1,721
  Capital in excess of par value                          2,712        2,717
  Retained earnings (deficit)                              (400)         198
  Equity loans collateralized by Company
    common stock                                            (76)         (77)
                                                        -------      -------
    Total shareholders' equity                            4,065        4,642
                                                        -------      -------

COMMITMENTS AND CONTINGENCIES (Note 9)

                                                      $  19,592    $  20,080
                                                        =======      =======






The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 30,  October 31,  November 1,
                                            1999         1998         1997
                                          52 weeks)   (52 weeks)   (52 weeks)
                                         -----------  -----------  -----------

(In thousands, except share data)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                          $   (592)    $     75     $     24
Adjustments to reconcile net income (loss)
  to net cash provided by (used for)
  operating activities:
Depreciation and amortization                   192          269          458
 Gain on sale of fixed assets                   (11)          (3)         (29)
 (Increase) decrease in:
  Accounts receivable, trade (net)              686        1,927        1,724
  Inventories                                   450         (127)       2,978
  Prepaid expenses                              (25)         (33)          28
  Deferred income tax benefit                    11         (813)         (87)
  Other assets                                   14           12           58
Increase (decrease) in:
  Accounts payable, trade                        18         (401)      (1,047)
  Accrued salaries, wages and bonuses             1         (101)        (634)
  Other accounts payable and
    accrued liabilities                         (84)          66         (191)
  Income taxes payable                          (11)         170        1,065
                                            -------      -------      -------
Net cash provided (used) by
  operating activities                          613        1,041        4,347
                                            -------      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                            (37)        (141)          -
Proceeds from disposal of property, plant
  and equipment                                  11            3           29
Purchase of property held for sale		     (803)          -            -
                                            -------      -------      -------
Net cash provided (used) by
  investing activities                         (829)        (138)          29
                                            -------      -------      -------








                                                                   (Continued)

                      B. B. WALKER COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 30,  October 31,  November 1,
                                            1999         1998         1997
                                         (52 weeks)   (52 weeks)   (52 weeks)
                                         -----------  -----------  -----------
(In thousands, except share data)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net payments under
  finance agreement                        $    228     $   (479)    $ (4,100)
Proceeds from issuance of
  short-term obligations				478		  -            -
Proceeds from issuance of
  long-term obligations                          59           75          241
Proceeds from issuance of common stock	       20           -            -
Payment on long-term obligations               (562)        (509)        (528)
Purchase of subsidiary common stock
  from minority interest                         (2)          -            -
Loans to shareholders					(15)          -            -
Repayments of loans to shareholders              16           16           17
Dividends paid on 7% cumulative
  preferred stock                                (6)          (6)          (6)
                                            -------      -------      -------
Net cash provided (used) by financing
  activities                                    216         (903)      (4,376)
                                            -------      -------      -------

Net change in cash                               -            -            -

Cash at beginning of year                         1            1            1
                                            -------      -------      -------
Cash at end of year                        $      1     $      1     $      1
                                            =======      =======      =======















The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                                 B.B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Equity Loans
(In thousands,                 7% Cumulative                     Capital in   Retained  Collateralized      Total
except number                 Preferred Stock    Common Stock     Excess of   Earnings    By Common     Shareholders'
 of shares)                   Shares   Amount  Shares    Amount   Par Value   (Deficit)     Stock          Equity
                              ------   ------ ---------  ------   ---------   --------  --------------  -------------

Balance at November 2, 1996     828   $   83  1,726,534 $ 1,727   $   2,724   $    111      $   (123)     $    4,522

Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -           -             17              17
Net income                       -        -        -        -           -           24            -               24
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)           -               (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at November 1, 1997     828       83  1,726,534   1,727       2,724        129          (106)          4,557

Repayment of equity loans by
  retirement of common stock     -        -      (5,580)     (6)         (7)                      13              -
Repayment of equity loans col-
  laterized by common stock      -        -        -        -           -           -             16              16
Net income                       -        -        -        -           -           75            -               75
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)           -               (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------

Balance at October 31, 1998     828       83  1,720,954   1,721       2,717        198           (77)          4,642

Issuance of common stock         -        -      25,000      25          (5)       -              -               20
Equity loans collaterized
  by common stock			   -        -        -        -           -          - 	       (15)            (15)
Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -          -              16              16
Net loss                         -        -        -        -           -         (592)           -             (592)
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)           -               (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at October 30, 1999     828    $  83  1,745,954 $ 1,746    $  2,712    $  (400)      $   (76)      $   4,065
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

                                  1999           1998           1997
                               ---------      ---------      ---------
              Primary          1,735,000      1,724,000      1,729,000
              Fully diluted    1,735,000      1,727,000      1,732,000


Revenue recognition
-------------------
The Company recognizes a sale when the goods are shipped or ownership and risk of loss is otherwise assumed by the customer.


Advertising costs
-----------------
The Company expenses advertising costs, other than direct response advertising, as incurred. Direct response advertising was expensed the first time the advertising appears. Advertising expense for 1999, 1998, and 1997 is $860,000, $925,000, and $1,011,000, respectively.


Fiscal year
-----------
The Company's operations are based on a fifty-two, fifty-three week fiscal year that ends on the Saturday closest to October 31. The fiscal years ended October 30, 1999, October 31, 1998, and November 1, 1997 consisted of fifty-two weeks each.


NOTE 2 - INVENTORIES

Inventories consisted of the following:

                                             (In thousands)
                                      October 30,      October 31,
                                         1999             1998
                                      -----------      -----------
         Finished goods               $    6,059       $    5,167
         Work in process                     544              945
         Raw materials and supplies        2,607            3,548
                                        --------         --------
                                      $    9,210       $    9,660
                                        ========         ========


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, by major class, was as follows:

                                                   (In thousands)
                                            October 31,      November 1,
                                               1998             1997
                                            -----------      -----------
             Land                           $      531       $      531
             Buildings                           2,294            2,287
             Leasehold improvements                459              459
             Machinery and equipment             4,715            4,710
             Transportation equipment              158              158
                                              --------         --------
                                                 8,157            8,145
             Less accumulated depreciation
                and amortization                 6,690            6,523
                                              --------         --------
                                            $    1,467       $    1,622
                                              ========         ========





                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 4 - BORROWINGS UNDER FINANCE AGREEMENT

On August 15, 1995, the Company entered into a revolving finance agreement (the "Agreement") with a bank which permits borrowings up to certain percentages of eligible accounts receivable and inventories. Advances available to the Company cannot exceed $8,000,000 in the aggregate, of which no more than $4,000,000 may be borrowed against inventory. Under the terms of the Agreement, interest at the bank's prime rate plus 1.50% (9.75% at October 30, 1999) is accrued on all outstanding amounts. The Company pays a monthly commitment fee equal to .25% of the unused availability under the Agreement along with other miscellaneous fees related to its operation.

As discussed more fully in Note 5, the Agreement also provides a term loan of $3,000,000 with a variable interest rate at the bank's prime rate plus 1.50%. Proceeds from this loan were used to repay the existing deed of trust on the Asheboro facility with the remainder applied against the outstanding amount under the revolving finance agreement. Subsequent to fiscal year ending October 30, 1999, the Agreement was amended effective on December 30, 1999 to set the maturity date at December 31, 2000, and on January 26, 2000 to amend certain restrictive covenants effective October 30, 1999 and thereafter.

Borrowings under the Agreement are secured by all accounts receivable, inventories, and machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities. The bank also as a subordinated security interest in the manufacturing facility in Somerset.

The amended Agreement contains various restrictive covenants effective October 30, 1999, which include, among other things, maintenance of certain financial ratios, limits on capital expenditures, minimum net worth requirements and net income requirements. The Agreement also restricts payment of dividends on common stock to payments made with shares of common stock. At October 30, 1999, the Company was in compliance with its restrictive covenants.

A summary of activity for borrowings under the finance agreement for the year is as follows:

                                                  (In thousands)
                                                    Fiscal year
                                            ----------------------------
                                              1999      1998      1997
                                            --------  --------  --------
       Average short-term borrowings        $  6,396  $  6,900  $  7,780
       Maximum short-term borrowings        $  7,155     7,592  $ 11,526
       Weighted average interest rate           9.7%     10.3%     10.4%
       Interest rate at year-end                9.8%      9.5%     10.3%

The weighted average interest rate is computed by dividing interest expense and other borrowing costs on the short-term borrowings by the average borrowings during the fiscal year.


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 5 - LONG TERM OBLIGATIONS

Long-term debt and other non-current obligations consist of the following:

                                                         (In thousands)
                                                   October 30,     October 31,
                                                      1999            1998
                                                   -----------     -----------
  Note payable to a bank, payable in monthly
    installments of $35,714 with a balloon
    payment of $990,224 due December 31, 2000
    (as amended), variable interest at the
    bank's prime rate plus 1.50% (9.75% at
    October 30, 1999)                               $   1,490      $   1,894
  Note payable to a bank, due in monthly
    installments of $2,550 through January 2009,
    variable interest at the bank's prime rate
    plus .75% (9.00% at October 30, 1999),
    secured by the Company's land and building
    in Somerset, PA                                       192            205
  Note payable to the Pennsylvania Industrial
    Development Authority, due in monthly
    installments of $3,089 through February
    2010, fixed interest at 2% per annum,
    secured by the Company's land and building
    in Somerset, PA                                       343            373
  Note payable to the Pennsylvania Economic
    Revitalization Fund, due in monthly
    installments of $1,544 through August 2010,
    fixed interest at 2% per annum, secured
    by the Company's land and buildings
    in Somerset, PA                                       179            194
  Note payable to a bank, payable on December 31,
    2000 (as amended), variable interest at the
    bank's prime rate plus 1.50% (9.75% at
    October 30, 1999)                                     478             -
  Promissory notes payable to shareholders,
    due in varying amounts through 2003, variable
    interest based on prime rate                        1,162          1,203
                                                     --------       --------
                                                        3,844          3,869
  Less amounts payable within one year                  2,657          2,566
                                                     --------       --------
                                                   $    1,187     $    1,303
                                                     ========       ========



                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 5 - LONG TERM OBLIGATIONS, Continued

The effective interest rate on the promissory notes payable to shareholders averaged 9.7% and 9.5% in 1999 and 1998, respectively. Cash paid for interest was $952,000 in 1999, $1,089,000 in 1998, and $1,124,000 in 1997.

Principal maturities on long-term obligations are as follows:

                                   Fiscal Year      (In thousands)
                                     Ending            Amounts
                                   -----------       ------------
                                      2000           $     2,657
                                      2001                   360
                                      2002                   282
                                      2003                    84
                                      2004                    69
                                   Thereafter                392
                                                       ---------
                                                     $     3,844
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





                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES

The components of the provision for (benefit from) income taxes are as follows:

                                                   (In thousands)
                                       October 30,   October 31,   November 1,
                                          1999          1998          1997
                                       -----------   -----------   -----------
             Current:
               Federal                  $      -      $      -     $        7
               State                           -             -             -
                                          -------       -------       -------
                                               -             -              7
                                          -------       -------       -------
             Deferred:
               Federal                         -          (533)           (87)
               State                           -          (280)            -
                                          -------       -------       -------
                                               -          (813)           (87)
                                          -------       -------       -------

                                        $      -     $    (813)    $      (80)
                                          =======       =======       =======


The Company has net operating loss carryforwards available to offset future U.S. tax liabilities of approximately $2,075,000, of which $450,000 will expire in 2012, $940,000 will expire in 2018, and $685,000 will expire in 2019. The Company has state net operating loss carryforwards of $4,835,000, which expire from 2000 to 2014. Due to the uncertainty surrounding the ability of the Company to utilize these loss carryforwards, a valuation allowance of $1,190,000 was recorded in fiscal 1996. During fiscal 1998, the Company began negotiating the sale of its manufacturing facility in Asheboro, NC, along with an adjacent piece of property. The projected gain on this sale was expected to be sufficient to utilize all of the net operating loss carryforwards generated through 1998 and was accounted for in the release of the valuation allowance in 1998 which produced an income tax benefit of $609,000. That particular contract expired on February 26, 1999, without further obligation to the Company (see "Subsequent Event," Note 14). Due to the uncertainty of the Company's operating profitability, the 1999 current year increase in the deferred tax asset was offset by an increase to the valuation allowance of $224,000.

Cash paid for income taxes, net of refunds, was $0 in 1999, $166,000 in 1998, and $1,061,000 in 1997.


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES, Continued

The provision for (benefit from) income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes for the three years ended October 30, 1999, October 31, 1998, and November 1, 1997 as follows:

(In thousands)
                                       October 30,   October 31,   November 1,
                                          1999          1998          1997
                                       -----------   -----------   -----------
   Computed expected income tax
     benefit                            $    (201)    $    (251)    $     (18)
   State income tax benefit, net
     of federal income tax benefit            (30)          (37)          (40)
   Change in the valuation allowance          224          (609)          (62)
   Other, net                                   7            84            40
                                          -------       -------       -------
                                        $      -      $    (813)    $     (80)
                                          =======       =======       =======


The significant components of deferred income tax expense for 1999, 1998, and 1997 are as follows:

                                                   (In thousands)
                                           1999          1998          1997
                                       -----------   -----------   -----------
  Deferred tax expense (exclusive of
    the effect of other components
    listed below)                       $      44     $      21     $     275
  State deferred tax benefit                  (28)          (20)          (40)
  Federal operating loss and
    credit carryforwards                     (240)         (205)         (260)
  Change in the valuation allowance           224          (609)          (62)
                                          -------       -------       -------
                                        $      -      $    (813)    $     (87)
                                          =======       =======       =======


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at October 30, 1999 and October 31, 1998 are as follows:

                                                           (In thousands)
                                                      October 30,  October 31,
                                                         1999         1998
                                                      -----------  -----------
  Deferred tax assets:
    Current portion:
      Provision for doubtful accounts                  $     206    $     219
      Reserve for sales discounts                             58           36
      Self insurance accrual for claims incurred
        but not reported at year-end                          21           41
      Inventories, principally due to additional
        costs inventoried for tax purposes                   305          319
      Accruals for certain personnel costs                    15           22
      Federal net operating loss carryforward                706          465
      State economic loss carryforward                       383          348
      Other                                                   29           29
                                                         -------      -------
        Total current                                      1,723        1,479
                                                         -------      -------
    Long-term portion:
      Fixed assets                                           189          206
      Other                                                    7            4
                                                         -------      -------
        Total long-term                                      196          210
                                                         -------      -------

          Total gross deferred tax assets                  1,919        1,689
          Valuation allowance                               (743)        (519)
                                                         -------      -------
                                                           1,176        1,170
                                                         -------      -------
  Deferred tax liabilities:
    Current portion:
      Prepaid employee benefits                             (137)        (120)
                                                         -------      -------
          Net deferred tax asset                       $   1,039    $   1,050
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

The Company provides a non-contributory, defined contribution plan that invests in the common stock of the Company. The plan covers all eligible employees excluding employees of the Company's subsidiary who are covered by a defined benefit pension plan. Contributions to the Employee Stock Ownership Plan of B.B. Walker Company, which are determined by the Board of Directors, were $65,000 in 1999, 1998, and 1997.

The Retirement Savings Plan of B.B. Walker Company, a Section 401-K plan, is available to all eligible employees of the Company who meet certain age and service requirements. This plan was opened to employees of the Company's subsidiary during 1997. Employee contributions are limited to a percentage of their base compensation, as defined in the plan. The plan does provide for matching contributions by the Company, but such contributions are made at the discretion of the Company. Contributions to the plan were $23,343 in 1999, $20,800 in 1998, and $16,500 in 1997.

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

Net annual pension expense for 1999, 1998, and 1997 included the following components:

                                                            (In thousands)
                                                         1999    1998    1997
                                                        ------  ------  ------
      Service cost - benefits earned during the period  $  85   $  88   $  91
      Interest on projected benefit obligation             82      76      66
      Actual return on plan assets                        (81)    (77)    (67)
      Net amortization and deferral                       (15)    (18)    (17)
                                                         ----    ----    ----
      Net annual pension expense                        $  71   $  69   $  73
                                                         ====    ====    ====

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The following table sets forth the plan's funded status at October 30, 1999 and October 31, 1998:

                                                           (In thousands)
                                                      October 30,  October 31,
                                                         1999         1998
                                                      -----------  -----------
    Actuarial present value of benefit obligations:
      Vested benefit obligations                       $   1,094    $   1,068
                                                         =======      =======
      Accumulated benefit obligations                  $   1,178    $   1,155
                                                         =======      =======

    Projected benefit obligation                       $  (1,178)   $  (1,155)
    Plan assets at fair value                              1,334        1,330
                                                         -------      -------
    Plan assets in excess of projected
      benefit obligation                                     156          175
    Unrecognized net loss                                    234          181
    Unrecognized net asset at transition                     (41)         (50)
                                                         -------      -------
        Prepaid pension cost                           $     349    $     306
                                                         =======      =======

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 7.5% for 1999, 1998, and 1997.



                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The Company also has an incentive bonus plan for employees which allows the Company to pay bonuses based upon certain percentages of operating profit. No incentive bonuses were granted in 1999, 1998, or 1997.

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







                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The Company follows Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for these plans in the Consolidated Statements of Income (Loss). Proforma information regarding net income
(loss) and per share amounts required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," is presented below:


                                     (In thousands, except per share amount)
                                                             1999      1998
                                                            ------    ------

   Net income (loss)                     As reported        $ (592)   $   75
                                         Pro forma            (596)       41

   Basic and diluted earnings            As reported        $ (.34)   $  .04
      (loss) per share                   Pro forma            (.34)      .02






                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998, and 1997, respectively: no expected dividend yield for each year; expected volatility of 204% for each year; risk free interest rates of 6.25%, 6.00%, and 6.76%; and expected lives of ten years.

A summary of the activity in the Company's stock option plans is as follows:

                           Year of  Number of  Options Price  Weighted-Average
                            Grant    Shares      Per Share     Exercise Price
                           -------  ---------  -------------  ----------------

 Options outstanding at
   November 2, 1996                  159,450      1.33 - 4.00        3.55
      Granted                         81,000             0.75        0.75
      Forfeited           1992-1995  (11,250)     2.00 - 4.00        3.47
      Expired                1987     (3,000)            1.33        1.33
                                    --------
 Options outstanding at
   November 1, 1997                  226,200      0.75 - 4.00        2.58
      Granted                         10,000      0.63 - 1.00        0.81
      Forfeited           1987-1995  (27,250)     0.75 - 4.00        2.90
                                    --------
 Options outstanding at
   October 31, 1998                  208,950      0.63 - 4.00        2.45
      Granted                          5,000             1.50        1.50
      Forfeited           1995-1997  (11,000)     0.75 - 3.50        2.25
      Exercised              1997    (25,000)            0.75        0.75
                                    --------
 Options outstanding at
   October 30, 1999                  177,950      0.63 - 4.00        2.67
                                    ========

   Options available for future grant - 1995 plan     211,000
                                                      =======

Outstanding options exercisable at October 30, 1999, October 31, 1998, and November 1, 1997 were 175,450, 203,950, and 185,700, respectively.


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company has entered into various operating leases for certain buildings and machinery and equipment. The agreements expire at various dates through 2003. The future minimum lease payments under noncancellable operating leases with initial terms of one year or more are as follows:

                                                    (In thousands)
                                                      Operating
              Fiscal year ending                        Leases
              ------------------                      ---------
                     2000                              $   400
                     2001                                  201
                     2002                                  186
                     2003                                  164
                     2004                                  105
                                                       -------
           Total minimum lease payments                $ 1,056
                                                       =======

Rental expense amounted to $438,000, $558,000 in 1998, and $589,000 in 1997.


LITIGATION

From time to time, the Company is a defendant in legal actions involving claims arising in the normal course of business. In management's opinion, after consultation with counsel and a review of the facts, the liabilities, if any, resulting from such legal proceedings presently pending will not have a material effect on the Company's financial position or results of operations.


NOTE 10 - SHAREHOLDERS' EQUITY

The 7% cumulative preferred stock is callable at the option of the Company at $103 per share plus any unpaid dividends. Preferred shareholders are entitled to seventy voting rights per share if dividends on preferred stock are not paid within ninety days after the scheduled due date. At October 30, 1999, there are no preferred dividends in arrears.

The Company is authorized to issue up to 200,000 shares of Class A preferred stock having no par value. The Class A preferred stock may be issued in one or more series with terms, preferences, limitations and relative rights being established by the Board of Directors. At October 30, 1999, no Class A preferred stock has been issued.

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

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 11 - CREDIT CONCENTRATIONS AND SALES TO MAJOR CUSTOMERS

The Company's trade receivables do not represent significant concentrations of credit risk because a large number of geographically diverse customers comprise the customer base. However, a substantial portion of the customer base is retailers. In 1999, 1998, and 1997, one major customer comprised 11.79%, 11.89%, and 10.25% of net sales, respectively.


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

In 1999, 1998, and 1997, the Company paid the external advertising agency $88,800, $93,600, and 373,300, respectively, for services rendered.







                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 13 - OPERATING SEGMENTS

In June 1997, FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued effective for fiscal years ending after December 15, 1998. The Company's reportable segments are wholesale and retail sales. Whereas wholesale sales are made to major chain wholesale stores, retail stores, and governmental entities, our retail sales are made directly to the public from the Company's two retail outlet stores in Asheboro, North Carolina and Lancaster, Pennsylvania. The segments are managed separately because each business unit requires different marketing strategies. The Company evaluates performance based on operating earnings of the respective business units. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment information for the years 1999, 1998, and 1997 follows:

                                       WHOLESALE    RETAIL      TOTAL
                                       -------------------------------
                                                 1999 (in 000s)
                                       -------------------------------
Net sales                              $ 23,896    $ 2,000    $ 25,896
Cost of sales                            17,433      1,178      18,611
Gross profit                              6,463        822       7,285
Operating earnings (losses)                (618)        27        (591)
Depreciation and amortization               191          1         192

                                       -------------------------------
                                                 1998 (in 000s)
                                       -------------------------------
Net sales                              $ 26,647    $ 2,166    $ 28,813
Cost of sales                            20,226      1,281      21,507
Gross profit                              6,421        885       7,306
Operating earnings (losses)                (845)       109        (736)
Depreciation and amortization               268          1         269

                                       -------------------------------
                                                 1997 (in 000s)
                                       -------------------------------
Net sales                              $ 30,267    $ 2,381    $ 32,648
Cost of sales                            22,752      1,369      24,121
Gross profit                              7,515      1,012       8,527
Operating earnings (losses)                (225)       171         (54)
Depreciation and amortization               457          1         458




NOTE 14 - SUBSEQUENT EVENT

In February 2000, the Company entered into a contract to sell its manufacturing facility in Asheboro, NC, along with an adjacent piece of property.



                          REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of B.B. Walker Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), of cash flows, and of changes in shareholders' equity present fairly, in all material respects, the financial position of B.B. Walker Company and its subsidiary at October 30, 1999 and October 31, 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 30, 1999, in conformity with generally accepted accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICEWATERHOUSECOOPERS LLP
--------------------------
PricewaterhouseCoopers LLP
Greensboro, North Carolina
December 3, 1999



















                                          B.B. WALKER COMPANY AND SUBSIDIARY
                                               SELECTED FINANCIAL DATA

(In thousands, except for
 items denoted by (1) below)
                                                  1999          1998          1997          1996          1995
                                               (52 weeks)    (52 weeks)    (53 weeks)    (53 weeks)    (52 weeks)
                                               ----------    ----------    ----------    ----------    ----------
RESULTS OF OPERATIONS:
Net sales                                      $ 25,896      $ 28,813      $ 32,648      $ 37,506      $ 43,453
                                                =======       =======       =======       =======       =======
Income (loss) from continuing operations
 before income taxes, minority interests
 and extraordinary item                        $   (591)     $   (736)     $    (54)     $ (4,659)    $  (1,868)
Provision for (benefit from) income taxes            -           (813)          (80)         (620)         (626)
Minority interests in continuing operations          (1)           (2)           (2)           (2)           (2)
                                                -------       -------       -------       -------       -------
Net income (loss)                              $   (592)     $     75      $     24      $ (4,041)     $ (1,224)
                                                =======       =======       =======       =======       =======

FINANCIAL CONDITION:
Current assets                                 $ 17,995      $ 18,314      $ 19,268      $ 24,953      $ 30,898
Current liabilities                              14,309        14,102        13,368        19,534        21,533
Working capital                                   3,686         4,212         5,900         5,419         9,365
Current ratio (1)                             1.26 to 1     1.30 to 1     1.44 to 1     1.28 to 1     1.43 to 1
Total assets                                     19,592        20,080        21,174        27,375        34,377
Long-term obligations                             1,187         1,303         3,216         3,286         4,257
Minority interests in consolidated subsidiary        31            33            33            33            34
Total liabilities                                15,527        15,438        16,617        22,853        25,824
Shareholders' equity                              4,065         4,642         4,557         4,522         8,553

PER SHARE INFORMATION (1) (2):
Shareholders' equity (book value)              $   2.28      $   2.65     $    2.59     $    2.57     $    4.91
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent:
  Net income (loss)                            $   (.34)     $    .04     $     .01     $   (2.34)    $    (.72)
                                                =======       =======       =======       =======       =======
Per share of common stock and common
 stock equivalent-assuming full dilution:
  Net income (loss)                            $   (.34)     $    .04     $     .01     $   (2.34)    $    (.72)
                                                =======       =======       =======       =======       =======

Cash dividends on preferred stock              $   7.00      $   7.00     $    7.00     $    7.00     $    7.00


OTHER INFORMATION:
Property, plant and equipment, net             $  1,467      $  1,622      $  1,750      $  2,208      $  2,968
Depreciation and amortization                       192           269           458           637           667
Capital additions                                    37           141            -             21            43
Space occupied (square feet)                        355           355           355           358           358
Average number of common shares outstanding       1,735         1,724         1,727         1,727         1,731
Number of shareholders (1)	                    1,163         1,166         1,177         1,169         1,229
Number of employees (1)                             350           392           423           521           637


                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS
---------------------
The following summarizes the results of operations for the Company for the years ended October 31, 1998, November 1, 1997, and November 2, 1996:

 			                      October 30,  October 31,  November 1,
			                         1999          1998         1997
                                        -----------  -----------  -----------
   Net sales			              100.0%       100.0%       100.0%
   Cost of products sold      		   71.9%        74.6%        73.9%
                                           -------      -------      -------
     Gross margin  		               28.1%  	     5.4%        26.1%

   Selling and administrative expenses	   26.6%        23.4%        21.4%
   Depreciation and amortization 		     .7%          .9%         1.4%
   Interest expense 			          3.7%         3.7%         3.7%
   Interest and other income    		    (.6%)        (.1%)        (.2%)
                                           -------      -------      -------
     Loss before income taxes
       and minority interest			   (2.3%)       (2.5%)        (.2%)

   Benefit from income taxes 			     -          (2.8%)        (.3%)
   Minority interest                           -            -            -
                                           -------      -------      -------

     Net income (loss) 			         (2.3%)         .3%          .1%
                                           =======      =======      =======





                      FISCAL 1999 COMPARED TO FISCAL 1998

Material Changes in Operations
------------------------------

Due to current import penetration of 95% of the U.S. footwear market, increased competition forced the Company to analyze its approach to the work shoe business in 1999 and take action to preserve its position in the industry. Accordingly, the workforce at the Asheboro, NC plant and office was reduced by 54 positions, or 28.0%, over the course of 1999, and the Company increased its use of imported footwear from Mexico toward the end of 1999. The effect of these changes late in 1999 was not expected to have a significant impact on 1999's financial results. It should be noted that the other manufacturing facility, in Somerset, Pennsylvania, increased its workforce by 12 positions, or 6.0%, to meet additional demand for its product in 1999.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


In January 1999, the Company entered into a contract to sell its manu-facturing facility in Asheboro, NC, along with an adjacent piece of property. That particular contract expired on February 26, 1999, without further obligation to the Company. Subsequently in February 2000, the Company entered into a contract with another party to sell the same Asheboro, NC property (see "Potential Sale of Property" discussion in the Liquidity and Capital Resources section). The increase in capital and income created by this sale will result in substantial benefits to the Company. Subsequent relocation is not expected to adversely affect operations of the Company.

Net Sales
---------

Net sales for the Company were $25,896,000 in 1999 as compared to $28,813,000 in 1998. This was a reduction of $2,917,000, or 10.1%, from the prior year. Management has addressed this deterioration in revenues as was discussed in the previous section. The Company's revenues include sales of footwear manufactured and wholesaled by the Company and sales from the Company's retail outlets. Footwear manufactured and wholesaled by the Company, which includes branded, private label and institutional sales, comprised 91.6% of net sales in 1999 and 91.8% of net sales in 1998. The remaining 8.4% and 8.2% of net sales in 1999 and 1998, respectively, were sales from the Company's retail outlets.

Sales of branded footwear were down $484,000, or 2.7%, in 1999 from 1998. Pairs shipped decreased 5.8% while the price per pair shipped increased 3.2%. While the work branded shipments were down $2,325,000, or 20.9%, western branded and export sales were up $122,000, or 0.9%, and $22,000, or 3.4%, respectively, in 1999 over 1998. The increase in western boot sales is encouraging during a year when many western retailers went out of business. The increase in price per pair can be attributed to a more favorable mix of inventory shipped. As discussed in the section above, increased competition from imported footwear has depressed sales of the Company's branded products.

Private label sales in 1999 reflected a decrease of $1,697,000, or 22.4%, compared to 1998 private label sales. Private label pairs shipped were off 21.0% while the average price per pair was down 1.7%. Sales in this division have been impacted by soft retail sales, as orders from customers did not keep pace with the prior year. Also negatively impacting private label sales was a $365,000, or 10.7%, decrease in shipments to the Company's largest customer, a major discount retailer, due to their internal inventory adjustments in 1999. The results of private label sales are dictated by activity of several large accounts and the timing of shipments to those accounts.

Sales to institutional customers fell by $377,000, or 21.8%, from 1998 to 1999. Much of this business is solicited through a formal bidding process with governmental entities and the results of this division are impacted by the Company's success in bidding on new business. Sales were negatively impacted by one of the Company's largest institutional customers awarding its 1999 contract to an import footwear supplier.

Retail sales for the year were $197,000, or 8.3%, lower than the results for 1998. Two retail outlets, one in Asheboro, NC and one in Lancaster, PA, experienced increased competition from major discount retailers surrounding the retail outlets. These locations' sales were also hurt by 1999's unusually dry, extremely hot summer season.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Gross Margin
------------

The Company's gross margin was $7,285,000 in 1999 and $7,306,000 in 1998, a decrease of $21,000. As a percentage of sales, however, the gross margin for 1999 increased to 28.1% from 25.4% in 1998. This 2.7% increase was due primarily to improved operations from the welt and cement construction footwear being produced in separate locations since late in fiscal 1998.

Selling and Administrative Expenses
-----------------------------------

Selling and administrative expenses were $6,888,000 for 1999 as compared to $6,736,000 for 1998, an increase of $152,000, or 2.3%. Excluding the $438,000 in selling and administrative expenses relating to a six-month liquidation sale of one of our large customer's inventory (which resulted in $961,000 in sales), selling and administrative expenses decreased $286,000, or 4.2%. The Company continued to reduce expenses in most functional areas by lowering the general and administrative headcount and realigning significant responsibilities in the administrative functions; accordingly, personnel costs decreased $180,000, or 4.7%. Other significant savings areas were insurance costs by $24,000, or 19.5%, and utility expenses by $15,000, or 24.0%. One expense item that increased was pro-fessional (legal, tax, audit, and bank) services by $60,000, or 23.2%, primarily due to the Company's continued efforts to sell the Asheboro, NC property.

Interest Expense
----------------

Interest expense incurred in 1999 was $948,000, or $128,000 less than interest expense of $1,076,000 for 1998. Less interest expense in 1999 is a result of a lower overall interest rates (by 0.25% and 1.00%) and a lower average outstanding balance on the revolving finance agreement as compared to 1998's average balance, partially offset by increased interest expense on the new short-term borrowings in 1999 to purchase land parcels adjacent to the Asheboro, NC property. The average outstanding balance on the revolving finance agreement was approximately $504,000, or 7.3%, less in 1999 than in 1998.

Depreciation and Amortization
-----------------------------

Depreciation and amortization decreased $77,000 to $192,000 in 1999 from $269,000 in 1998. For the previous five years, the Company has made only minimal fixed asset additions. With minimal amounts invested in fixed assets in recent years, depreciation charges are lower because fixed assets are becoming fully depreciated and are not being replaced. See additional discussion in the Liquidity and Capital Resources section.


                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Provision for Income Taxes
--------------------------

The Company had a net loss before income taxes of $592,000 in 1999 with no related income tax provision or benefit. In 1998, the net loss before income taxes was $738,000, which was overcome by a reduction of the valuation reserve against the Company's deferred tax asset of $813,000 resulting in net income of $75,000. The increase in the deferred tax benefit in the current year of $224,000 was offset by an increase in the valuation allowance.

Net Income (Loss)
-----------------

For the year ended October 30, 1999, the Company reported a net loss of $592,000, or 2.3% of net sales, whereas for the year ended October 31, 1998, the Company reported a net income of $75,000, or .3% of net sales. The change of $667,000 can be attributed primarily to the net effect of two items: the valuation allowance adjustment of $813,000 in 1998 offset by the $145,000, or 19.7%, improvement in the loss from operations, from $736,000 in 1998 to $591,000 in 1999.



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

In January 1999, the Company entered into a contract to sell its manufacturing facility in Asheboro, NC, along with an adjacent piece of property. This particular contract expired on February 26, 1999, without further obligation to the Company.

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

                      B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


                        LIQUIDITY AND CAPITAL RESOURCES

Historically, the Company has funded substantially all of its working capital and capital expenditure requirements through borrowings under its finance agreement and other indebtedness. The revolving finance agreement provides flexibility to the Company as the availability of funds fluctuates with the seasonal needs of the Company. Generally, the Company's working capital needs are highest in the fourth fiscal quarter and lowest in the first fiscal quarter. With its revolving finance agreement, the Company finances its accounts receivable and inventories, paying interest at a variable rate (prime plus 1.5%, or 9.75%, at October 30, 1999). The Company had outstanding advances of $7,113,000 at October 30, 1999, and an additional $427,000 available under the agreement.

During fiscal 1999, the Company generated $613,000 in cash from operations. This was achieved primarily by reducing accounts receivable, inventories, and current liabilities by $686,000, $450,000, and $101,000, respectively, to overcome the 1999's net loss of $592,000. Cash to purchase %$803,000 in adjacent land parcels (to make the Company's Asheboro property more attractive to potential buyers) was partially provided by the issuance of short-term obligations for $478,000. As of year-end 1999, the Company continued to rely on the revolving finance agreement to provide working capital, and management anticipates that the revolving finance agreement will continue to fund its daily operations going forward.

Under the Company's financing agreement with the bank, the amount available to be drawn is determined by a formula based on certain percentages of eligible accounts receivable and inventories. The credit line available under the current agreement is $8,000,000, with the sublimit for inventory at $4,000,000. In addition to the revolving credit facility, the financing agreement also provides a $3,000,000 term loan that was used to repay an existing mortgage note payable to a bank which and which carries a balance of $1,490,000 at October 30, 1999. Per the terms of the note, the Company has monthly installments of $35,714 with a balloon payment of $990,224.
The term loan bears interest at the bank's prime rate plus 1.5% (9.75% at October 30, 1999).

The due date of the original term loan was June 30, 1999, but the financing agreement was amended on June 29, 1999 to extend the due date to December 31, 1999. Subsequent to fiscal year ending October 30, 1999, two amendments were made: the first on December 30, 1999 to extend the due date of the term loan to December 31, 2000; and the second on January 26, 2000 to amend certain restrictive financial covenants under the revolving finance agreement effective October 30, 1999 and thereafter. The covenants require the satisfaction of certain financial tests and the maintenance of certain financial ratios as defined in the agreement. At October 31, 1999, the Company was in compliance with its restrictive covenants. The primary reason for this extension was the Company's receipt in December 1999 of an attractive offer to sell all of its approximate
26 acres of property in Asheboro, NC (see following section entitled "Potential Sale of Property"). This offer was followed by a contract in February 2000. Since both the Company's management and the bank felt that the sale of this property would substantially benefit the Company, it was decided to postpone the due date of the term loan until after the actual close of the sale. Management expects that the contract will be finalized by December 31, 2000.

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

In July 1994, the Company purchased a larger manufacturing facility in Somerset, Pennsylvania to replace the existing facility also located in Somerset. The Company paid for the acquisition with financing from three sources. The Company completed two sources of long-term financing on March 7, 1995. The first source of financing was from the Pennsylvania Industrial Development Authority ("PIDA"), a program offered by the Depart-ment of Commerce of the Commonwealth of Pennsylvania. The loan was for $480,000 and bears interest at 2% annually. Monthly installments of $3,089, which includes principal and interest, will be paid over 15 years. The second source of financing came from a bank note for $240,000. This loan bears interest at .75% above the bank's prime rate (9.00% at October 30, 1999) and will be repaid in monthly installments of principal and interest, currently $2,550, for 15 years. On July 27, 1995, the Company finalized the long-term financing for this project with a loan from a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. This financing, which was provided under the Economic Development Partnership Program, was for $240,000. This note bears interest at 2% annually with monthly payments of principal and interest amounting to $1,544 for 15 years. All notes are secured by the manufacturing facility. Capitalized in fixed assets at October 30, 1999 are land and buildings with a cost of approxi-mately $1,062,000 related to the facility. The remainder of the expenditures made for the facility were paid with borrowings under the revolving finance agreement.

The Company made capital expenditures of $37,000 in 1999 and has made only minimal capital expenditures during the past four years. The Company made significant upgrades to its equipment and facilities in 1993 and 1994. Because of cash flow considerations and restrictions under the finance agreement with a bank, the Company has only been making capital expenditures to maintain current levels of operations during the past four years. Funding for capital expenditures other than the building acquisition in 1994 has come primarily from the available balance on the finance agreement. The Company anticipates raising the level of capital expenditures in 2000 due to costs associated with relocating the Asheboro, NC administrative, manufacturing, and retail operations of the business, but it is premature to estimate those costs at this time. Funding is expected to be provided by the bank under mutually-suitable arrangements.

Net working capital, which consists primarily of accounts receivable and inventories less current liabilities, was $3,686,000 at October 30, 1999 and $4,212,000 at October 31, 1998. The ratio of current assets to current liabilities decreased to 1.26 to 1 at October 30, 1999, compared to 1.30 to 1 at October 31, 1998. Cash flows provided by operations in 1999 was a net inflow of $613,000 compared to a net cash inflow of $1,041,000 in 1998.

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Potential Sale of Property
--------------------------

In December 1999, the Company received an attractive offer to sell all of its approximately 26 acres of real property in Asheboro, North Carolina. This land is in one of the prime commercial sections of Randolph County. The Company entered into a contract to sell its Asheboro, NC property on February 4, 2000. Under this contract, the purchaser has until August 2, 2000 to examine the suitability of the property for its needs. At the end of this 180 day period, the purchaser may extend the examination period for two additional 90 day periods. At the end of the examination period, the contract may be terminated by the purchaser without further obligation to the Company. Accordingly, there can be no assurances that the sale of the Asheboro, NC property will be consummated or, if consummated, that such sale will occur in the Company's fiscal year 2000. While there will be costs associated with relocating the Asheboro operations, the Company has taken steps to limit the effects of these matters and does not expect the relocation to have a material adverse effect on the operations of the Company.

Readiness for Year 2000 Compliance
----------------------------------

In November 1997 the Company initiated a program to minimize the risk of potential disruption from the "Year 2000 ('Y2K') problem." This problem was a result of computer programs having been written using two digits (rather than four) to define the applicable year. Any information technology ("IT") systems having time-sensitive software might recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations and system failures. The problem also extended to "non-IT" systems; that is, operating and control systems that rely on embedded chip systems. In addition, like every other business enterprise, the Company would be at risk from Y2K failures on the part of its major business counterparts, including suppliers, distributors, and manufacturers, as well as potential failures in public and private infrastructure services, including electricity, water, gas, transportation, and communications.

The Company began developing a plan in November 1997 to resolve the Y2K issues that are reasonably within its control. These efforts were being coordinated through the Company's data processing department and chaired by the information systems programming manager ("ISPM"). With respect to the Company's Y2K efforts, the ISPM reported periodically to the Company's president, who in turn updated the Audit Committee of the Board of Directors.

In January 1998, the ISPM completed an identification of those IT systems which would require detailed program changes to be Y2K compliant. An employee programmer already familiar with the Company's computer system was assigned full-time to modify those identified programs. Program changes and testing were made in a test directory specifically created for the Y2K modifications so that there were no conflicts with live data. When testing was completed for a system, files were then converted, and modified programs were copied to live directories on a weekend when no users were on the system. The Company's current timetable anticipated completion of all conversions, necessary testing, and full implementation by November 30, 1999. As of fiscal year ended October 30, 1999, the Company had not deemed it necessary to develop contingency plans for any applications not converted and operating by November 30, 1999. Subsequent to FYE 99, it was determined that no contingency plans would be necessary as discussed in the last paragraph of this section.

                      B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


With regard to non-IT systems, the Company's phone and security systems were both Y2K compliant as of October 30, 1999. Major suppliers to the Company had been contacted by questionnaire, and the Company had received confirmations of either Y2K compliance or a timetable to be compliant from such suppliers. The Company had also contacted its major customers by questionnaire to assess their status with regard to the Y2K issue. Contingency plans would be developed for any significant suppliers or customers that are not Y2K compliant by December 15, 1999 or earlier if the Company became aware that such entities would not be Y2K compliant in a timely manner.

It is important to note that the description of the Company's efforts necessarily involved estimates and projections with respect to activities required in the future. The required code changes, testing, and implementation necessary to address the Y2K issue were expected to cost approximately $115,000, and the Company had incurred approximately $110,000 through October 30, 1999. As of that date, the Company estimated being approximately 99% complete with the efforts required to be Y2K compliant.

The Company completed its final Y2K system testing on December 10, 1999.
When January 1, 2000 passed, the Y2K costs had not exceeded the project budget of $115,000. Now well into January 2000, the Company believes it has successfully avoided any significant disruption from any Y2K issues relating to the new century rollover. Therefore, no contingency plans appear to be necessary, but the Company will continue to monitor all critical systems for the appearance of delayed complications or disruptions, problems relating to the leap year, and problems encountered through suppliers, customers, and other third parties with whom the Company deals. Although these and other unanticipated Y2K issues could have an adverse effect on the results of operations or financial condition of the Company, it is not possible to anticipate the extent of impact at this time.

Recently-issued Accounting Standards
------------------------------------

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This Statement requires that changes in the amounts of comprehensive income items, which are currently reported as separate components of equity, be shown in a financial statement, displayed as prominently as other financial statements. The common components of other comprehensive income would include foreign currency translation adjustments, minimum pension liability adjustments and/or unrealized gains or losses on available-for-sale securities. The Statement does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. The Company does not have any items of other comprehensive income to report for any period presented.

In June 1997, the FASB issued FAS 131, "Disclosures About Segments of an Enterprise and Related Information". This Statement will change the way companies report information about segments of their business in their annual financial statements and require companies to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement also requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. See Note 13 to the consolidated financial statements.

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

Approximately 1,163 shareholders own common stock in B.B. Walker Company, some shares of which are held by banks, brokers, investment trusts or nominees.
The largest shareholder is the Employee Stock Ownership Plan and Trust of B.B. Walker Company, which holds approximately 21.0% of the total shares issued and outstanding. At the last Annual Meeting of the Shareholders held on March 15, 1999, 81.2% of the shares outstanding were represented in person or by proxy at the meeting.


The following are the Bid and Ask quotations for the last two fiscal years:

                                       Bid Prices          Ask Prices
                                      High      Low       High       Low
                                     --------------      ---------------

      1999:
        First Quarter               $1 1/2   $  3/4     $ 1 1/4  $  None
        Second Quarter               1 1/2    1 1/2        None     None
        Third Quarter                1 1/2    1 1/2        None     None
        Fourth Quarter               1 1/2       1        1 1/2     None


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















                              B.B. WALKER COMPANY

OFFICERS
--------
KENT T. ANDERSON
Chairman and Chief Executive Officer

FRENCH P. HUMPHRIES                       CAREY M. DURHAM
Executive Vice President                  Vice President/Chief Financial Officer

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

NOTICE OF ANNUAL MEETING
The Annual Meeting of the Company's Shareholders will be held in the executive offices of B.B. Walker Company at 414 East Dixie Drive, Highway 64 East, Asheboro, North Carolina, at 7:00 p.m. EST on Monday night, March 20, 2000. A formal notice of the meeting, together with a proxy statement and proxy, will be mailed prior to the meeting. Shareholders who cannot attend are urged to exercise their right to vote by signing and promptly returning the proxy.

                              Inside Back Cover