Form 10-K, Exhibit 13
period 2000-10-28
WALKER B B CO
filed 2001-02-09
CIK 104218

Exhibit 13
                                                                   ----------






                       B.B. WALKER COMPANY AND SUBSIDIARY


                   FIFTY-THIRD ANNUAL REPORT TO SHAREHOLDERS


                               OCTOBER 28, 2000





























                             2000 ANNUAL REPORT OF
                              B.B. WALKER COMPANY

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

The Company and its subsidiary employ 305 people at October 28, 2000.

     Contents                                                 Page
     --------                                                 ----
       Financial Highlights.....................................1
       Message to Shareholders..................................2
       Consolidated Financial Statements and Notes..............4
       Report of Independent Accountants.......................27
       Selected Financial Data.................................28
       Management's Discussion and Analysis of Results
         of Operations and Financial Condition.................29
       Stock Prices............................................38
       Officers and Directors..........................Back Cover

                              Inside Front Cover


                      B.B. WALKER COMPANY AND SUBSIDIARY
                             FINANCIAL HIGHLIGHTS


                                                  Fiscal Year Ended
                                       ---------------------------------------
                                       October 28,   October 30,   October 31,
                                          2000          1999          1998
                                       (52 weeks)    (52 weeks)    (52 weeks)
                                       -----------   -----------   -----------
(In thousands, except per share data)

OPERATIONS
  Net sales                             $  22,156     $  25,896     $  28,813
                                         ========      ========      ========
  Loss before income taxes
    and minority interests              $  (1,449)    $    (591)    $    (736)

  Provision for (benefit from)
    income taxes                              320            -           (813)

 Minority interests                            (2)           (1)           (2)
                                         --------      --------      --------
  Net income (loss)                     $  (1,771)    $   (592)     $      75
                                         ========      ========      ========


  BASIC EARNINGS (LOSS) PER SHARE       $   (1.01)    $    (.34)    $     .04
                                         ========      ========      ========
  Average number of shares outstanding      1,746         1,735         1,724
                                         ========      ========      ========


  DILUTED EARNINGS (LOSS) PER SHARE     $   (1.01)    $    (.34)    $     .04
                                         ========      ========      ========
  Average number of shares outstanding      1,746         1,735         1,727
                                         ========      ========      ========

FINANCIAL CONDITION
  Current assets                        $  14,360     $  17,995     $  18,314
  Current liabilities                      12,294        14,309        14,102
  Working capital                           2,066         3,686         4,212
  Current ratio                         1.17 to 1     1.26 to 1     1.30 to 1
  Long-term obligations,
    non-current portion                     1,158         1,187         1,303
  Shareholders' equity                      2,306         4,065         4,642
  Book value per common share                1.27          2.28          2.65

                       CHAIRMAN'S MESSAGE TO SHAREHOLDERS

TO OUR SHAREHOLDERS

Net sales for fiscal 2000 were $22,156,000 compared to $25,896,000 for the same period in 1999 or 14.4% decrease from the prior year. The net loss for the year was $1,771,000 compared to a net loss in 1999 of $592,000.
The net loss per share was $1.01 in 2000 and $.34 in 1999, The loss for fiscal 2000 included an adjustment to our tax valuation reserve of $320,000.

Fiscal 2000 found us facing an uphill battle for survival in a declining market. We were able to hold our own in terms of market share but found ourselves facing increased competition from low priced imports and competitors dumping product in the market place. We have been forced to continue shrinking our Asheboro manufacturing operation due to declining margins available to us in the domestic market. As a result, today we have fewer than 325 employees and expect that decline to continue somewhat in the coming year.

The sale of part of our Asheboro property generated a substantial profit ($2,041,000 pre-tax) which will be reflected in the first quarter of 2001. In addition, the cash flow enabled us to pay down debt substantially which will improve our cash flow each month. We were able to negotiate a lease arrangement on part of the building which enabled us to remain in the building and avoid any relocation costs. We have included the effects of this transaction in the pro forma balance sheet included in this report. We are continuing to market the remaining 10 acres of our property and hope to sell all or part of that in fiscal 2001.




CHAIRMAN'S LETTER TO SHAREHOLDERS, Continued




We have always had a strong belief in our domestic production capabilities but the realities of today's marketplace and the financial community demand that we source our product globally. Accordingly, this past fall, we made a decision to expand our product lines through the use of imports. We will continue to run our domestic manufacturing as long as it is economically feasible. We do this in order to control our product line. Abilene Boots has a reputation in the industry for innovation in products. If we do not control some of our own production, we run the risk of being a "me-too" product line with all of our competitors.

Our markets are limited. While we may get some relief from western products becoming more fashionable, our future depends upon us offering quality product at a "reasonable" price. The new products we are introducing from China and Spain will not be cheap. We are maintaining high specifications in these products and offering the China product at mid-price points. The Spanish product is high end, handmade and is above the current price points we offer. We believe that these products will be shipped beginning in the summer of 2001. Acceptance of these products at our initial markets has has been very good and we believe that we can expect substantial growth from it later this year.

In addition to the new products mentioned above, we have also been awarded a Contract by the U S Government for the manufacture of ski boots. We expect this to begin shipping in May 2001.

We appreciate your patience and support as we continue in our efforts to Improve our market position and return the Company to profitability.







Sincerely,
KENT T. ANDERSON
----------------
Kent T. Anderson
Chairman of the Board, Chief
Executive Officer, and President


                      B. B. WALKER COMPANY AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                  Fiscal Year Ended
                                         -------------------------------------
                                         October 28,  October 30,  October 31,
                                            2000         1999         1998
                                          (52 weeks)   (52 weeks)   (52 weeks)
                                         -----------  -----------  -----------
(In thousands, except per share data)
Revenues:
 Net sales (Note 11)                       $ 22,156     $ 25,896     $ 28,813
 Interest and other income                       62          152           39
                                            -------      -------      -------
                                             22,218       26,048       28,852
                                            -------      -------      -------
Costs and expenses:
 Cost of products sold                				   16,248       18,611       21,507
 Selling and administrative
  expenses (Note 12)	             		          6,274        6,888        6,736
 Depreciation and amortization                  162          192          269
 Interest expense                               983          948        1,076
                                            -------      -------      -------
                                             23,667       26,639       29,588
                                            -------      -------      -------
    Loss before income taxes
      and minority interests                 (1,449)        (591)        (736)

Provision for (benefit from)  (Note 7)          320            -         (813)
Minority interests                               (2)          (1)          (2)

                                            -------      -------      -------
    Net income (loss)                      $ (1,771)        (592)    $     75
                                            =======      =======      =======


Basic and diluted earnings (loss)
    per share (Note 1)                     $  (1.01)    $   (.34)    $    .04
                                            =======      =======      =======




The accompanying notes to consolidated financial statements are an integral part of these financial statements.


                      B. B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                      PRO FORMA
                                                     October 28,    ACTUAL       ACTUAL
                                                        2000      October 28,  October 30,
                                                      (Note 14)      2000         1999
                                                     -----------  -----------  -----------

(In thousands, except share data)

CURRENT ASSETS:
  Cash                                                 $      1      $     1     $      1
  Accounts receivable, less allowance for doubtful
    accounts of $495 in 2000 and $525 in 1999 (Note 4)    5,271        5,271        6,471
  Inventories (Notes 2 and 4)                             6,930        6,930        9,210
  Prepaid expenses                                          542          550          471
  Property held for sale                                    889          889          803
  Deferred income tax benefit (Note 7)                       -           719        1,039
                                                        -------      -------
    Total current assets                                 13,633       14,360       17,995


PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation and amortization (Notes 3, 4, 5, and 14)     879        1,320        1,467


OTHER ASSETS                                                 94          109          130
                                                        -------      -------      -------


                                                       $ 14,606     $ 15,789     $ 19,592
                                                        =======      =======      =======



The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS, Continued

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                      PRO FORMA
                                                     October 28,    ACTUAL       ACTUAL
                                                        2000      October 28,  October 30,
                                                      (Note 14)      2000         1999
                                                     -----------  -----------  -----------
(In thousands, except share data)

CURRENT LIABILITIES:
  Borrowings under finance agreement (Note 4)         $   4,882     $  5,710    $  7,113
  Accounts payable, trade                                 3,461        3,497       3,518
  Accrued salaries, wages and bonuses                       333          333         368
  Other accounts payable and accrued liabilities            543          552         653
  Portion of long-term obligations payable
    within one year (Note 5)                                579        2,202       2,657
                                                        -------      -------     -------
    Total current liabilities                             9,798       12,294      14,309
                                                        -------      -------     -------

LONG-TERM OBLIGATIONS (Note 5)                            1,158        1,158       1,187

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARY                31           31          31

SHAREHOLDERS' EQUITY (Notes 10):
  7% cumulative preferred stock, $100 par value,
    1,150 shares authorized, 828 shares issued
    and outstanding in 2000 and 1999                         83           83          83
  Common stock, $1 par value, 6,000,000 shares
    authorized, 1,745,954 shares issued and
    outstanding in 2000 and 1999                          1,746        1,746       1,746
  Capital in excess of par value                          2,712        2,712       2,712
  Retained deficit                                         (864)      (2,177)       (400)
  Equity loans collateralized by Company
    common stock                                            (58)         (58)        (76)
                                                        -------      -------     -------
    Total shareholders' equity                            3,619        2,306       4,065
                                                        -------      -------     -------

COMMITMENTS AND CONTINGENCIES (Note 9)

                                                       $ 14,606     $ 15,789    $ 19,592
                                                        =======      =======     =======


The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                      B. B. WALKER COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 28,  October 30,  October 31,
                                            2000         1999         1998
                                         (52 weeks)   (52 weeks)   (52 weeks)
                                         -----------  -----------  -----------

(In thousands, except share data)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                          $ (1,771)     $   (592)   $     75
Adjustments to reconcile net income (loss)
  to net cash provided by
  operating activities:
    Depreciation and amortization               162           192         269
    Gain on sale of fixed assets                (18)          (11)         (3)
    Change in operating activities:
    (Increase) decrease in:
      Accounts receivable, trade (net)        1,200           686       1,927
      Inventories                             2,280           450        (127)
      Prepaid expenses                          (79)          (25)        (33)
      Deferred income tax expense (benefit)     320            11        (813)
      Other assets                               21            14          12
    Increase (decrease) in:
      Accounts payable, trade                   (21)          (18)       (401)
      Accrued salaries, wages and bonuses       (35)            1        (101)
      Other accounts payable and
        accrued liabilities                    (101)          (95)        236
                                            -------       -------     -------

Net cash provided by operating activities     1,958           613       1,041
                                            -------       -------     -------


CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                            (21)          (37)       (141)
Proceeds from disposal of property, plant
  and equipment                                  24            11           3
Purchase of property held for sale              (86)         (803)          -
                                            -------       -------     -------
Net cash used for investing activities          (83)         (829)       (138)
                                            -------       -------     -------



                                                                   (Continued)

                      B. B. WALKER COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

                                                   Fiscal Year Ended
                                         -------------------------------------
                                         October 28,  October 30,  October 31,
                                            2000         1999         1998
                                         (52 weeks)   (52 weeks)   (52 weeks)
                                         -----------  -----------  -----------
(In thousands, except share data)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net (payments) borrowings under
  finance agreement                        $  (1,403)  $     228     $   (479)
Proceeds from issuance of
  short-term obligations                          84         478            -
Proceeds from issuance of
  long-term obligations                           39          59           75
Proceeds from issuance of common stock             -          20            -
Payment on long-term obligations                (607)       (562)        (509)
Purchase of subsidiary common stock
  from minority interest                           -          (2)           -
Loans to shareholders                              -         (15)           -
Repayments of loans to shareholders               18          16           16
Dividends paid on 7% cumulative
  preferred stock                                 (6)         (6)          (6)
                                             -------     -------      -------
Net cash (used for) provided by financing
  activities                                  (1,875)        216         (903)
                                             -------     -------      -------

Net change in cash                               -            -            -

Cash at beginning of year                          1           1            1
                                             -------     -------      -------
Cash at end of year                         $      1    $      1     $      1
                                             =======     =======      =======



The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                                 B.B. WALKER COMPANY AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Equity Loans
(In thousands,                 7% Cumulative                     Capital in   Retained  Collateralized      Total
except number                 Preferred Stock    Common Stock     Excess of   Earnings    By Common     Shareholders'
 of shares)                   Shares   Amount  Shares    Amount   Par Value   (Deficit)     Stock          Equity
                              ------   ------ ---------  ------   ---------   --------  --------------  -------------

Balance at November 1, 1997     828     $83   1,726,534  $1,727      $2,724       $129         $(106)         $4,557

Repayment of equity loans by
  retirement of common stock     -        -      (5,580)     (6)         (7)                      13              -
Repayment of equity loans col-
  laterized by common stock      -        -        -        -           -           -             16              16
Net income                       -        -        -        -           -           75            -               75
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)           -               (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------

Balance at October 31, 1998     828       83  1,720,954   1,721       2,717        198           (77)          4,642

Issuance of common stock         -        -      25,000      25          (5)       -              -               20
Equity loans collaterized
  by common stock			             -        -        -        -           -          - 	           (15)            (15)
Repayment of equity loans col-
  lateralized by common stock    -        -        -        -           -          -              16              16
Net loss                         -        -        -        -           -         (592)           -             (592)
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)           -               (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at October 30, 1999     828       83  1,745,954   1,746       2,712       (400)          (76)          4,065

Repayment of equity loans col-
  laterized by common stock      -        -        -        -           -          -              18              18
Net loss                         -        -        -        -           -       (1,771)           -           (1,771)
Dividends on 7% preferred
  stock                          -        -        -        -           -           (6)           -               (6)
                               ----     ----  ---------  ------     -------     ------        ------        --------
Balance at October 28, 2000     828    $  83  1,745,954 $ 1,746    $  2,712    $(2,177)      $   (58)      $   2,306
                               ====     ====  =========  ======     =======     ======        ======        ========


The accompanying notes to consolidated financial statements are an integral part of these financial statements.

[FN]

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


Other comprehensive income
--------------------------

Based upon management's evaluation, FASB Statement No. 130, Reporting Comprehensive Income, has no effect on the Company, therefore, no other comprehensive income is recognized.


New accounting pronouncement
------------------------------

The Financial Accounting Standards board has issued FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and FASB Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which will be effective for the Company in 2001. Management anticipates that the adoption of the Statements will not have an effect on the Company. Management is also evaluating the SEC's Staff accounting Bulletin No. 101, Revenue Recognition in Financial Statements and does not expect that its adoption will have an effect on the Company.


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


Property, plant and equipment
-----------------------------
All property, plant and equipment are reported at cost. Maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred. Any gain or loss on the disposal of assets is recorded as other income or expense.

Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The depreciable lives for various classes of property, plant and equipment are as follows:

              Buildings and improvements       5 to 40 years
              Machinery and equipment          3 to 10 years



                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 1 - ACCOUNTING POLICIES, Continued

Earnings per share
------------------
Basic earnings per share (EPS) is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding for the year. In arriving at income (loss) available to common shareholders, preferred stock dividends of $5,796 were deducted in each year presented. In 2000 and 1999 the Company was in a loss position; therefore, the existing stock options had no impact on the diluted share calculation.
In 1998 which has net income, diluted EPS reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The weighted average number of shares, including common stock equivalents, used in earnings per share computations were:

                                  2000           1999           1998
                               ---------      ---------      ---------
              Basic            1,746,000      1,735,000      1,724,000
              Diluted          1,746,000      1,735,000      1,727,000


Revenue recognition
-------------------
The Company recognizes a sale when the goods are shipped or ownership and risk of loss is otherwise assumed by the customer, except for consignment sales which are recognized when cash is received from the customer.


Advertising costs
-----------------
The Company expenses advertising costs as incurred. Advertising expense for 2000, 1999, and 1998 is $794,000, $860,000, and $925,000, respectively.


Fiscal year
-----------
The Company's operations are based on a fifty-two, fifty-three week fiscal year that ends on the Saturday closest to October 31. The fiscal years ended October 28, 2000, October 30, 1999, and October 31, 1998, consisted of fifty-two weeks each.


Reclassifications
-----------------
Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.


NOTE 2 - INVENTORIES

Inventories consisted of the following:

                                             (In thousands)
                                      October 28,      October 30,
                                         2000             1999
                                      -----------      -----------
         Finished goods               $   4,418        $   6,059
         Work in process                    510              544
         Raw materials and supplies       2,002            2,607
                                        --------         --------
                                      $   6,930        $   9,210
                                        ========         ========


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, by major class, was as follows:

                                                   (In thousands)
                                            October 28,      October 30,
                                               2000             1999
                                            -----------      -----------
             Land                           $      531       $      531
             Buildings                           2,286            2,294
             Leasehold improvements                459              459
             Machinery and equipment             4,698            4,715
             Transportation equipment              158              158
                                              --------         --------
                                                 8,132            8,157
             Less accumulated depreciation
                and amortization                 6,812            6,690
                                              --------         --------
                                            $    1,320       $    1,467
                                              ========         ========





                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 4 - BORROWINGS UNDER FINANCE AGREEMENT

On August 15, 1995, the Company entered into a revolving finance agreement (the "Agreement") with a bank which permits borrowings up to certain percentages of eligible accounts receivable and inventories. Advances available to the Company cannot exceed $7,000,000 in the aggregate, of which no more than $4,000,000 may be borrowed against inventory. Under the terms of the Agreement, interest at the bank's prime rate plus 1.50% (11.00% at October 28, 2000) is accrued on all outstanding amounts. The Company pays a monthly commitment fee equal to .25% of the unused availability under the Agreement along with other miscellaneous fees related to its operation.

As discussed more fully in Note 5, the Agreement also provides a term loan of $3,000,000 with a variable interest rate at the bank's prime rate plus 1.50%. Proceeds from this loan were used to repay the existing deed of trust on the Asheboro facility with the remainder applied against the outstanding amount under the revolving finance agreement.

Borrowings under the Agreement are collateralized by all accounts receivable, inventories, and machinery and equipment of the Company. In addition, the bank has a first lien on the Asheboro land and facilities. The bank also as a subordinated security interest in the manufacturing facility in Somerset.

The amended Agreement contains various restrictive covenants effective October 28, 2000, which include, among other things, maintenance of certain financial ratios, limits on capital expenditures, minimum net worth requirements and net income requirements. The Agreement also restricts payment of dividends on common stock to payments made with shares of common stock. At October 28, 2000, the Company was not in compliance with four of its seven restrictive covenants. The Company is currently operating under forbearance agreements which expire March 31, 2001. The Company is currently negotiating an asset based credit facility with a new lender. As of February 9, 2001, this new facility has not closed.

A summary of activity for borrowings under the finance agreement for the year is as follows:

                                                  (In thousands)
                                                    Fiscal year
                                            ----------------------------
                                              2000      1999      1998
                                            --------  --------  --------
       Average short-term borrowings        $  5,991  $  6,396  $  6,900
       Maximum short-term borrowings        $  7,273  $  7,155  $  7,592
       Weighted average interest rate          10.8%      9.7%     10.3%
       Interest rate at year-end               11.0%      9.8%      9.5%


The weighted average interest rate is computed by dividing interest expense and other borrowing costs on the short-term borrowings by the average borrowings during the fiscal year.


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 5 - LONG-TERM OBLIGATIONS

Long-term debt and other non-current obligations consist of the following:

                                                         (In thousands)
                                                   October 28,     October 30,
                                                      2000            1999
                                                   -----------     -----------
  Note payable to a bank, payable in monthly
    installments of $35,714 with a balloon
    payment of $990,224 due December 31, 2000,
    variable interest at the bank's prime
    rate plus 1.50% (11.00% at October 28, 2000)    $   1,061       $   1,490
  Note payable to a bank, due in monthly
    installments of $2,550 through January 2009,
    variable interest at the bank's prime rate
    plus .75% (10.25% at October 28, 2000),
    collateralized by the Company's land and
    building in Somerset, PA                              178             192
  Note payable to the Pennsylvania Industrial
    Development Authority, due in monthly
    installments of $3,089 through February
    2010, fixed interest at 2% per annum,
    collaterized by the Company's land and
    building in Somerset, PA                              313             343
  Note payable to the Pennsylvania Economic
    Revitalization Fund, due in monthly
    installments of $1,544 through August 2010,
    fixed interest at 2% per annum, collateralized
    by the Company's land and buildings
    in Somerset, PA                                       164             179
  Note payable to a bank, payable on December 31,
    2000, variable interest at the bank's prime
    rate plus 1.50% (11.00% at October 28, 2000)          562             478
  Promissory notes payable to shareholders,
    due in varying amounts through 2005, variable
    interest based on prime rate                        1,082           1,162
                                                     --------        --------
                                                        3,360           3,844
  Less amounts payable within one year                  2,202           2,657
                                                     --------        --------
                                                   $    1,158      $    1,187
                                                     ========        ========



                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 5 - LONG-TERM OBLIGATIONS, Continued

The effective interest rate on the promissory notes payable to shareholders averaged 9.8% in 2000 and 9.7% in 1999.

Cash paid for interest was $993,000, $952,000 and $1,089,000 in 2000, 1999 and 1998, respectively.

Principal maturities on long-term obligations are as follows:

                                   Fiscal Year      (In thousands)
                                     Ending            Amounts
                                   -----------       ------------
                                      2001           $     2,202
                                      2002                   558
                                      2003                   120
                                      2004                    68
                                      2005                    83
                                   Thereafter                329
                                                       ---------
                                                     $     3,360
                                                       =========

As a result of the subsequent event discussed in Note 14, a portion of the proceeds from the property sale was used to pay off the $1,061,000 and $562,000 note balances to banks listed at the beginning of Note 5.



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





                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES

The components of the provision for (benefit from) income taxes are as follows:

                                                   (In thousands)
                                       October 28,   October 30,   October 31,
                                          2000          1999          1998
                                       -----------   -----------   -----------
             Current:
               Federal                  $      -      $      -     $       -
               State                           -             -             -
                                          -------       -------       -------
                                               -             -             -
                                          -------       -------       -------
             Deferred:
               Federal                        290            -           (533)
               State                           30            -           (280)
                                          -------       -------       -------
                                              320            -           (813)
                                          -------       -------       -------

                                        $     291    $       -      $    (813)
                                          =======       =======       =======


The Company has net operating loss carryforwards available to offset future
U.S. tax liabilities of approximately $3,722,000, of which $450,000 will expire in 2012, $940,000 will expire in 2018, $685,000 will expire in 2019, and
$1,636,000 in 2020. The Company has state net operating loss carryforwards of $5,998,000, which expire from 2000 to 2015. Due to the continuing uncertainty surrounding the ability of the Company to utilize these loss carryforwards, a valuation allowance of $1,190,000 was recorded in fiscal 1996. During fiscal 1998, the Company began negotiating the sale of its manufacturing facility in Asheboro, NC, along with adjacent property. The projected gain on this sale was expected to be sufficient to utilize all of the net operating loss carryforwards generated through 1998 and was accounted for in the release of the valuation allowance in 1998, which produced an income tax benefit of $609,000. Due to the uncertainty of the Company's operating profitability, the 1999 and 2000 increases in the deferred tax asset were offset by an increase to the valuation allowance. Additionally, due to the changes in the estimated realizability of the deferred asset through property sales (see Note 14 and operating results, a portion of the previously released valuation allowance was re-established, thus accounting for the deferred tax expense generated for 2000.

Cash paid for income taxes, net of refunds, was $0 in 2000 and 1999, and $166,000 in 1998.


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES, Continued

The provision for (benefit from) income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes for the three years ended October 28, 2000, October 30, 1999, and October 31, 1998 as follows:

(In thousands)
                                       October 28,   October 30,   October 31,
                                          2000          1999          1998
                                       -----------   -----------   -----------
   Computed expected income tax
     benefit                            $    (493)    $    (201)    $    (251)
   State income tax benefit, net
     of federal income tax benefit            (75)          (30)          (37)
   Change in the valuation allowance          877           224          (609)
   Other, net                                  11             7            84
                                          -------       -------       -------
                                        $     320     $       -     $    (813)
                                          =======       =======       =======


The significant components of deferred income tax expense for 2000, 1999, and 1998 are as follows:

                                                   (In thousands)
                                           2000          1999          1998
                                       -----------   -----------   -----------
  Deferred tax expense (exclusive of
    the effect of other components
    listed below)                       $      91     $      44     $      21
  State deferred tax benefit                  (88)          (28)          (20)
  Federal operating loss and
    credit carryforwards                     (560)         (240)         (205)
  Change in the valuation allowance           877           224          (609)
                                          -------       -------       -------
                                        $     320     $      -      $    (813)
                                          =======       =======       =======


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 7 - INCOME TAXES, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at October 28, 2000 and October 30, 1999 are as follows:

                                                           (In thousands)
                                                      October 28,  October 30,
                                                         2000         1999
                                                      -----------  -----------
  Deferred tax assets:
    Current portion:
      Provision for doubtful accounts                  $     194    $     206
      Reserve for sales discounts                             24           58
      Self insurance accrual for claims incurred
        but not reported at year-end                          38           21
      Inventories, principally due to additional
        costs inventoried for tax purposes                   273          305
      Accruals for certain personnel costs                    17           15
      Federal net operating loss carryforward              1,265          706
      State economic loss carryforward                       485          383
      Other                                                   -            29
                                                         -------      -------
        Total current                                      2,296        1,723
                                                         -------      -------
    Long-term portion:
      Fixed assets                                           190          189
      Other                                                   10            7
                                                         -------      -------
        Total long-term                                      200          196
                                                         -------      -------

          Total gross deferred tax assets                  2,496        1,919
          Valuation allowance                             (1,620)        (743)
                                                         -------      -------
                                                             876        1,176
                                                         -------      -------
  Deferred tax liabilities:
    Current portion:
      Prepaid employee benefits                             (157)        (137)
                                                         -------      -------
          Net deferred tax asset                       $     719    $   1,039
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

The Company provides a non-contributory, defined contribution plan that invests in the common stock of the Company. The plan covers all eligible employees excluding employees of the Company's subsidiary who are covered by a defined benefit pension plan. Contributions to the Employee Stock Ownership Plan of B.B. Walker Company, which are determined by the Board of Directors, were $65,000 in 2000, 1999 and 1998.

The Retirement Savings Plan of B.B. Walker Company, a Section 401-K plan, is available to all eligible employees of the Company who meet certain age and service requirements. This plan was opened to employees of the Company's subsidiary during 1997. Employee contributions are limited to a percentage of their base compensation, as defined in the plan. The plan does provide for matching contributions by the Company, but such contributions are made at the discretion of the Company. Contributions to the plan were $22,812 in 2000, $23,343 in 1999, and $20,800 in 1998.

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

Net annual pension expense for 2000, 1999 and 1998 included the following components:

                                                            (In thousands)
                                                         2000    1999    1998
                                                        ------  ------  ------
      Service cost - benefits earned during the period  $  94   $  85   $  88
      Interest on projected benefit obligation             87      82      76
      Actual return on plan assets                        (82)    (81)    (77)
      Net amortization and deferral                       (15)    (15)    (18)
                                                         ----    ----    ----
      Net annual pension expense                        $  84   $  71   $  69
                                                         ====    ====    ====

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The following table sets forth the plan's funded status at October 28, 2000 and October 30, 1999:

                                                           (In thousands)
                                                      October 28,  October 30,
                                                         2000         1999
                                                      -----------  -----------
    Actuarial present value of benefit obligations:
      Vested benefit obligations                       $   1,196    $   1,094
                                                         =======      =======
      Accumulated benefit obligations                  $   1,291    $   1,178
                                                         =======      =======

    Projected benefit obligation                       $  (1,291)   $  (1,178)
    Plan assets at fair value                              1,441        1,334
                                                         -------      -------
    Plan assets in excess of projected
      benefit obligation                                     150          156
    Unrecognized net loss                                    283          234
    Unrecognized net asset at transition                     (33)         (41)
                                                         -------      -------
        Prepaid pension cost                           $     400    $     349
                                                         =======      =======

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 7.5% for 2000, 1999 and 1998.



                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The Company also has an incentive bonus plan for employees which allows the Company to pay bonuses based upon certain percentages of operating profit. No incentive bonuses were granted in 2000, 1999 and 1998.

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


                                     (In thousands, except per share amount)
                                                             1999      1998
                                                            ------    ------

   Net loss                              As reported      $ (1,771)  $  (592)
                                         Pro forma        $ (1,774)  $  (596)

   Basic and diluted loss per share      As reported      $  (1.01)  $  (.34)
                                         Pro forma        $  (1.02)  $  (.34)






                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, Continued

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: no expected dividend yield for each year; expected volatility of 203% for each year; risk free interest rates of 5.72%, 6.25% and 6.00%; and expected lives of ten years.

A summary of the activity in the Company's stock option plans is as follows:

                           Year of  Number of  Options Price  Weighted-Average
                            Grant    Shares      Per Share     Exercise Price
                           -------  ---------  -------------  ----------------

 Options outstanding at
   November 1, 1997                  226,200      0.75 - 4.00        2.58
      Granted                         10,000      0.63 - 1.00        0.81
      Forfeited           1987-1995  (27,250)     0.75 - 4.00        2.90
                                    --------
 Options outstanding at
   October 31, 1998                  208,950      0.63 - 4.00        2.45
      Granted                          5,000             1.50        1.50
      Forfeited           1995-1997  (11,000)     0.75 - 3.50        2.25
      Exercised              1997    (25,000)            0.75        0.75
                                    --------
 Options outstanding at
   October 30, 1999                  177,950      0.63 - 4.00        2.67

      Granted                          5,000             1.25        1.25
      Forfeited           1995-1997   (9,000)     0.75 - 3.50        2.58
                                    --------

 Options outstanding at
   October 28, 2000                  173,950      0.63 - 4.00        2.63
                                    ========


 Options available for future grant - 1995 plan     215,000
                                                    =======

Outstanding options exercisable at October 28, 2000, October 30, 1999, and October 31, 1998 were 171,450, 175,450, and 203,950, respectively.


                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company has entered into various operating leases for certain buildings and machinery and equipment. The agreements expire at various dates through 2006. The future minimum lease payments under noncancellable operating leases with initial terms of one year or more are as follows:

                                               (In thousands)
              Fiscal year ending              Operating Leases
              ------------------             ------------------
                     2001                         $   331
                     2002                             227
                     2003                             196
                     2004                             119
                     2005                               2
                                                   --------
           Total minimum lease payments           $   875
                                                   ========

Rental expense amounted to $366,000 in 2000, $438,000 in 1999 and $558,000 in 1998.



LITIGATION

From time to time, the Company is a defendant in legal actions involving claims arising in the normal course of business. In management's opinion, after consultation with counsel and a review of the facts, the liabilities, if any, resulting from such legal proceedings presently pending will not have a material effect on the Company's financial position or results of operations.


NOTE 10 - SHAREHOLDERS' EQUITY

The 7% cumulative preferred stock is callable at the option of the Company at $103 per share plus any unpaid dividends. Preferred shareholders are entitled to seventy voting rights per share if dividends on preferred stock are not paid within ninety days after the scheduled due date. At October 28, 2000, there are no preferred dividends in arrears.

The Company is authorized to issue up to 200,000 shares of Class A preferred stock having no par value. The Class A preferred stock may be issued in one or more series with terms, preferences, limitations and relative rights being established by the Board of Directors. At October 28, 2000, no Class A preferred stock has been issued.

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

                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


NOTE 11 - CREDIT CONCENTRATIONS AND SALES TO MAJOR CUSTOMERS

The Company's trade receivables do not represent significant concentrations of credit risk because a large number of geographically diverse customers comprise the customer base. However, a substantial portion of the customer base is in the retail industry. In 2000, 1999 and 1998, one major customer comprised 12.38%, 11.79% and 11.89% of net sales, respectively.


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

Services rendered by the external advertising agency totaled $91,600, $88,800 and $93,600 in 2000, 1999 and 1998, respectively. These costs are included in selling and administrative expenses on the Consolidated Statements of Income (Loss).





                      B. B. WALKER COMPANY AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

NOTE 13 - OPERATING SEGMENTS

In June 1997, FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued effective for fiscal years ending after December 15, 1998. The Company's reportable segments are wholesale and retail sales. Whereas wholesale sales are made to major chain wholesale stores, retail stores, and governmental entities, our retail sales are made directly to the public from the Company's two retail outlet stores in Asheboro, North Carolina and Lancaster, Pennsylvania. The segments are managed separately because each business unit requires different marketing strategies. The Company evaluates performance based on operating earnings of the respective business units. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment information for 2000, 1999 and 1998 follows:

                                       WHOLESALE    RETAIL      TOTAL
                                       -------------------------------
                                                 2000 (in 000s)
                                       -------------------------------
Net sales                              $ 21,118    $ 1,731    $ 22,156
Cost of sales                            15,210      1,038      16,248
Gross profit                              5,215        693       5,908
Operating losses                         (1,359)       (90)     (1,449)
Depreciation and amortization               161          1         162

                                       -------------------------------
                                                 1999 (in 000s)
                                       -------------------------------
Net sales                              $ 23,896    $ 2,000    $ 25,896
Cost of sales                            17,433      1,178      18,611
Gross profit                              6,463        822       7,285
Operating earnings (losses)                (618)        27        (591)
Depreciation and amortization               191          1         192

                                       -------------------------------
                                                 1998 (in 000s)
                                       -------------------------------
Net sales                              $ 26,647    $ 2,166    $ 28,813
Cost of sales                            20,226      1,281      21,507
Gross profit                              6,421        885       7,306
Operating earnings (losses)                (845)       109        (736)
Depreciation and amortization               268          1         269




NOTE 14 - SUBSEQUENT EVENT

On November 8, 2000, the Company sold approximately 15 acres of it real property located in Asheboro, NC for a cash purchase price of $2,500,000, which purchase price was determined by arms-length negotiations of the parties. The sale included a building on this property in Asheboro, NC, which houses manufacturing operations, warehousing, corporate offices and a retail store of the Company. A portion of the proceeds from this property sale was used to pay off certain note balances (see Note 5).

Concurrent with the sale of this property, the Company signed a five-year lease agreement with the buyer to rent approximately 164,000 square feet of the 289,000 square foot facility for $20,500 per month. Notice of an intention to terminate the lease by the Company prior to the expiration of the initial term or any renewal term must be made in writing ninety days prior to the Company's vacating the premises. At the expiration of the lease term on November 7, 2005, the Company shall have the option to extend this lease on a month-to-month basis with a ninety day notice to vacate.

NOTE 15 - BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 4, the Company has significant borrowings which require, among other things, compliance with certain financial ratios, limits on capital expenditures, minimum net worth requirements and net income requirements. At October 28, 2000, the Company was not in compliance with certain restrictive covenants under the borrowing facility; however, the Company requested and received a forbearance agreement which expires on March 31, 2001. The Company has requested and received a conditional commitment from another asset-based lender. As of February 9, 2001, this loan has not closed. The Company's continuation as a going concern is dependent upon its ability to successfully establish the necessary financial arrangements and to comply with the terms thereof and to restore profitability to the Company. Although no assurance can be given, management remains confident that the Company will be able to obtain the necessary financing and continue operating as a going concern.



<AUDIT-REPORT>

                   REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of B.B. Walker Company

We have audited the accompanying consolidated balance sheets of B. B. Walker and its subsidiaries as of October 28, 2000 and October 30, 1999, and the related consolidated statements of income (loss), of cash flows, and of changes in shareholders' equity for each of the three years in the period ended October 28, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of B. B. Walker and its subsidiaries at October 28, 2000 and October 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended October 28, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements as of October 28, 2000 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company has suffered recurring losses from operations and has been operating under a forbearance agreement with its current lender, which expires on March 31, 2001. The Company is in current negotiations of a new debt facility with an asset based lender and has received a conditional commitment from the lender. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainity.




PRICEWATERHOUSECOOPERS LLP
--------------------------
PricewaterhouseCoopers LLP
Greensboro, North Carolina
December 27, 2000, except for Note 15 for which the date is February 9, 2001.



</AUDIT-REPORT>

















                                          B.B. WALKER COMPANY AND SUBSIDIARY
                                               SELECTED FINANCIAL DATA

(In thousands, except for
 items denoted by (1) below)
                                                 2000          1999          1998          1997          1996
                                              (52 weeks)    (52 weeks)    (52 weeks)    (52 weeks)    (53 weeks)
                                              ----------    ----------    ----------    ----------    ----------

RESULTS OF OPERATIONS:
Net sales                                      $ 22,156      $ 25,896      $ 28,813      $ 32,648      $ 37,506
                                                =======       =======       =======       =======       =======
Loss from continuing operations before
 income taxes and minority interests           $ (1,449)     $   (591)    $   (736)     $    (54)     $ (4,659)
Provision for (benefit from) income taxes           320             -         (813)          (80)         (620)
Minority interests in continuing operations          (2)           (1)          (2)           (2)           (2)
                                                -------       -------      -------       -------       -------
Net income (loss)                              $ (1,771)     $   (592)    $     75      $     24      $ (4,041)
                                                =======       =======      =======       =======       =======

FINANCIAL CONDITION:
Current assets                                 $ 14,360      $ 17,995      $ 18,314      $ 19,268      $ 24,953
Current liabilities                              12,294        14,309        14,102        13,368        19,534
Working capital                                   2,066         3,686         4,212         5,900         5,419
Current ratio (1)                             1.17 to 1     1.26 to 1     1.30 to 1     1.44 to 1     1.28 to 1
Total assets                                     15,789        19,592        20,080        21,174        27,375
Long-term obligations                             1,158         1,187         1,303         3,216         3,286
Minority interests in consolidated subsidiary        31            31            33            33            33
Total liabilities                                13,483        15,527        15,438        16,617        22,853
Shareholders' equity                              2,306         4,065         4,642         4,557         4,522

PER SHARE INFORMATION (1) (2):
Shareholders' equity (book value)              $   1.27      $   2.28      $   2.65     $    2.59     $    2.57
                                                =======       =======       =======       =======       =======
Basic per share:
  Net income (loss)                            $  (1.01)     $   (.34)     $    .04     $     .01     $   (2.34)
                                                =======       =======       =======       =======       =======
Diluted per share:
  Net income (loss)                            $  (1.01)     $   (.34)     $    .04     $     .01     $   (2.34)
                                                =======       =======       =======       =======       =======

Cash dividends on preferred stock              $   7.00      $   7.00     $    7.00     $    7.00     $    7.00


OTHER INFORMATION:
Property, plant and equipment, net             $  1,320      $  1,467     $   1,622      $  1,750      $  2,208
Depreciation and amortization                       162           192           269           458           637
Capital additions                                    21            37           141            -             21
Space occupied (square feet)                        355           355           355           358           358
Average number of common shares outstanding       1,746         1,735         1,724         1,727         1,727
Number of shareholders (1)	                       1,169         1,163         1,166         1,177         1,169
Number of employees (1)                             305           350           392           423           521



                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS
---------------------
The following summarizes the results of operations for the Company for the years ended October 28, 2000, October 30, 1999, and October 31, 1998:

                                        October 28,  October 30,  October 31,
                                            2000         1999         1998
                                        -----------  -----------  -----------
  Net sales                                100.0%       100.0%       100.0%
  Cost of products sold                     73.3%        71.9%        74.6%
                                           -------      -------      -------

     Gross margin                           26.7%        28.1%        25.4%

   Selling and administrative expenses      28.3%        26.6%        23.4%
   Depreciation and amortization              .7%          .7%          .9%
   Interest expense                          4.4%         3.7%         3.7%
   Interest and other income                 (.2%)        (.6%)        (.1%)
                                           -------      -------      -------
     Loss before income taxes
       and minority interest                (6.5%)       (2.3%)       (2.5%)

   Provision for (benefit from)
     income taxes                            1.5%           -         (2.8%)
   Minority interest                           -            -            -
                                           -------      -------      -------

     Net income (loss)                      (8.0%)       (2.3%)          .3%
                                           =======      =======      =======




                      FISCAL 2000 COMPARED TO FISCAL 1999

Material Changes in Operations
------------------------------

The Company entered into a contract on February 4, 2000 to sell all of its approximately 25 acres in prime real property located in Asheboro, North Carolina. Under this contract, the purchaser had until August 2, 2000 to examine the suitability of the property for its needs. In late July 2000, this contract was cancelled when one of the parties involved dropped out of the investment group. Immediately thereafter, the Company began nego-tiations with other prospective buyers for the same property. Subsequent to fiscal year ended October 28, 2000, the Company sold approximately 15 acres of its real property in Asheboro, North Carolina (see "Sale of Property" discussion in the Liquidity and Capital Resources section).

                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Net Sales
---------

Net sales for the Company were $22,156,000 in 2000 as compared to $25,896,000 in 1999. This was a reduction of $3,740,000, or 14.4%, from the prior year. The Company's revenues include sales of footwear manufactured and wholesaled by the Company and sales from the Company's retail outlets. Footwear manu-factured and wholesaled by the Company, which includes branded, private label and institutional sales, comprised 91.5% of net sales in 2000 and 91.6% of net sales in 1999. The remaining 8.5% and 8.4% of net sales in 2000 and 1999, respectively, were sales from the Company's retail outlets.

Sales of branded footwear were down $2,054,000, or 11.8%, in 2000 from 1999. Pairs shipped decreased 14.6% while the price per pair shipped increased 3.2%. Work branded shipments were down $1,607,000, or 18.3%, and western branded sales were down $1,667,000, or 12.1%, in 2000 over 1999. The increase in price per pair can be attributed to a slight price increase during the year. Increased competition from inported footwear has continued to depress sales of the Company's branded products.

Private label sales in 2000 reflected a decrease of $1,529,000, or 26.0%, com-pared to 1999 private label sales. Private label pairs shipped were off 28.5% while the average price per pair was up 3.5%. Sales in this division have been impacted by soft retail sales domestically. Also negatively impacting private label sales was a $318,000, or 10.4%, decrease in shipments to the Company's largest customer, a major discount retailer, due to their internal inventory adjustments in 2000. The results of private label sales are dictated by the activity of several large accounts and the timing of shipments to those accounts.

Sales to institutional customers fell by $73,000, or 5.4%, from 1999 to 2000. Much of this business is solicited through a formal bidding process with governmental entities, and the results of this division are impacted by the Company's success in bidding on new business. Sales have been negatively impacted by a trend in institutional customers awarding their contracts to import footwear suppliers.

Retail sales for the year were $269,000, or 13.5%, lower than the results for 1999. Two retail outlets, one in Asheboro, NC and one in Lancaster, PA, experienced increased competition from major discount retailers surrounding the retail outlets.

Gross Margin
------------

The Company's gross margin was $5,908,000 in 2000 and $7,285,000 in 1999, a decrease of $1,377,000. As a percentage of sales, the gross margin for 2000 decreased to 26.7% from 28.1% in 1999. Considering the 14.4% decrease in revenues, this slight 1.4% decrease in gross margin indicates that manu-facturing expenses were effectively controlled during the year.

                        B.B WALKER COMPANY AND SUBSIDIARY
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                   OPERATIONS AND FINANCIAL CONDITION, Continued


Selling and Administrative Expenses
-----------------------------------

Selling and administrative expenses were $6,274,000 for 2000 as compared to $6,888,000 for 1999, a decrease of $614,000, or 8.9%. However, these expenses increased as a percentage of sales from 26.6% in 1999 to 28.3% in 2000.

Interest Expense
----------------

Interest expense incurred in 2000 was $983,000, or $35,000 more than interest expense of $948,000 for 1999. This 3.7% increase can be attributed to the 1.25% jump in the prime interest rate since October 1999. Also, additional interest was expensed this year on short-term debt financing the acquisition of adjacent land parcels purchased to make the Asheboro, NC property more attractive to prospective buyers.

Depreciation and Amortization
-----------------------------

Depreciation and amortization decreased $30,000 to $162,000 in 2000 from $192,000 in 1999. For the previous six years, the Company has made only minimal fixed asset additions. With minimal amounts invested in fixed assets in recent years, depreciation charges are lower because fixed assets are becoming fully depreciated and are not being replaced. See additional discussion in the Liquidity and Capital Resources section.

Provision for Income Taxes
--------------------------

The Company had a net loss before income taxes of $1,451,000 in 2000. In 1999, the net loss before income taxes was $592,000. Whereas there was no provision for income taxes in 1999, there was an adjustment to the valuation allowance for deferred tax assets of $320,000 in 2000, which is reflected in the provision for income taxes (see Note 7). This adjustment was made to reflect the asset at the level for which it will "more likely than not" be realized in the future. Because of recent losses, this amount has been adjusted to the amount which will be realized from the sale of the property (see Note 14).

Net Loss
--------

For the year ended October 28, 2000, the Company reported a net loss of $1,771,000, or 8.0%, of net sales, whereas for the year ended October 30, 1999, the Company reported a net loss of $592,000, or 2.3% of net sales. The change of $1,179,000 can be attributed primarily to the effect of two items: the valuation allowance adjustment of $320,000 in 2000 and the $858,000 additional loss from operations (from $591,000 in 1999 to $1,449,000 in 2000). This increase in loss is due primarily to the $3,740,000, or 14.4%, decrease in net sales from 1999 to 2000.


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

In January 1999, the Company entered into a contract to sell its manu-facturing facility in Asheboro, NC, along with an adjacent piece of property. That particular contract expired on February 26, 1999, without further obligation to the Company. Subsequently in February 2000, the Company entered into a contract with another party to sell the same Asheboro, NC property. That contract was cancelled in late July 2000 (see "Potential Sale of Property" discussion in the Liquidity and Capital Resources section).

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

Provision for Income Taxes
--------------------------

The Company had a net loss before income taxes of $592,000 in 1999 with no related income tax provision or benefit. In 1998, the net loss before income taxes was $738,000, which was overcome by a reduction of the valuation reserve against the Company's deferred tax asset of $813,000 resulting in net income of $75,000. The increase in the deferred tax benefit in 1999 of $224,000 was offset by an increase in the valuation allowance.

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

                      B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


                        LIQUIDITY AND CAPITAL RESOURCES

Historically, the Company has funded substantially all of its working capital and capital expenditure requirements through borrowings under its finance agreement and other indebtedness. The revolving finance agreement provides flexibility to the Company as the availability of funds fluctuates with the seasonal needs of the Company. Generally, the Company's working capital needs are highest in the fourth fiscal quarter and lowest in the first fiscal quarter. With its revolving finance agreement, the Company finances its accounts receivable and inventories, paying interest at a variable rate (prime plus 1.5%, or 11.0%, at October 28, 2000). The Company had outstanding advances of $5,710,000 at October 28, 2000, and an additional $447,000 available under the agreement.

Despite the Company's increased losses over last year, cash provided by operations in 2000 was $1,958,000, which was used to reduce advances under the revolving finance agreement by $1,403,000 and long-term obligations by $607,000. This significant cash generation was achieved primarily by reducing accounts receivable and inventories by $1,200,000 and $2,280,000, respectively. As of year-end, the Company continued to rely on the revolving finance agreement to provide working capital, and management anticipates that the revolving finance agreement will continue to fund its daily operations going forward.

Under the Company's financing agreement with the bank, the amount available to be drawn is determined by a formula based on certain percentages of eligible accounts receivable and inventories. The credit line available under the current agreement is a maximum of $7,000,000. In addition, the sublimit for inventory, the maximum advances that can be taken against inventory under the revolving credit agreement, is $4,000,000. The Company signed an amendment to its finance agreement on June 23, 2000, which lowered the maximum credit line available from $8,000,000 to $7,000,000. This amendment also reduced the borrowing base on retail inventory from the previous 40% of net value to 0% using a phase-out method completed by October 28, 2000.

In addition to the revolving credit facility, the finance agreement also provided a $3,000,000 term loan that was used to repay an existing mortgage note payable to a bank. At October 28, 2000, this note carried a balance of $1,061,000 at an interest rate of 11.0% (the bank's prime rate plus 1.5%).
Per the terms of the note, the Company had monthly installments of $35,714 with a balloon payment of $990,224 due December 31, 2000 (see Note 5 regarding the payment in full of this loan balance on November 8, 2000 as a result of a subsequent event discussed in Note 14).

During fiscal 2000, two amendments were made to the finance agreement: the first on December 30, 1999 to extend the due date of the term loan to the aforementioned December 31, 2000; and the second on January 26, 2000 to amend certain restrictive financial covenants under the revolving finance agreement effective October 30, 1999 and thereafter. The covenants require the satisfaction of certain financial tests and the maintenance of certain financial ratios as defined in the agreement. Had the subsequent event on November 8, 2000 (see Note 14) occurred prior to fiscal year ended October 28, 2000, the Company would have been in compliance with all of its restrictive covenants. However, at October 28, 2000, the Company was not in compliance with four of its seven debt covenants. On September 29, 2000 and October 30, 2000, forebearance agreements were signed between the bank and the Company which acknowledged that certain terms and provisions of the finance agreement were violated, but the bank agreed that it will forbear in the exercise of its rights and remedies under the loan documents. The maturity date of the finance agreement is March 31, 2001.

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



                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


In July, 1994, the Company purchased a larger manufacturing facility in Somerset, Pennsylvania to replace the existing facility also located in Somerset. The Company paid for the acquisition with financing from three sources. The Company completed two sources of long-term financing on March 7, 1995. The first source of financing was from the Pennsylvania Industrial Development Authority ("PIDA"), a program offered by the Depart-ment of Commerce of the Commonwealth of Pennsylvania. The loan was for $480,000 and bears interest at 2% annually. Monthly installments of $3,089, which includes principal and interest, will be paid over 15 years. The second source of financing came from a bank note for $240,000. This loan bears interest at .75% above the bank's prime rate (10.25% at October 28, 2000) and will be repaid in monthly installments of principal and interest, currently $2,550, for 15 years. On July 27, 1995, the Company finalized the long-term financing for this project with a loan from a program offered by the Department of Commerce of the Commonwealth of Pennsylvania. This financing, which was provided under the Economic Development Partnership Program, was for $240,000. This note bears interest at 2% annually with monthly payments of principal and interest amounting to $1,544 for 15 years. All notes are secured by the manufacturing facility. Capitalized in fixed assets at October 28, 2000 are land and buildings with a cost of approxi-mately $1,062,000 related to the facility. The remainder of the expenditures made for the facility were paid with borrowings under the revolving finance agreement.

The Company made capital expenditures of $21,000 in 2000 and has made only minimal capital expenditures during the past six years. The Company made significant upgrades to its equipment and facilities in 1993 and 1994.
Because of cash flow considerations and restrictions under the finance agreement with a bank, the Company has only been making capital expenditures to maintain current levels of operations during the past six years. Other than the aforementioned building acquisition in 1994, funding for capital expenditures has come primarily from the available balance on the finance agreement. The one significant exception is the bank loan signed in October 1999 to finance the acquisition of adjacent land parcels in Asheboro, North Carolina (see Note 5 regarding the payment in full of this $562,000 loan balance on November 8, 2000 as a result of a subsequent event discussed in
Note 14).

Net working capital, which consists primarily of accounts receivable and inventories less current liabilities, was $2,066,000 at October 28, 2000 and $3,686,000 at October 30, 1999. The ratio of current assets to current liabilities decreased to 1.17 to 1 at October 28, 2000, compared to 1.26 to 1 at October 30, 1999. Cash flows provided by operations in 2000 was a net inflow of $1,958,000 compared to a net cash inflow of $613,000 in 1999.

The Company is negotiating a new debt facility with an asset-based lender and has received a conditional commitment. As of February 9, 2001, the loan had not closed. If the Company is not able to establish a new debt facility with the asset-based lender in the near future, it believes that it will be able to generate necessary cash through the sale of its remaining 10 acre tract of land in Asheboro, North Carolina, to provide it additional time to establish a new debt facility. The continued viability of the Company in its present form is dependent upon, among other things its ability to successfully establish the necessary financial arrangements and to generate sufficient cash from operations to meet on-going obligations over a sustained period. Although no assurance can be given, management believes that the Company will be able to obtain the necessary financing and continue operating as a going concern.


                       B.B. WALKER COMPANY AND SUBSIDIARY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                  OPERATIONS AND FINANCIAL CONDITION, Continued


Sale of Property
----------------

The Company entered into a contract on February 4, 2000 to sell all of its approximately 25 acres in prime real property in Asheboro, North Carolina. Under this contract, the purchaser had until August 2, 2000 to examine the suitability of the property for its needs. In late July 2000, this contract was cancelled when one of the parties involved dropped out of the investment group. Immediately thereafter, the Company began negotiations with other prospective buyers for the same property. Subsequent to fiscal year ended October 28, 2000, the Company sold approximately 15 acres of its real property in Asheboro, North Carolina, which includes a building that houses manufacturing operations, warehousing, corporate offices, and a retail store of the Company. Concurrent with the sale of this property, the Company signed a five-year lease agreement with the buyer to rent approximately 57% of the building. The Company does not anticipate that the sale will cause a significant disruption in the Company's operations. After this sale, the Company retains approximately 10 adjacent acres which includes parking lots, three rental houses, and a non-related manufacturing facility which is no longer in use. The Company is in preliminary discussions with potential buyers regarding the sale of this property, but there can be no assurance that the Company will sell this property.


New Accounting Standards
------------------------

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This Statement requires that changes in the amounts of comprehensive income items, which are currently reported as separate components of equity, be shown in a financial statement, displayed as prominently as other financial statements. The common components of other comprehensive income would include foreign currency translation adjustments, minimum pension liability adjustments and/or unrealized gains or losses on available-for-sale securities. The Statement does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. At October 28, 2000, the Company does not have any items of other comprehensive income to report.

The Financial Accounting Standards Board has issued FASB Statement No. 133 Accounting for Derivative Instruments and Hedging Activities, and FASB Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which will be effective for the Company in 2001. Management anticipates that the adoption of the Statements will not have an effect on the Company. Management is also evaluating the SEC's Staff Accounting Bulletin No. 101, Revenue Recognition in
Financial Statements, and does not expect that its adoption will have any effect on the Company.

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

Factors that might cause actual results to differ materially from these forward-looking statements include (1) the effects of general economic conditions, (2) the impact of competitive products and pricing in the footwear industry, (3) failure to achieve anticipated sales results, (4) management's ability to accurately predict the effect of cost reductions, and (5) management's ability to secure the necessary financing arrangements to meet its working capital and capital expenditure requirements, and (6) failure to enter into a contract for the remaining 10 acres of the Asheboro, North Carolina property and if entered into, the consummation of the transaction provided for therein.

Quantitative and Qualitative Disclosures About Market Risk
----------------------------------------------------------

Because the Company's obligations under the bank credit agreement bear interest at floating rates, the Company is sensitive to changes in prevailing market rates. A 10% increase or decrease in market interest rates would not have a material impact on earnings during the next fiscal year.

                       B.B. WALKER COMPANY AND SUBSIDIARY
                                 STOCK PRICES


B.B. Walker Company common stock is publicly traded. Markets in B.B. Walker Company common stock are maintained by Scott & Stringfellow of Winston-Salem, North Carolina.

Approximately 1,169 shareholders own common stock in B.B. Walker Company, some shares of which are held by banks, brokers, investment trusts or nominees.
The largest shareholder is the Employee Stock Ownership Plan and Trust of B.B. Walker Company, which holds approximately 17.7% of the total shares issued and outstanding. At the last Annual Meeting of the Shareholders held on March 20, 2000, 73.0% of the shares outstanding were represented in person or by proxy at the meeting.


The following are the Bid and Ask quotations for the last two fiscal years:

                                       Bid Prices          Ask Prices
                                      High      Low       High       Low
                                     --------------      ---------------


      2000:
        First Quarter              $    1    $  3/4     $ 1 1/2  $ 1 1/2
        Second Quarter                 3/4      3/4       1 1/2    1 1/2
        Third Quarter                  3/4      3/4       1 1/2    1 1/2
        Fourth Quarter                 3/4      1/4       1 1/2      7/8

      1999:
        First Quarter              $ 1 1/2   $  3/4     $ 1 1/4  $  None
        Second Quarter               1 1/2    1 1/2        None     None
        Third Quarter                1 1/2    1 1/2        None     None
        Fourth Quarter               1 1/2       1        1 1/2     None



These Over-the-Counter market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.















                              B.B. WALKER COMPANY

OFFICERS
--------
KENT T. ANDERSON
Chairman and Chief Executive Officer

FRENCH P. HUMPHRIES                       JOYCE C. WALKER
Executive Vice President                  Chief Accountant

DOROTHY W. CRAVEN                         REBECCA S. RICH
Secretary                                 Assistant Secretary



DIRECTORS
---------
KENT T. ANDERSON                          EDNA A. WALKER
Chairman and Chief Executive Officer      President, B.B. Walker Foundation

ROBERT L. DONNELL, JR.                    MICHAEL C. MILLER
Retired                                   President
                                          First National Bank and Trust Co.

JAMES P. McDERMOTT                        GEORGE M. BALL
Retired                                   Chairman of the Board
                                          Philpott, Ball & Werner

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

NOTICE OF ANNUAL MEETING
The Annual Meeting of the Company's Shareholders will be held in the executive offices of B.B. Walker Company at 414 East Dixie Drive, Highway 64 East, Asheboro, North Carolina, at 7:00 p.m. EST on Monday night, March 19, 2001. A formal notice of the meeting, together with a proxy statement and proxy, will be mailed prior to the meeting. Shareholders who cannot attend are urged to exercise their right to vote by signing and promptly returning the proxy.

                              Inside Back Cover